   As filed with the Securities and Exchange Commission on September 17, 1999
                                                          Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                       AnswerThink Consulting Group, Inc.
             (Exact name of registrant as specified in its charter)


             Florida                            8748                   65-0750100
  (State or other jurisdiction      (Primary Standard Industrial    (I.R.S. Employer
of incorporation or organization)    Classification Code Number)   Identification No.)

                                 ---------------

                       AnswerThink Consulting Group, Inc.
                       1001 Brickell Bay Drive, Suite 3000
                              Miami, Florida 33131
                              Phone: (305) 375-8005
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                                Ted A. Fernandez
                 President, Chief Executive Officer and Chairman
                     c/o AnswerThink Consulting Group, Inc.
                       1001 Brickell Bay Drive, Suite 3000
                              Miami, Florida 33131
                              Phone: (305) 375-8005
     (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------

                                 With Copies to:

David B. H. Martin, Jr., Esq.                 Victoria A. Baylin, Esq.
   HOGAN & HARTSON L.L.P.             AKIN, GUMP, STRAUSS, HAUER & FELD L.L.P.
 555 Thirteenth Street, N.W.         1333 New Hampshire Avenue, N.W., Suite 400
   Washington, D.C. 20004                      Washington, D.C. 20036
       (202) 637-5600                              (202) 887-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                 ---------------

                         Calculation of Registration Fee
--------------------------------------------------------------------------------------------------
 Title of each class of                 Proposed maximum    Proposed maximum
    securities to be     Amount to be  offering price per  aggregate offering       Amount of
       registered         registered          unit                price         registration fee
--------------------------------------------------------------------------------------------------
Common Stock, par value    8,281,469       $10.07(a)         $119,134,837(a)       $33,120(b)
    $.001 per share
--------------------------------------------------------------------------------------------------

(a) Estimated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices for shares of common stock of Think New Ideas, Inc. as reported on the Nasdaq Stock Market and calculated as of September 15, 1999 and the 0.70 exchange ratio prescribed by the Agreement and Plan of Merger.

(b) A fee of $31,172 was previously paid by AnswerThink pursuant to Securities Exchange Act of 1934 Rule 14a-6 in connection with the filing of the preliminary Joint Proxy Statement/Prospectus on August 13, 1999. Pursuant to Securities Act of 1933 Rule 457(b), such fee is being credited against the registration fee.

================================================================================
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

[LOGO OF ANSWERTHINK]                                 [LOGO OF THINK NEW IDEAS]

                             ----------------------

                  8,281,469 Shares of AnswerThink Common Stock

                             ----------------------

Dear Stockholders:

         The AnswerThink Consulting Group, Inc. and Think New Ideas, Inc. boards of directors have each approved a merger agreement dated June 24, 1999, providing for a strategic business combination of Think New Ideas and AnswerThink. We believe the combined company will be able to create substantially more stockholder value than the companies can achieve individually.

         If we complete the merger, holders of Think New Ideas common stock will receive 0.70 shares of AnswerThink common stock for each Think New Ideas share. AnswerThink stockholders will continue to own their existing shares after the merger.

         AnswerThink will issue up to 8,281,469 shares of its common stock to Think New Ideas stockholders in the merger, based on outstanding shares, warrants and vested options on September 15, 1999. These shares will represent approximately 24% of the outstanding AnswerThink common stock after the merger. AnswerThink shares that AnswerThink stockholders own before the merger will represent approximately 76% of the outstanding AnswerThink shares after the merger.

         We are asking

         . AnswerThink stockholders to approve AnswerThink's issuance of shares in the merger; and

         . Think New Ideas stockholders to approve and adopt the merger agreement and approve the merger.

         We cannot complete the merger unless both of these proposals are approved.

               The dates, times and places of the meetings are:

For AnswerThink stockholders:               For Think New Ideas stockholders:

November 3, 1999, 11:00 a.m.                November 3, 1999, 9:00 a.m.
Hotel Inter-Continental Miami               Hyatt Regency
100 Chopin Plaza                            265 Peachtree Street, NE
Miami, Florida  33131                       Atlanta, Georgia 30303


Ted A. Fernandez                            Ronald Bloom
President, Chief Executive Officer          Chairman and Chief Executive Officer
and Chairman

--------------------------------------------------------------------------------
 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of AnswerThink common stock to be issued in the merger or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This joint proxy statement/prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal.
--------------------------------------------------------------------------------

         This joint proxy statement/prospectus is dated September 22, 1999 and first being mailed to stockholders on September 30, 1999.

                       AnswerThink Consulting Group, Inc.
                       1001 Brickell Bay Road, Suite 3000
                              Miami, Florida 33131
                             Phone: (305) 375-8005

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS



Time:
  11:00 a.m.


Date:
  Wednesday, November 3, 1999


Place:
  Hotel Inter-Continental Miami
  100 Chopin Plaza
  Miami, Florida  33131


Purpose:
  to approve AnswerThink's issuance of shares in the proposed merger with Think New Ideas, Inc.



Only stockholders of record on September 15, 1999 may vote at the meeting. Only stockholders or their proxy holders and AnswerThink guests may attend the meeting.



Your vote is important. Please complete, date, sign and return your proxy card in the enclosed envelope promptly.



By Order of the Board of Directors



Ted A. Fernandez
Chairman


Miami, Florida
September 30, 1999

                             Think New Ideas, Inc.
                        45 West 36th Street, 12th Floor
                            New York, New York 10018
                             Phone: (212) 629-6800

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS



Time:
  9:00 a.m.


Date:
  Wednesday, November 3, 1999


Place:
  Hyatt Regency
  265 Peachtree Street, NE
  Atlanta, Georgia 30303



Purpose:

  to approve and adopt the merger agreement and approve the merger with AnswerThink Consulting Group, Inc., as described in more detail in the accompanying joint proxy statement/prospectus and to consider and act upon such other proposals as may properly be brought before the meeting.



Only stockholders of record on the close of business on September 15, 1999 may vote at the meeting. Only stockholders or their proxy holders and Think New Ideas guests may attend the meeting.



Your vote is important. Please complete, date, sign and return your proxy card, which is solicited by the board of directors of Think New Ideas, in the enclosed envelope promptly.




By Order of the Board of Directors



Ronald Bloom
Chairman

New York, New York
September 30, 1999

                               TABLE OF CONTENTS

                                                                                                     Page
                                                                                                     ----
QUESTIONS AND ANSWERS ABOUT THE ANSWERTHINK/THINK NEW IDEAS MERGER.................................     1
SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS....................................................     4
 The Companies.....................................................................................     4
 Summary of the Transaction........................................................................     4
 Conditions to Completion of the Merger............................................................     4
 Votes Required for Approval.......................................................................     5
 Termination of the Merger Agreement...............................................................     5
 Termination Fee...................................................................................     6
 No Other Negotiations Involving Think New Ideas...................................................     6
 The Stock Option Agreement........................................................................     7
 The Voting Agreements.............................................................................     8
 Opinions of Financial Advisors....................................................................     8
 Accounting Treatment of the Merger................................................................     8
 Interests of Think New Ideas' Directors and Executive Officers in the Merger......................     8
 Restrictions on the Ability to Sell AnswerThink Stock.............................................     8
 Comparative Market Price Information..............................................................     8
THE ANSWERTHINK MEETING............................................................................    10
 Date, Time, Place and Purpose of AnswerThink's Meeting............................................    10
 Record Date and Outstanding Shares................................................................    10
 Vote and Quorum Required..........................................................................    10
 Share Ownership of Management and Other Affiliates................................................    10
 Broker Non-Votes; Abstentions.....................................................................    10
 Expenses of Proxy Solicitation....................................................................    10
 Voting of Proxies.................................................................................    11
 No Appraisal Rights...............................................................................    11
THE THINK NEW IDEAS MEETING........................................................................    12
 Date, Time, Place and Purpose of Think New Ideas' Meeting.........................................    12
 Record Date and Outstanding Shares................................................................    12
 Vote and Quorum Required..........................................................................    12
 Share Ownership of Management and Other Affiliates................................................    12
 Broker Non-Votes; Abstentions.....................................................................    12
 Expenses of Proxy Solicitation....................................................................    12
 Voting of Proxies.................................................................................    13
 No Appraisal Rights...............................................................................    13
RISK FACTORS.......................................................................................    14
 Risks Relating to the Merger......................................................................    14
 Risks Relating to AnswerThink's Business..........................................................    15
ANSWERTHINK CONSULTING GROUP, INC. UNAUDITED SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA..    21
ANSWERTHINK SELECTED CONSOLIDATED FINANCIAL DATA...................................................    22
THINK NEW IDEAS SELECTED CONSOLIDATED FINANCIAL DATA...............................................    23
THE MERGER.........................................................................................    24
 The Companies.....................................................................................    24
 Background of the Merger..........................................................................    25
 AnswerThink's Reasons for the Merger..............................................................    26
 Recommendation of AnswerThink's Board of Directors................................................    28
 Opinion of AnswerThink's Financial Advisor........................................................    28
 Financial Valuation Analyses......................................................................    29
 Factors Considered by the AnswerThink Board of Directors..........................................    31
 Think New Ideas' Reasons for the Merger...........................................................    31
 Recommendation of Think New Ideas' Board of Directors.............................................    33

                               TABLE OF CONTENTS

                                                                                                     Page
                                                                                                     ----
 Opinion of Think New Ideas' Financial Advisor.....................................................    33
 Interests of Think New Ideas' Directors and Executive Officers in the Merger......................    41
 Completion and Effectiveness of the Merger........................................................    42
 Structure of the Merger and Conversion of Think New Ideas Common Stock............................    42
 Exchange of Think New Ideas Stock Certificates for AnswerThink Stock Certificates.................    42
 Federal Income Tax Consequences of the Merger.....................................................    42
 Accounting Treatment of the Merger................................................................    44
 Restrictions on Sales of Shares by Affiliates of Think New Ideas and AnswerThink..................    44
 Regulatory Filings and Approvals Required to Complete the Merger..................................    44
 Listing on the Nasdaq National Market of AnswerThink Common Stock to be Issued in the Merger......    44
 Operations after the Merger.......................................................................    45
THE MERGER AGREEMENT...............................................................................    46
 Representations and Warranties....................................................................    46
 AnswerThink's and Think New Ideas' Conduct of Business Before the Merger's Completion.............    48
 Other Agreements..................................................................................    49
 No Other Negotiations Involving Think New Ideas...................................................    49
 Treatment of Think New Ideas Stock Options and Warrants...........................................    50
 Conditions to Completion of the Merger............................................................    50
 Termination of the Merger Agreement...............................................................    52
 Payment of Termination Fee........................................................................    53
 Extension, Waiver and Amendment of the Merger Agreement and Expenses..............................    54
RELATED AGREEMENTS.................................................................................    55
 The Stock Option Agreement........................................................................    55
 Think New Ideas Stockholders' Voting Agreement....................................................    56
 AnswerThink Stockholders' Voting Agreement........................................................    57
COMPARATIVE MARKET PRICE AND PER SHARE DATA........................................................    58
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION.......................................    60
COMPARISON OF RIGHTS OF HOLDERS OF ANSWERTHINK COMMON STOCK AND THINK NEW IDEAS COMMON STOCK.......    67
 Authorized Capital Stock..........................................................................    67
 Dividends.........................................................................................    67
 Election, Number, Classification and Removal of Directors.........................................    68
 Advance Notice Requirements.......................................................................    68
 Special Meetings of Stockholders..................................................................    69
 Stockholder Action by Written Consent.............................................................    69
 Anti-Takeover Provisions..........................................................................    70
 Amendment of Charter and Bylaws...................................................................    72
 Dissenters' and Appraisal Rights..................................................................    72
 Indemnification of Directors and Officers.........................................................    73
 Directors' Liability..............................................................................    74
 Stockholder Approval of Mergers...................................................................    74
OTHER MATTERS......................................................................................    75
STOCKHOLDER PROPOSALS..............................................................................    75
DOCUMENTS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS.......................    75
WHERE YOU CAN FIND MORE INFORMATION................................................................    76
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION...................................................    77
EXPERTS............................................................................................    77
LEGAL MATTERS......................................................................................    78

JOINT PROXY STATEMENT/PROSPECTUS
ANNEX A -- AGREEMENT AND PLAN OF MERGER............................................................  A-1
ANNEX B -- STOCK OPTION AGREEMENT..................................................................  B-1
ANNEX C -- OPINION OF RAYMOND JAMES & ASSOCIATES, INC..............................................  C-1
ANNEX D -- OPINION OF SALOMON SMITH BARNEY INC.....................................................  D-1

    QUESTIONS AND ANSWERS ABOUT THE ANSWERTHINK/THINK NEW IDEAS MERGER

Q:  What is the merger?

A: In the merger, Think New Ideas will become a wholly owned subsidiary of AnswerThink.

Q:  What will the stockholders of Think New Ideas receive in the merger?

A: Think New Ideas stockholders will receive 0.70 shares of AnswerThink common stock for each share of common stock of Think New Ideas that they own.

Q:  What happens to fractional shares?

A: No fractional shares of common stock of AnswerThink will be issued in the merger. Instead, stockholders of Think New Ideas who would be entitled to receive a fractional share of common stock of AnswerThink will receive a cash payment based on the market price of common stock of AnswerThink.

    For example, a holder of 121 shares of Think New Ideas common stock would receive 84 shares of AnswerThink common stock. That holder would also receive $10.28 in cash, assuming the AnswerThink common stock market price at the closing equals $14.69, which was the market price on September 15, 1999.

Q:  What happens to options and warrants?

A: Holders of options or warrants to purchase shares of Think New Ideas common stock will receive options or warrants, as applicable, to purchase shares of AnswerThink common stock after the merger closes. The price for and number of shares of AnswerThink common stock these holders will be able to purchase under their options and warrants will be adjusted for the 0.70 exchange ratio.

Q:  What happens to existing AnswerThink stockholders?

A: AnswerThink stockholders will continue to own their shares of AnswerThink common stock after the merger.

Q: Do the boards of directors of AnswerThink and Think New Ideas recommend voting in favor of the merger?

A: Yes. The board of directors of Think New Ideas unanimously recommends that its stockholders vote in favor of the merger agreement and the merger. Likewise, the board of directors of AnswerThink unanimously recommends that its stockholders vote in favor of the issuance of AnswerThink common stock in the merger. For a more complete description of the recommendations of the boards of directors of Think New Ideas and AnswerThink, see the sections entitled "AnswerThink's Reasons for the Merger" on page 26, "Recommendation of AnswerThink's Board of Directors" on page 28, "Think New Ideas' Reasons for the Merger" on page 31 and "Recommendation of Think New Ideas' Board of Directors" on page 33.

Q: Are there risks that stockholders of Think New Ideas should consider in deciding whether to vote in favor of the merger?

A: Yes. For example, the value of the shares of AnswerThink that stockholders of Think New Ideas will receive in the merger may go up or down as the market price of AnswerThink common stock goes up or down. The exchange ratio to determine the number of shares of AnswerThink common stock that Think New Ideas stockholders will receive in the merger is fixed and will not change. As a result, the value of the AnswerThink shares received in the merger will not be known prior to the time of the merger. We urge you to obtain current market quotations of AnswerThink common stock and Think New Ideas common stock.

     In evaluating the merger, stockholders of Think New Ideas should carefully consider these and other factors discussed in the section entitled "Risk Factors" on page 14.

Q:   What do I need to do now?

A: Vote by marking your proxy card, sign and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. If you do not include instructions on how to vote your properly signed proxy, shares represented by the proxy will be voted:

     . "FOR" approval and adoption of the merger agreement and approval of the merger, for Think New Ideas stockholders; and

     . "FOR" approval of the issuance of shares of AnswerThink common stock in the merger, for AnswerThink stockholders.

     For a more complete description of voting, see the sections entitled "Voting of Proxies" on pages 11 and 13.

Q:   What do I do if I want to change my vote after I mail my proxy card?

A: If you want to change your vote, send the secretary of Think New Ideas or AnswerThink, as applicable, a later-dated, signed proxy card before your meeting or attend your meeting in person and vote. You may also revoke your proxy by sending written notice to the secretary of Think New Ideas or AnswerThink, as applicable, before your meeting.

     For a more complete description of how to change your vote, see the sections entitled "Voting of Proxies" on pages 11 and 13.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote by following the information your broker will provide you.

     For a more complete description of voting shares held in "street name," see the sections entitled "Voting of Proxies" on pages 11 and 13.

Q: Should stockholders of Think New Ideas send in their stock certificates now?

A: No. After the merger is completed, AnswerThink will send written instructions for exchanging Think New Ideas stock certificates for AnswerThink stock certificates.

Q:   When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible. We hope to complete the merger during the fourth quarter of 1999.

     For a more complete description of the conditions to the merger, see the section entitled "Conditions to Completion of the Merger" on page 50.

Q: Will stockholders of Think New Ideas recognize a gain or loss on the transaction?

A: If the merger is completed, stockholders of Think New Ideas should not recognize gain or loss for United States federal income tax purposes, except for any gain or loss that results from cash received instead of fractional shares. However, Think New Ideas stockholders should consult their own tax advisors to determine their particular tax consequences.

     For a more complete description of the tax consequences, see the section entitled "Federal Income Tax Consequences of the Merger" on page 42.

Q:   Am I entitled to dissenters' or appraisal rights?

A: Neither AnswerThink stockholders nor Think New Ideas stockholders are entitled to dissenters' or appraisal rights in the merger.

Q:   Whom should I call with questions about the merger?

A: Think New Ideas stockholders should call Think New Ideas Investor Relations at (212) 216-0146. AnswerThink stockholders should call AnswerThink Investor Relations at (305) 375-8005.

     You may also obtain additional information about AnswerThink and Think New Ideas from documents each of us files with the Securities and Exchange Commission by following the instructions in the section entitled "Where You Can Find More Information" on page 76.

                 SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

The Companies

         AnswerThink. AnswerThink provides integrated consulting and technology enabled solutions focused on the Internet and the electronic commerce marketplace. AnswerThink delivers a wide range of integrated services as part of its solutions.

         Think New Ideas. Think New Ideas provides integrated marketing, communications and technology solutions to large organizations. Think New Ideas' solutions enable its clients to utilize the Internet and other interactive technologies to enhance their competitive positions.

Summary of the Transaction

         In the merger, Think New Ideas will become a wholly owned subsidiary of AnswerThink. We have attached a copy of the merger agreement to this joint proxy statement/prospectus as Annex A. We encourage you to read the merger agreement carefully. We discuss the merger agreement more fully beginning on page 46.

         We believe the merger will provide us with the opportunity to realize several benefits, including the following:

      . the merger will combine the "front end" marketing strategy and creative Internet design resources of Think New Ideas with the "back end" Internet development and integration, and process redesign resources of AnswerThink to create a powerful "end-to-end" service provider for existing and prospective customers;

      . the merger will create a larger, more diverse consulting firm, enabling us to compete more effectively against other large, integrated consulting firms, and technology and interactive marketing solutions providers by providing us with the capacity necessary to undertake larger projects;

      . the merger will combine the particular strengths of our companies and will provide opportunities for generating significant incremental revenue through cross-selling of services to our existing clients;

      .  the merger adds talent and depth to our respective practices; and

      . the merger is expected to result in the elimination of some duplicative costs and the achievement of some operating efficiencies.

         There are also potential detriments to the merger, including the following:

      .  operational and strategic challenges to integrating the two companies;
         and

      .  the effect of the merger on key third party relationships.

         We believe the merger's potential benefits outweigh the potential detriments. However, the merger's potential benefits may not be achieved. See the sections entitled "Risk Factors" on page 14, "Risks Relating to the Merger" on page 14, "AnswerThink's Reasons for the Merger" on page 26, and "Think New Ideas' Reasons for the Merger" on page 31.

Conditions to Completion of the Merger

         Our respective obligations to complete the merger are subject to the prior satisfaction or waiver of conditions. The conditions that must be satisfied or waived before we can complete the merger include the following, subject to exceptions and qualifications:

      . Think New Ideas' stockholders must approve and adopt the merger agreement and approve the merger;

      . AnswerThink's stockholders must approve the issuance of shares of AnswerThink common stock in the merger;

      . no injunction or order preventing the merger's completion may be in effect;

      . any applicable waiting periods under antitrust laws must expire or be terminated;

      . each of us must obtain all material permits, authorizations, consents and approvals needed to complete the merger;

      . each of our respective independent accountants must have delivered to each of us a letter to the effect that the merger will qualify for pooling-of-interests accounting treatment;

      . Think New Ideas and its stockholders must receive an opinion of tax counsel to the effect that the merger will qualify as a tax-free reorganization;

      . no material adverse effect may have occurred with respect to Think New Ideas or AnswerThink;

      . we must have complied in all material respects with our respective agreements in the merger agreement;

      . there must be no changes in the current securities litigation involving Think New Ideas which would increase the likelihood in any material respect that Think New Ideas or any of its directors or officers will be liable for damages or losses, or that they will be found to have engaged in fraudulent actions, not covered by Think New Ideas' insurance policies; and

      . there must be evidence that the current Think New Ideas directors' and officers' insurance policies regarding matters occurring before the merger will be extended and remain in full force and effect.

         If either AnswerThink or Think New Ideas waives any conditions, we will each consider the facts and circumstances at that time. We will then make a determination as to whether we should resolicit proxies from you.

         For a more complete description of the conditions to completion of the merger, see the section entitled "Conditions to Completion of the Merger" on page 50.

Votes Required for Approval

         The holders of a majority of the outstanding shares of Think New Ideas common stock owned as of September 15, 1999, the Think New Ideas record date, must approve and adopt the merger agreement and approve the merger. Think New Ideas stockholders are entitled to cast one vote per share of Think New Ideas common stock. Think New Ideas stockholders holding approximately 18% of Think New Ideas common stock as of the Think New Ideas record date have already agreed to vote in favor of the merger.

         The holders of a majority of the voting power of the shares of AnswerThink common stock owned as of September 15, 1999, the AnswerThink record date, which are represented in person or by proxy at the AnswerThink meeting must approve the issuance of shares of AnswerThink common stock in the merger. AnswerThink stockholders are entitled to cast one vote per share of AnswerThink common stock. AnswerThink stockholders holding approximately 35% of AnswerThink common stock as of the AnswerThink record date have agreed to vote in favor of the merger.

         For a more complete description of the votes required for approval of the merger see the sections entitled "Vote and Quorum Required" on pages 10 and 12, and "Voting of Proxies" on pages 11 and 13.

Termination of the Merger Agreement

         The merger agreement may be terminated at any time before the completion of the merger, as summarized below.

         The merger agreement may be terminated by our mutual consent.

         In addition, subject to qualifications, either of us may terminate the merger agreement if:

      . the conditions to completion of the merger are not satisfied because, subject to a materiality qualification and an opportunity to cure: (1) the other fails to perform any of the covenants or obligations under any agreements in the merger agreement or (2) a representation or warranty of the other in the merger agreement was or becomes untrue;

      . a final court order prohibiting the merger is issued and is no longer subject to appeal;

      . the merger is not completed by March 20, 2000, without the fault of the terminating party;

      . the Think New Ideas stockholders do not approve the merger at the Think New Ideas special meeting; or

      . the AnswerThink stockholders do not approve the issuance of AnswerThink shares at the AnswerThink special meeting.

         AnswerThink may terminate the merger agreement and collect a $6.0 million termination fee from Think New Ideas if:

      . Think New Ideas' board of directors withdraws or adversely modifies its recommendation of the merger agreement;

      . a person makes a tender offer or exchange offer for 20% or more of Think New Ideas' common stock and the Think New Ideas board of directors, within 10 business days after the offer is made, either (a) does not recommend that the offer be rejected or (b) takes no position as to the offer;

      . Think New Ideas materially breaches the option agreement, which we describe on page 55; or

         AnswerThink may also terminate the merger agreement, without collecting a termination fee from Think New Ideas, if any person, or any group which may be formed, other than AnswerThink, Think New Ideas and their affiliates, beneficially owns 50% or more of Think New Ideas' outstanding capital stock.

         Think New Ideas may terminate the merger agreement if its board of directors (a) determines to recommend a superior acquisition proposal to its stockholders, (b) gives notice to AnswerThink and (c) pays a $6.0 million termination fee and one half of the expenses related to printing, filing and mailing of this joint proxy statement/prospectus.

         For a more complete description of the manner in which the merger agreement may be terminated, see the section entitled "Termination of the Merger Agreement" on page 52.

Termination Fee

         Think New Ideas has agreed to pay AnswerThink a termination fee of $6.0 million in some cases, and, in other cases, we have each agreed to pay to the other a termination fee of $3.0 million, if the merger agreement is terminated. We describe the circumstances that will give rise to each of these payments in the section entitled "Payment of Termination Fee" on page 53.

No Other Negotiations Involving Think New Ideas

         Until the merger is completed or the merger agreement is terminated, Think New Ideas has generally agreed not to initiate, solicit, encourage or facilitate any inquiries or engage in discussions that could be expected to result in a proposal to acquire a significant portion of the securities or assets of Think New Ideas. Think New Ideas has agreed to promptly inform AnswerThink if it receives any acquisition proposal. Think New Ideas has also agreed to inform AnswerThink of the status and details of any acquisition proposal. Generally, if Think New Ideas receives a proposal that is superior to the AnswerThink merger, it may recommend the superior proposal to its stockholders, provided it gives notice and makes required payments to AnswerThink, and would breach its fiduciary duties by not recommending the superior proposal. Notwithstanding such a superior proposal to Think New Ideas, AnswerThink will retain its option to purchase Think New Ideas common stock under the option agreement and the termination fees under the merger agreement will still apply.

         For a more complete description of these limitations on Think New Ideas' actions, see the sections entitled "Termination of the Merger Agreement" on page 52, "Payment of Termination Fee" on page 53 and "No Other Negotiations Involving Think New Ideas" on page 49 of this joint proxy statement/prospectus.

The Stock Option Agreement

         Think New Ideas granted AnswerThink an option to buy up to 2,008,288 shares of Think New Ideas common stock, subject to adjustment. The exercise price of the option is $18.50 per share. The option is not currently exercisable. Generally, AnswerThink may exercise the option in whole or in part if the merger agreement is terminated because:

      . the Think New Ideas board of directors withdraws, or adversely modifies, its recommendation of the merger agreement or announces or discloses its intention to do so;

      . Think New Ideas' board of directors recommended or resolved to recommend to Think New Ideas' stockholders an Acquisition Proposal;

      . a person makes a tender offer or exchange offer for 20% or more of Think New Ideas' common stock and the Think New Ideas board of directors, within 10 business days after the offer, does not recommend that the offer be rejected or takes no position as to the offer;

      .  Think New Ideas materially breaches the stock option agreement;

      . Think New Ideas' board of directors determines to recommend a superior proposal to Think New Ideas' stockholders, and Think New Ideas gives required notice and pays the required termination fee to AnswerThink;

      .  Think New Ideas' stockholders do not approve the merger;

      . Think New Ideas fails to perform any of its obligations under the merger agreement;

      . Think New Ideas materially breaches a representation or warranty in the merger agreement; or

      . the merger does not close on or before March 20, 2000, because Think New Ideas does not fulfill an obligation under the merger agreement, subject to Think New Ideas' right to request an additional 90 days to fulfill its obligations.

         AnswerThink required Think New Ideas to grant the option as a condition to entering into the merger agreement. AnswerThink did this to increase the likelihood that the merger will be completed. The option may discourage third parties from acquiring a significant stake in Think New Ideas because if the merger agreement is terminated and the option becomes exercisable, Think New Ideas would be unable to account for future transactions as a pooling-of-interests for a period of two years.

         For a more complete description of the stock option agreement, see the section entitled "The Stock Option Agreement" on page 55. The stock option agreement is attached to this joint proxy statement/prospectus as Annex B, and you are urged to read it in its entirety.

The Voting Agreements

     Eleven Think New Ideas stockholders, who owned 1,819,397 shares of Think New Ideas common stock as of the Think New Ideas record date, have entered into a voting agreement with AnswerThink. Under the voting agreement, these stockholders have given AnswerThink an irrevocable proxy to vote all shares of Think New Ideas common stock they own in favor of the merger. Twenty-two AnswerThink stockholders, who owned 12,145,788 shares of AnswerThink common stock as of the AnswerThink record date, have entered into a similar voting agreement with Think New Ideas under which Think New Ideas can vote all of their AnswerThink common stock in favor of AnswerThink's issuance of shares in the merger. For a more complete description of these voting agreements, see the sections entitled "Think New Ideas Stockholders' Voting Agreement" and "AnswerThink Stockholders' Voting Agreement" on pages 56 and 57.

Opinions of Financial Advisors

     In deciding to approve the merger, our boards of directors considered opinions from our respective financial advisors as to the fairness of the exchange ratio from a financial point of view. AnswerThink received an opinion from its financial advisor, Raymond James & Associates, Inc., and Think New Ideas received an opinion from its financial advisor, Salomon Smith Barney Inc.

     For a more complete description of the financial advisors' opinions see the sections entitled "Opinion of AnswerThink's Financial Advisor" on page 28 and "Opinion of Think New Ideas' Financial Advisor" on page 33. These opinions are attached as Annexes C and D, respectively. We urge you to read them.

Accounting Treatment of the Merger

     We intend to account for the merger as a "pooling-of-interests" for financial accounting purposes, in accordance with generally accepted accounting principles and SEC rules. To help ensure that we can account for the merger as a pooling-of-interests, affiliates of AnswerThink and Think New Ideas have entered into agreements that restrict their ability to sell or encumber their shares of AnswerThink or Think New Ideas common stock, as applicable, for a period of time beginning 30 days before the closing of the merger. For a more complete description of the accounting treatment of the merger see the section entitled "Accounting Treatment of the Merger" on page 44. For a more complete description of the affiliate agreements, see the section entitled "Restrictions on Sales of Shares by Affiliates of Think New Ideas and AnswerThink" on page 44.

Interests of Think New Ideas' Directors and Executive Officers in the Merger

     When considering the recommendations of Think New Ideas' board of directors, you should be aware that Ronald Bloom, Think New Ideas' Chairman and Chief Executive Officer, has interests in the merger that are different from, or are in addition to, yours. Mr. Bloom will become a director of AnswerThink if the merger closes and an executive officer of the combined company.

Restrictions on the Ability to Sell AnswerThink Stock

     All shares of AnswerThink common stock received by Think New Ideas stockholders in the merger will be freely transferable unless the holder is considered an affiliate of either of AnswerThink or Think New Ideas under the federal securities laws or the transfer is restricted by an affiliate letter signed by the holder.

     For a more complete description of transfer restrictions applicable to our affiliates, see the section entitled "Restrictions on Sales of Shares by Affiliates of Think New Ideas and AnswerThink" on page 44.

Comparative Market Price Information

     Shares of common stock of both AnswerThink and Think New Ideas are listed on the Nasdaq National Market. On June 24, 1999, the last full trading day prior to the public announcement of the merger, AnswerThink's common stock closed at $27.75 per share, and Think New Ideas' common stock closed at $16.50 per share. On

September 15, 1999, AnswerThink's common stock closed at $14.69 per share, and Think New Ideas' common stock closed at $9.88 per share. We urge you to obtain current market quotations.

     For a more complete description of market price information, see the section entitled "Comparative Per Share Market Price Data" on page 58.

     This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents we reference for a more complete understanding of the merger. In particular, you should read the documents attached to this joint proxy statement/prospectus, including the merger agreement, which is attached as Annex A, the stock option agreement, which is attached as Annex B, the opinion of Raymond James which is attached as Annex C, and the opinion of Salomon Smith Barney Inc., which is attached as Annex D.

     In addition, we incorporate by reference important business and financial information about AnswerThink and Think New Ideas into this joint proxy statement/prospectus. See "Documents Incorporated by Reference in this Joint Proxy Statement/Prospectus" on page 75. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 76.

                            THE ANSWERTHINK MEETING

Date, Time, Place and Purpose of AnswerThink's Meeting

     AnswerThink's special meeting of stockholders will be held at 11:00 a.m., local time, on Wednesday, November 3, 1999 at the Hotel Inter-Continental Miami, 100 Chopin Plaza, Miami, Florida 33131. At the meeting, stockholders will be asked to approve the issuance of AnswerThink's shares in the merger. The merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Record Date and Outstanding Shares

     Only holders of record of AnswerThink common stock at the close of business on September 15, 1999, the AnswerThink record date, are entitled to notice of and to vote at the meeting. As of the close of business on the AnswerThink record date, there were 34,796,733 shares of AnswerThink common stock outstanding and entitled to vote. These shares were held of record by approximately 390 stockholders, although AnswerThink has been informed that there are in excess of 5,200 beneficial owners.

Vote and Quorum Required

     Holders of AnswerThink's common stock are entitled to one vote for each share held. Approval of the share issuance in the merger requires the affirmative vote of the holders of a majority of the shares of AnswerThink common stock present in person or by proxy at the meeting and entitled to vote on the share issuance. Holders of a majority of the AnswerThink common stock issued, outstanding and entitled to vote at the meeting must be present in person or by proxy to constitute a quorum.

Share Ownership of Management and Other Affiliates

     Directors, executive officers and their affiliates owning 12,137,506 shares of AnswerThink common stock, or approximately 35% of the outstanding shares, on the AnswerThink record date, have executed a voting agreement with Think New Ideas, under which they have given Think New Ideas an irrevocable proxy to vote their shares in favor of the share issuance. See "AnswerThink Stockholders' Voting Agreement" on page 57.

Broker Non-Votes; Abstentions

     Broker non-vote shares and abstentions will be included in determining the number of shares represented at the meeting. Because the share issuance must be approved by a majority of the shares present and entitled to vote at the meeting, broker non-votes will not count as votes for or against the share issuance, and abstentions will count as votes against the share issuance. A broker, bank, custodian, nominee or other record holder of AnswerThink common stock may indicate on a proxy that it does not have discretionary authority to vote some shares on a particular matter. This is a broker non-vote.

Expenses of Proxy Solicitation

     AnswerThink will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, AnswerThink and its agents also may solicit proxies by mail, telephone, telegraph or in person. AnswerThink has retained a proxy solicitation firm, Corporate Investor Communications, Inc., to aid it in the solicitation process. AnswerThink will pay that firm a fee equal to $5,500, plus an additional amount for each stockholder contacted plus expenses. Following the original mailing of the proxies and other soliciting materials, AnswerThink will request brokers, custodians, nominees and other record holders of AnswerThink common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of AnswerThink common stock and to request authority for the exercise of proxies. In such cases, AnswerThink, upon the request of the record holders, will reimburse these holders for their reasonable expenses.

Voting of Proxies

     The AnswerThink proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the AnswerThink board of directors for use at the AnswerThink special meeting. Please complete, date and sign the accompanying AnswerThink proxy and promptly return it in the enclosed AnswerThink envelope. All properly signed proxies received by AnswerThink prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve the share issuance.

     You may revoke your AnswerThink proxy at any time before it is exercised at the meeting by taking any of the following actions:

  . delivering to AnswerThink's secretary a written notice bearing a date later than the date of the proxy, stating that the proxy is revoked;

  . signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

  . attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote them at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

No Appraisal Rights

     Holders of AnswerThink common stock are not entitled to dissenters' rights or appraisal rights with respect to the share issuance.

                          THE THINK NEW IDEAS MEETING

Date, Time, Place and Purpose of Think New Ideas' Meeting

     Think New Ideas' special meeting of stockholders will be held at 9:00 a.m., local time, on Wednesday, November 3, 1999 at the Hyatt Regency, 265 Peachtree Street, NE, Atlanta, Georgia 30303. At the meeting, stockholders will be asked to approve and adopt the merger agreement and approve the merger. The merger agreement is attached to this joint proxy statement/prospectus as Annex A.

Record Date and Outstanding Shares

     Only holders of record of Think New Ideas common stock at the close of business on September 15, 1999, the Think New Ideas record date, are entitled to notice of and to vote at the meeting. As of the close of business on the Think New Ideas record date, there were 10,106,327 shares of Think New Ideas common stock outstanding and entitled to vote. These shares were held of record by approximately 180 stockholders, although Think New Ideas has been informed that there are in excess of 400 beneficial owners.

Vote and Quorum Required

     Holders of a majority of the Think New Ideas common stock issued, outstanding and entitled to vote at the meeting must be present in person or by proxy to constitute a quorum. If a quorum is not present, the meeting may be adjourned until a quorum is obtained. Each stockholder is entitled to one vote for each share of Think New Ideas common stock held. The affirmative vote of a majority of the outstanding shares of Think New Ideas common stock is required to approve and adopt the merger agreement and approve the merger. If no instructions are indicated on an otherwise properly executed proxy, the shares of common stock represented by the proxy will be voted as recommended by the board of directors of Think New Ideas.

Share Ownership of Management and Other Affiliates

     Directors, executive officers and their affiliates owning 1,780,507 shares of Think New Ideas common stock, or approximately 18% of the outstanding shares, on the Think New Ideas record date, have executed a voting agreement with AnswerThink, under which they have given AnswerThink an irrevocable proxy to vote their shares in favor of approval and adoption of the merger agreement and approval of the merger. See "Think New Ideas Stockholders' Voting Agreement" on page 56.

Broker Non-Votes; Abstentions

     Abstentions and broker non-votes will be counted for purposes of determining the presence (or absence) of a quorum for the transaction of business at the special meeting but will not be counted as an affirmative vote for purposes of determining whether the merger has been approved.

Expenses of Proxy Solicitation

     Think New Ideas will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Think New Ideas and its agents also may solicit proxies by mail, telephone, telegraph or in person. Think New Ideas has retained the services of Georgeson & Company Inc. to assist in the solicitation of proxies and will pay a fee of $6,500 plus reimbursement of expenses for such services. Following the original mailing of the proxies and other soliciting materials, Think New Ideas will request brokers, custodians, nominees and other record holders of common stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and to request authority for the exercise of proxies. Upon the request of the record holders, Think New Ideas will reimburse them for their reasonable expenses.

Voting of Proxies

     The Think New Ideas proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Think New Ideas board of directors for use at the Think New Ideas special meeting. Please complete, date and sign the accompanying Think New Ideas proxy and promptly return it in the enclosed Think New Ideas envelope. All properly signed proxies received by Think New Ideas prior to the vote at the meeting that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, to approve and adopt the merger agreement and approve the merger.

     You may revoke your Think New Ideas proxy at any time before it is exercised at the meeting, by taking any of the following actions:

  . delivering to the Think New Ideas secretary a written notice bearing a date later than the date of the proxy, stating that the proxy is revoked;

  . signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

  . attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

     Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote them at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

No Appraisal Rights

     Holders of Think New Ideas common stock are not entitled to dissenters' rights or appraisal rights with respect to the merger.

     Holders of Think New Ideas common stock should not send any certificates representing Think New Ideas common stock. Following the effective time of the merger, holders of Think New Ideas common stock will receive instructions for the surrender and exchange of their stock certificates.

                                  RISK FACTORS

         The terms of the merger involve certain risk factors. By voting in favor of the merger, Think New Ideas stockholders will also be choosing to invest in AnswerThink common stock, which in itself involves risks. In addition to the other information contained or incorporated by reference in this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

Risks Relating to the Merger

         The Value of the AnswerThink Common Stock Received in the Merger Could Be Reduced If the Market Value of AnswerThink's Common Stock Decreases.

         If we complete the merger, each share of Think New Ideas common stock will be exchanged for 0.70 shares of AnswerThink common stock. This exchange ratio is fixed and will not be adjusted if the market price of AnswerThink's common stock changes. A drop in AnswerThink's stock price before the closing of the merger will result in a drop in the value that Think New Ideas stockholders will receive in the merger. Also, Think New Ideas is not permitted to abandon the merger or resolicit its stockholders' approval solely because of changes in the market price of AnswerThink common stock. Accordingly, the specific value of AnswerThink common stock that Think New Ideas stockholders will receive may decrease between now and completion of the merger.

         We May Not Realize the Merger's Potential Benefits.

         We entered into the merger agreement with the expectation that the merger will result in benefits including incremental revenues and potential cost savings. We can only achieve these benefits and savings if we can integrate our culture, processes, technology, operations and personnel timely and efficiently. If we fail to do this, we may lose customers or key employees, or expected cost savings may not be achieved. This integration could also divert our attention from operations. Among the challenges involved in this integration is demonstrating to our customers that the merger will not result in adverse changes in client service standards or business focus and persuading our personnel that our business cultures are compatible. We may not be able to integrate our businesses timely or successfully and may not be able to realize any of the merger's anticipated benefits or cost savings. If we fail to do these things, it could effect the value of AnswerThink's common stock, impair AnswerThink's finances and business prospects after the merger.

         Think New Ideas' Chairman and Chief Executive Officer Has Different Interests from You in Connection with the Merger.

         Ronald Bloom, Think New Ideas' Chairman and Chief Executive Officer, will become a director and executive officer of AnswerThink if the merger closes. As a result, Mr. Bloom could be more likely to vote to approve the merger agreement and the merger than if he did not hold these interests.

         We May Lose Rights Under Our Contracts with Third Parties If We Do Not Obtain Consents and Waivers.

         We each have contracts with many of our suppliers, customers, licensors, licensees, and other business partners. Under some of these contracts, we have to obtain the consent, waiver, or approval of these other parties in connection with the merger agreement. If we cannot do so, we may lose the right to use intellectual property or other rights that are necessary for the operation of our business. We have agreed to use all reasonable efforts to secure the necessary consents, waivers and approvals. However, we cannot assure you that we will be able to obtain all of the necessary consents, waivers, and approvals. Our failure to do so could impair AnswerThink's finances and business prospects, as well as Think New Ideas' client relationships.

         If We Fail to Complete the Merger, We Might Suffer Financial Harm.

         If Think New Ideas does not complete the merger, it may be subject to a number of material risks, including the following:

      . Think New Ideas may be required to pay AnswerThink a termination fee of either $6 million or $3 million, depending on the circumstances;

      . an option granted to AnswerThink to purchase up to 19.9% of the outstanding shares of Think New Ideas' common stock for $18.50 per share may become exercisable; and

      . the market price of Think New Ideas common stock may decline to the extent that its current market price reflects a market assumption that the merger will be completed.

Also, the public announcement of our failure to complete the merger could have an adverse effect on both of our:

      .  sales and operating results;

      .  stock values; and

      . abilities to attract and retain key management, marketing, and technical personnel.

You should note that we will both have to pay the costs related to the merger, such as legal, accounting, and financial advisor fees, even if we do not close the merger.

         If the merger is terminated and the Think New Ideas board of directors determines to seek another merger or business combination, because of AnswerThink's option to acquire Think New Ideas common stock and the termination fee Think New Ideas may be required to pay AnswerThink, we cannot assure you that Think New Ideas will be able to find a partner willing to pay an equivalent or more attractive price than the merger consideration. In addition, while the merger agreement is in effect and, subject to exceptions, Think New Ideas is prohibited from soliciting, initiating, knowingly encouraging, or entering into extraordinary transactions such as a merger, sale of assets, or other business combination with any party other than AnswerThink. Furthermore, if the merger agreement is terminated and the AnswerThink option to purchase Think New Ideas common stock becomes exercisable, Think New Ideas will not be able to account for future transactions as a "pooling-of-interests" for a period of two years. This inability to obtain pooling-of-interests accounting treatment could adversely affect Think New Ideas' ability to enter into future transactions.

Risks Relating to AnswerThink's Business

         AnswerThink has a limited combined operating history and a history of losses.

         AnswerThink was formed in April 1997. AnswerThink has grown substantially since then, both internally and through acquisitions. Although some businesses AnswerThink has acquired have operated for some time, AnswerThink has a limited history of combined operations. Consequently, its historical financial information is not a good predictor of its future financial condition and performance. AnswerThink had a net loss of $31.7 million for the year ended January 1, 1999. AnswerThink has been expending significant funds to build its infrastructure and hire consultants. AnswerThink's operating results and financial condition will be adversely affected if its revenue does not increase to cover its operating expenses. AnswerThink cannot assure you that it will successfully increase its revenue or generate net income.

         AnswerThink's quarterly operating results may vary.

         AnswerThink's financial results may fluctuate from quarter to quarter. In future quarters, AnswerThink's operating results may not meet public market analysts' and investors' expectations. If that happens, the price of AnswerThink's common stock may fall. Many factors can cause these fluctuations, including

      .  the number, size, timing and scope of projects;

      .  customer concentration;

      .  long and unpredictable sales cycles;

      .  contract terms of projects;

      .  degrees of completion of projects;

      .  project delays or cancellations;

      .  competition for and utilization of employees;

      .  how well we estimate the resources we need to complete projects;

      .  the integration of acquired businesses;

      .  pricing changes in the industry; and

      .  economic conditions specific to information technology consulting.

A high percentage of AnswerThink's operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, if AnswerThink experiences unanticipated changes in projects or in employee utilization rates, AnswerThink could experience large variations in quarterly operating results and losses in any particular quarter. Due to these factors, we believe you should not compare AnswerThink's quarter-to-quarter operating results to predict future performance.

         AnswerThink is growing quickly. Future growth of AnswerThink's business could make it difficult to manage resources.

         AnswerThink is experiencing substantial growth which it may not be able to manage effectively. AnswerThink's business, financial condition and results of operations will be materially and adversely affected if AnswerThink fails to manage growth effectively. AnswerThink plans to continue to expand its consulting organization, both internally and through acquisitions. Growth has stretched and will continue to stretch AnswerThink's resources. We expect that AnswerThink will need to continue to hire and retain management personnel and other employees. In addition, we must set fixed-price fees accurately, maintain high employee utilization rates and maintain project quality, particularly if the average size of our projects continues to increase.

         AnswerThink has risks associated with potential acquisitions or investments.

         Since AnswerThink was founded, it has significantly expanded through acquisitions. In the future, AnswerThink plans to pursue additional acquisitions. AnswerThink will do this to:

      .  recruit well-trained, high-quality professionals;

      .  expand its service offerings;

      .  gain additional industry expertise;

      .  broaden its client base; and

      .  expand its geographic presence.

AnswerThink may not be able to integrate successfully recent or future acquired businesses without substantial expense, delays or other operational or financial problems. AnswerThink may not be able to identify, acquire or profitably manage additional businesses. AnswerThink may also require debt or equity financing for future acquisitions that may not be available on terms favorable to AnswerThink, if at all. Also, acquisitions may involve a number of risks, including:

      .  diversion of management's attention;

      .  failure to retain key acquired personnel;

      .  unanticipated events or circumstances;

      .  legal liabilities; and

      .  amortization of acquired intangible assets.

AnswerThink cannot assure you that client satisfaction or performance problems at a single acquired firm will not have a material adverse impact on AnswerThink's reputation as a whole. Further, AnswerThink cannot assure you that its recent or future acquired businesses will generate anticipated revenues or earnings. Any one of these risks could harm AnswerThink's business.

         AnswerThink may not be able to hire, train, motivate, retain and manage professional staff.

         To succeed, AnswerThink must hire, train, motivate, retain and manage highly-skilled employees. Competition for skilled employees who can perform the services AnswerThink offers is intense. AnswerThink might not be able to hire enough of them or to train, motivate, retain and manage the employees it hires. This could hinder AnswerThink's ability to complete existing projects and bid for new projects. Hiring, training, motivating, retaining and managing employees with the skills AnswerThink needs is time-consuming and expensive.

         AnswerThink could lose money on its contracts.

         As part of its strategy, AnswerThink enters into capped or fixed-price contracts, in addition to contracts based on payment for time and materials. If AnswerThink miscalculates the resources or time needed for these projects, its business could be harmed.

         AnswerThink's markets are highly competitive.

         AnswerThink competes in markets that are intensely competitive and rapidly changing. We may not compete successfully with our competitors. We currently compete for client assignments and experienced personnel principally with the following:

      .  large accounting firms;

      .  systems consulting and implementation firms;

      .  service functions of application software firms;

      .  service functions of computer equipment companies;

      .  outsourcing companies;

      .  systems integration companies; and

      .  general management consulting firms.

Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than AnswerThink. AnswerThink also competes with its clients' internal resources, particularly where these resources represent a fixed cost to the client.

         Competition may impose additional pricing pressures on AnswerThink. We cannot assure you that AnswerThink will compete successfully with existing competitors or with any new competitors.

         AnswerThink may lose large clients or significant projects.

         AnswerThink generates much of its revenue from a limited number of major clients. As a result, if we lose a major client or large project, our revenues will be adversely affected. For example, during 1998, AnswerThink's 10 most significant clients accounted for approximately 21%, and four clients accounted for approximately 11%, of net revenues. AnswerThink performs varying amounts of work for specific clients from year to year. A major client in one year may not use our services in another year. In addition, we may derive revenue from a major client that constitutes a large portion of total revenue for particular quarters. If we lose any major clients or any of our clients cancel or significantly reduce the scope of a large project, our business, financial condition and results of operations could be materially and adversely affected. Also, if we fail to collect a large account receivable, we could be subjected to significant financial exposure.

         AnswerThink depends largely on its principal service offerings to generate revenue.

         AnswerThink has derived a substantial portion of its revenues from projects based primarily on package software implementation and, to a lesser degree, Year 2000 issue consulting. Any factors negatively affecting the demand for package software implementation could have a material adverse effect on AnswerThink's business, financial condition and results of operations. In addition, the demand for Year 2000 consulting services is likely to decline as Year 2000 issues are resolved. There can be no assurance that AnswerThink will be successful in generating any additional business as part of its Year 2000 issue consulting service offering.

         The Year 2000 issue may adversely affect AnswerThink.

         Year 2000 problems could require AnswerThink to incur delays and unanticipated expenses. These delays and expenses could have a material adverse effect on AnswerThink's business, financial condition and results of operations. AnswerThink may experience operations difficulties because of undetected errors or defects in the technology used in its solutions or internal systems. AnswerThink may become involved in disputes regarding year 2000 problems involving solutions it developed or implemented or the interaction of its solutions with other applications.

         Lack of growth or decline in Internet usage could cause our business to suffer.

         AnswerThink expects to derive a significant portion of its revenue from projects involving the Internet. The Internet is new and rapidly evolving. Our business will be adversely affected if Internet usage does not continue to grow. A number of factors may inhibit Internet usage. These factors include:

      .  inadequate network infrastructure;

      .  security concerns;

      .  inconsistent service quality; and

      .  lack of cost-effective, high-speed service.

         On the other hand, if Internet usage grows, the Internet infrastructure may not support the demands this growth will place on it. The Internet's performance and reliability may decline. In addition, outages and delays have occurred throughout the Internet network infrastructure and have interrupted Internet service. If these outages or delays occur frequently in the future, Internet usage could grow at a slower rate or decline.

         We may also incur substantial costs to keep up with changes surrounding the Internet. Unresolved critical issues concerning the commercial use and government regulation of the Internet include the following:

      .  security;

      .  cost and ease of Internet access;

      .  intellectual property ownership;

      .  privacy;

      .  taxation; and

      .  liability issues.

         Any costs we incur because of these factors could harm our business.

         AnswerThink has risks associated with technology and technological change and depends on third-party software offerings.

         AnswerThink's success will depend in part on its ability to develop information technology solutions that keep pace with continuing changes in information technology, evolving industry standards and changing client preferences. We cannot assure you that AnswerThink will be successful in adequately addressing these developments timely. We cannot assure you that AnswerThink will be successful in the marketplace even if it addresses these developments. Also, we cannot assure you that products or technologies others develop will not render AnswerThink's services uncompetitive or obsolete.

         AnswerThink derives a significant portion of its revenue from projects in which it implements software developed by third parties, such as PeopleSoft, Inc. and Oracle Corporation. AnswerThink's future success in its package implementation consulting services depends largely on its relationship with these organizations. We cannot assure you that AnswerThink will continue to maintain a favorable relationship with these software developers. In addition, if PeopleSoft and Oracle are unable to maintain their leadership positions within the business applications software market, if AnswerThink's relationship with these organizations deteriorates, or if these organizations elect to compete directly with AnswerThink, AnswerThink's business could be harmed.

         AnswerThink depends on its key personnel.

         AnswerThink's future success depends in large part on the continued services of a number of its key personnel, including its Chairman, President and Chief Executive Officer, Ted A. Fernandez. The loss of the services of Mr. Fernandez or any of its other key personnel could have a material adverse effect on AnswerThink's business, financial condition and results of operations. AnswerThink might not be able to prevent key personnel, who may leave its employ in the future, from disclosing or using its technical knowledge, practices or procedures. One or more of AnswerThink's key personnel might resign and join a competitor or form a competing company. As a result, AnswerThink might lose existing or potential clients.

         The market price of AnswerThink common stock may fluctuate widely.

         The market price of our common stock could fluctuate substantially due to:

      .  future announcements concerning us or our competitors;

      .  quarterly fluctuations in operating results;

      .  announcements of acquisitions or technological innovations; or

      .  changes in earnings estimates or recommendations by analysts.

         In addition, the stock prices of many technology companies fluctuate widely for reasons which may be unrelated to operating results. Fluctuations in our common stock's market price may affect our visibility and credibility.

     AnswerThink relies on its intellectual property rights.

     AnswerThink relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom AnswerThink licenses intellectual property. Although AnswerThink enters into confidentiality agreements with its employees and limits distribution of proprietary information, there can be no assurance that the steps AnswerThink has taken in this regard will be adequate to deter misappropriation of proprietary information or that AnswerThink will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. Although AnswerThink believes that its services do not infringe on the intellectual property rights of others and that it has all rights necessary to utilize the intellectual property employed in its business, AnswerThink is subject to the risk of claims alleging infringement of third-party intellectual property rights. Any claims could require AnswerThink to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of asserted infringement.

     We may be negatively affected by the pending Think New Ideas litigation.

     If the class action lawsuit pending against Think New Ideas results in a significant judgment, the combined company could be harmed. Think New Ideas and certain of its officers and directors are defendants in a consolidated class action lawsuit. The consolidated class action seeks to recover unspecified damages, including punitive damages and other relief, as well as recovery of costs and expenses, stemming from allegedly false and misleading statements made by Think New Ideas and certain of its officers and directors concerning the financial position and results of operations of Think New Ideas. Think New Ideas has filed a motion to dismiss the lawsuit which has not been ruled upon as of the date of this joint proxy statement/prospectus. Litigation poses inherent risks and uncertainties and a substantial judgment in this litigation could significantly harm AnswerThink.

                       ANSWERTHINK CONSULTING GROUP, INC.
         UNAUDITED SELECTED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

         The following tables present unaudited selected pro forma combined condensed financial data for AnswerThink after giving effect to the merger with Think New Ideas. The selected pro forma financial data presented below reflect the operations of AnswerThink and Think New Ideas for the six-month periods ended July 2, 1999 and July 3, 1998, and for the years ended January 1, 1999, January 2, 1998, and December 31, 1996. The selected pro forma financial data are presented for illustrative purposes only and are not necessarily indicative of the results that would have been obtained if the merger had occurred at the beginning of the periods presented (in the case of income statement items) or at the dates of the balance sheet (in the case of balance sheet items), or that may be obtained in the future. The selected unaudited pro forma combined condensed financial data should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Information appearing elsewhere in this joint proxy statement/prospectus. Pro forma operating results do not include estimated merger related costs of $7.5 million.

                                                                                 Six-Month Period Ended
                                                                            ---------------------------------
                                                                             July 2,                 July 3,
                                                                               1999                   1998
                                                                            ----------             ----------
Consolidated Statement of                                              (in thousands, except share and per share data)
 Operations Data:
Net revenues.........................................................        $ 120,370              $  75,922
Costs and expenses:
   Project personnel and expenses....................................           67,758                 38,062
   Selling, general and administrative...............................           44,331                 33,243
   Settlement costs..................................................               --                     --
   Stock compensation expense(3).....................................              180                 63,886
   Restructuring costs...............................................               --                    921
   Purchased research and development expense........................               --                  5,200
   Impairment of capitalized software................................              989                     --
   Merger related expenses...........................................            2,500                     --
                                                                             ---------              ---------
     Total costs and operating expenses..............................          115,758                141,312
                                                                             ---------              ---------
   Income (loss) from operations.....................................            4,612                (65,390)
Other income (expense):
     Litigation settlement...........................................               --                     --
     Interest income.................................................              479                    316
     Interest expense................................................             (415)                  (759)
                                                                             ---------              ---------
Income (loss) before income taxes and extraordinary loss.............            4,676                (65,833)
Income taxes.........................................................            3,148                    227
                                                                             ---------              ---------
Income (loss) before extraodinary item...............................            1,528                (66,060)
Extraordinary loss on early extinguishment of debt...................            2,113                     --
                                                                             ---------              ---------
Net loss.............................................................        $    (585)             $ (66,060)
                                                                             =========              =========

Net loss per diluted common share ...................................        $   (0.01)             $   (3.43)
                                                                             =========              =========
Weighted average common and common equivalent shares outstanding.....       42,550,216             19,287,458
                                                                            ==========             ==========


                                                                                                 Year Ended
                                                                               -----------------------------------------------
                                                                                January 1,       January 2,       December 31,
                                                                                1999(1)(2)         1998(1)             1996
                                                                               -----------      -----------       ------------
Consolidated Statement of                                                      (in thousands, except share and per share data)
 Operations Data:
Net revenues.........................................................           $ 167,517         $  77,144         $  28,930
Costs and expenses:
   Project personnel and expenses....................................             101,501            48,825            16,768
   Selling, general and administrative...............................              60,162            33,376            17,882
   Settlement costs..................................................                  --             1,903                --
   Stock compensation expense(3).....................................              63,886            23,043                --
   Restructuring costs...............................................                 921               921             1,732
   Purchased research and development expense........................               5,200             9,200                --
   Impairment of capitalized software................................                  --                --                --
   Merger related expenses...........................................                  --                --                --
                                                                                ---------         ---------         ---------
     Total costs and operating expenses..............................             231,670           117,268            36,382
                                                                                ---------         ---------         ---------
   Income (loss) from operations.....................................             (64,153)          (40,124)           (7,452)
Other income (expense):
     Litigation settlement...........................................               2,500                --                --
     Interest income.................................................                 958               796               306
     Interest expense................................................              (1,589)             (240)             (140)
                                                                                ---------         ---------         ---------
Income (loss) before income taxes and extraordinary loss.............             (62,284)          (39,568)           (7,286)
Income taxes.........................................................              (1,220)              340               246
                                                                                ---------         ---------         ---------
Income (loss) before extraodinary item...............................             (61,064)          (39,908)           (7,532)
Extraordinary loss on early extinguishment of debt...................                  --                --                --
                                                                                ---------         ---------         ---------
Net loss.............................................................           $ (61,064)        $ (39,908)        $  (7,532)
                                                                                =========         =========         =========

Net loss per diluted common share ...................................           $   (2.46)        $   (3.46)        $   (1.88)
                                                                                =========         =========         =========
Weighted average common and common equivalent shares outstanding.....          24,844,497        11,520,653         4,004,609
                                                                               ==========        ==========         =========

                                                                                           July 2,         January 1,
                                                                                            1999              1999
                                                                                         ----------        ----------
                                                                                                (in thousands)
Balance Sheets Data:
Working capital..................................................................          $ 45,909          $ 49,707
Total assets.....................................................................           169,649           153,744
Total long-term liabilities......................................................                --             6,833
Convertible preferred stock......................................................                --                --
Total shareholders' equity.......................................................           116,294           101,135

                                                                                         January 2,      December 31,
                                                                                            1998             1996
                                                                                         ----------      ------------
                                                                                               (in thousands)
Balance Sheets Data:
Working capital..................................................................          $ 15,349          $  7,949
Total assets.....................................................................            86,686            25,002
Total long-term liabilities......................................................            12,215               527
Convertible preferred stock......................................................            10,040                --
Total shareholders' equity.......................................................            35,351            12,370

(1) AnswerThink completed three purchase acquisitions during 1997 and two during 1998. The results of operations of the acquired companies are included in AnswerThink's consolidated results of operations from the respective dates of the acquisitions.

(2) The pro forma combined operating results for the year ended January 1, 1999 include the historical operating results of Think New Ideas for the six-month period ended June 30, 1998, which are also included in the pro forma combined operating results of AnswerThink for the year ended January 2, 1998. The historical net revenues, total costs and operating expenses, and net loss of Think New Ideas for the six-month period ended June 30, 1998 were $25,621, $53,578 and $28,086, respectively.

(3) Represents charges in connection with accelerated vesting of common stock upon attainment of certain performance criteria.

                ANSWERTHINK SELECTED CONSOLIDATED FINANCIAL DATA

         The tables below contain selected historical financial data for AnswerThink. In February 1999, AnswerThink merged with triSpan, Inc. in a transaction accounted for as a pooling-of-interests. All financial data presented in the tables below have been restated to include the operating results and financial position of triSpan. The information as of and for the six-month periods ended July 2, 1999 and July 3, 1998 and for the years ended January 1, 1999, January 2, 1998 and December 31, 1996 has been derived from AnswerThink's consolidated financial statements, which are incorporated herein by reference. The information as of and for the years ended December 31, 1995 and 1994 has been derived from the historical information of triSpan.

                                         Six-Month Period Ended                              Year Ended
                                        ------------------------   -----------------------------------------------------------------

                                          July 2,      July 3,     January 1,   January 2,    December 31, December 31, December 31,

                                            1999         1998       1999 (1)     1998 (1)         1996         1995         1994
                                         ----------   ----------   ----------   ----------    -----------  -----------  -----------
Consolidated Statement of                                      (in thousands, except share and per share data)
 Operations Data:
Net revenues...........................   $  94,314    $  50,301    $ 118,156    $  34,500     $  11,493    $   8,221    $   5,206
Costs and expenses:
   Project personnel and expenses......      55,999       30,601       71,890       24,627         6,560        4,904        2,868
   Selling, general and administrative.      26,119       16,289       38,517       16,682         4,909        2,672        2,259
   Compensation related to vesting of
     common shares(2)..................          --       40,843       40,843           --            --           --           --
   Settlement costs....................          --           --           --        1,903            --           --           --
   Purchased research and
     development expense...............          --           --           --        4,000            --           --           --
   Merger related expenses.............       2,500           --           --           --            --           --           --
                                          ---------    ---------    ---------    ---------     ---------    ---------    ---------
     Total costs and operating expenses      84,618       87,733      151,250       47,212        11,469        7,576        5,127
                                          ---------    ---------    ---------    ---------     ---------    ---------    ---------
Income (loss) from operations..........       9,696      (37,432)     (33,094)     (12,712)           24          645           79
Other income (expense):
Litigation settlement..................          --           --        2,500           --            --           --           --
Interest income........................         293          140          680          509            20           15           14
Interest expense.......................        (356)        (681)      (1,418)        (152)           (5)         (15)          --
                                          ---------    ---------    ---------    ---------     ---------    ---------    ---------
Income (loss) before income taxes and
   extraordinary loss..................       9,633      (37,973)     (31,332)     (12,355)           39          645           93
Income taxes...........................       4,917           --          325           --            --           --           --
                                          ---------    ---------    ---------    ---------     ---------    ---------    ---------
Income (loss) before extraordinary loss       4,716      (37,973)     (31,657)     (12,355)           39          645           93
Extraordinary loss on early
   extinguishment of debt..............       2,113           --           --           --            --           --           --
                                          ---------    ---------    ---------    ---------     ---------    ---------    ---------
Net income (loss)......................   $   2,603    $ (37,973)   $ (31,657)   $ (12,355)    $      39    $     645    $      93
                                          =========    =========    =========    =========     =========    =========    =========
Net income (loss) per common share:
   basic...............................   $    0.10    $(2.61)      $(1.62)      $(1.74)       $    0.05    $    0.85    $    0.12
                                          =========    ======       ======       ======        =========    =========    =========
Weighted average common shares
   outstanding.........................  26,757,194   14,555,875   19,602,520    7,100,092       757,773      757,773      757,773
                                         ==========   ==========   ==========    =========    ==========   ==========   ==========
Net income (loss) per common share:
   diluted.............................   $    0.07    $   (2.61)   $   (1.62)   $   (1.74)    $    0.05    $    0.85    $    0.12
                                          =========    =========    =========    =========     =========    =========    =========
Weighted average common and common
   equivalent shares outstanding.......  35,668,695   14,555,875   19,602,520    7,100,092       757,773      757,773      757,773
                                         ==========   ==========   ==========    =========     =========    =========    =========

                                                        July 2,    January 1,   January 2,   December 31,  December 31, December 31,

                                                          1999        1999         1998          1996         1995         1994
                                                       ---------   ----------   ----------   ------------  ------------ ------------

Consolidated Balance Sheets Data:                                                    (in thousands)
Working capital....................................      $37,639      $45,107      $ 8,843        $  340       $  937       $  394
Total assets.......................................       98,945       96,010       34,433         3,599        3,146        1,507
Total long-term liabilities........................           --        6,833       12,215            12           --           --
Convertible preferred stock........................           --           --       10,040            --           --           --
Total shareholders' equity.........................       76,824       68,959        2,848           996        1,302          656

(1) AnswerThink completed three purchase acquisitions during 1997 and two during 1998. The results of operations of the acquired companies are included in AnswerThink's consolidated results of operations from the respective dates of acquisitions.

(2) Represents charges in connection with accelerated vesting of common stock upon attainment of certain performance criteria.

              THINK NEW IDEAS SELECTED CONSOLIDATED FINANCIAL DATA

         The table below contains selected consolidated financial data of Think New Ideas. The historical information of Think New Ideas for the fiscal years ended June 30, 1999, 1998, 1997 and 1996 has been derived from Think New Ideas' consolidated financial statements which are incorporated herein by reference. The information as of and for the years ended June 30, 1995 and 1994 has been derived from Think New Ideas' historical financial information.

                                                                                 Years Ended June 30,
                                                  ----------------------------------------------------------------------------------
Consolidated Statement of                            1999         1998(1)       1997(1)        1996          1995          1994
  Operations Data:                                   ----         -------       -------        ----          ----          ----
                                                                  (in thousands, except share and per share data)
Revenues.......................................   $   49,797    $   42,644    $   17,437    $    9,823    $    9,556    $    8,479
Operating profit (loss)........................       (8,250)      (27,412)       (7,477)         (937)          405          (549)
Income (loss) before income taxes..............       (8,049)      (27,213)       (7,325)       (1,274)          290           623)
Net income (loss)..............................   $   (8,308)   $  (27,553)   $   (7,571)   $   (1,415)   $       58    $     (519)
Net loss per share:  basic (2).................   $    (0.94)   $    (4.36)   $    (1.63)            -             -             -
Weighted average shares outstanding (2)........    8,844,708     6,315,087     4,638,337             -             -             -
Net loss per share:  diluted (2)...............   $    (0.94)   $    (4.36)   $    (1.63)            -             -             -
Weighted average shares outstanding (2)........    8,844,708     6,315,087     4,638,337             -             -             -

                                                                                       June 30,
                                                  ----------------------------------------------------------------------------------
                                                      1999          1998          1997          1996          1995          1994
                                                      ----          ----          ----          ----          ----          ----
Consolidated Balance sheet Data:                                                    (in thousands)
Working capital..............................       $  8,456      $  6,870      $  8,079      $    342      $   (319)     $   (174)
Total assets.................................         66,904        52,253        21,402         7,109         3,268         2,494
Total long-term liabilities..................            186           364           986         2,879             -            36
Total shareholders' equity...................         35,670        32,503        11,374         1,230           283           343

(1) Think New Ideas completed acquisitions during 1997 and 1998. The results of operations of the acquired companies are included in Think New Ideas' consolidated results of operations from the date of each of the respective acquisitions.

(2) Loss per share data for the periods through June 30, 1996 are not considered meaningful and, therefore, are not presented.

                                   THE MERGER

  This section of the joint proxy statement/prospectus describes our businesses briefly and certain aspects of the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger. In addition, we incorporate by reference important business and financial information about each of us into this joint proxy statement/prospectus. See "Documents Incorporated by Reference in this Joint Proxy Statement/Prospectus" on page 75. You may obtain the information incorporated by reference in this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 76.

The Companies

AnswerThink Consulting Group, Inc.
1001 Brickell Bay Drive, Suite 3000
Miami, Florida 33131
Phone: (305) 375-8005
http://www.answerthink.com

  AnswerThink provides integrated consulting and technology enabled solutions focused on the Internet and web-enabled electronic commerce marketplace. AnswerThink delivers a wide range of integrated services as part of its scalable solutions. These services and solutions include

  .  benchmarking best practices;
  .  business process transformation;
  .  packaged software implementation;
  .  Internet commerce;
  .  decision support technology; and
  .  Year 2000 solutions.

These solutions span multi-entity business functions including

  .  finance and administration;
  .  human resources;
  .  information technology;
  .  sales and customer support; and
  .  supply chain management.

Think New Ideas, Inc.
45 West 36th Street, 12th Floor
New York, New York 10018
Phone: (212) 629-6800
http://www.thinkinc.com

  Think New Ideas provides integrated marketing, communications and technology solutions to Fortune 1000, e-business and ".com" companies. Think New Ideas' solutions help its clients to utilize the Internet and other interactive technologies to enhance their competitive positions, add new channels of distribution, capture new market segments, build long-term customer relationships and reduce operating costs. Think New Ideas focuses on identifying opportunities for companies to restructure their marketing and distribution strategies around interactive technologies and implementing creative solutions to deliver their messages with the greatest impact. Think New Ideas incorporates various technologies including customized interactive applications, electronic commerce and electronic catalog technology, consumer modeling and response technology and database development. Think New Ideas integrates its core expertise through a standardized process that begins with strategic planning and consulting and continues through implementation and post-implementation review and maintenance. Think New Ideas' solutions help its clients determine and implement their business strategies, build brand awareness, and effectively communicate information to their internal and external constituents.

Background of the Merger

     On March 24, 1999, the management of Think New Ideas and some members of the Think New Ideas board of directors discussed Think New Ideas' corporate strategies, technology vision, internal product development and acquisition plans, as well as the impact on Think New Ideas of trends in the market place. This discussion also included an assessment of various alternatives for expanding Think New Ideas' geographic reach and strengthening Think New Ideas' market position relative to both its traditional competitors and new entrants into the integrated marketing communications services sector. The result of the discussions led management to seek a financial advisor.

     During the month of April 1999, representatives of the management and board of directors of Think New Ideas met with Hambrecht & Quist, Broadview Capital and Salomon Smith Barney to discuss possible corporate strategies.

     During the second week of April 1999, Ron Bloom of Think New Ideas asked Ted A. Fernandez of AnswerThink to meet with him to discuss the two companies' service offerings and strategies. On April 16, 1999, Messrs. Fernandez and Bloom held an initial meeting in Miami. Mr. Bloom wanted to introduce Think New Ideas' skills and capabilities and wanted to learn more about AnswerThink and its long-term strategy. This initial discussion led to a series of meetings amongst other senior management at AnswerThink and Think New Ideas.

     On April 22, 1999, representatives of Think New Ideas' management reported the results of meetings with the aforementioned financial advisors to the full board of directors of Think New Ideas. After careful consideration, the board of directors of Think New Ideas determined to engage the services of Salomon Smith Barney. Think New Ideas engaged Salomon Smith Barney to assist in evaluating the financial aspects of strategic alternatives for Think New Ideas.

     During the week of May 4, 1999, the management of Think New Ideas had further telephonic conversations with Salomon Smith Barney regarding the terms of a business combination between Think New Ideas and AnswerThink. On May 12, 1999, the parties entered into a mutual confidentiality agreement.

     Beginning on May 17, 1999, certain members of AnswerThink's management began their due diligence review of Think New Ideas. During AnswerThink's due diligence review, representatives of AnswerThink had several discussions with certain members of Think New Ideas' management. On May 27, 1999, Think New Ideas signed an agreement with AnswerThink to negotiate exclusively with AnswerThink until June 11, 1999. AnswerThink's counsel, Hogan & Hartson L.L.P., began their legal due diligence review of Think New Ideas at the offices of Think New Ideas' counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P. on May 28, 1999. On June 8, 1999, Akin, Gump, Strauss, Hauer & Feld, L.L.P. began its due diligence examination of AnswerThink at AnswerThink's executive offices. During this period, AnswerThink's legal counsel distributed to Think New Ideas and its' legal counsel a draft merger agreement and ancillary agreements. The parties and their respective legal counsel had a number of telephone and electronic communications regarding the draft merger documents and the terms of the merger.

     On June 17, 1999, the full board of directors of Think New Ideas convened to discuss the progress of and the timetable for the possible merger with AnswerThink. Prior to that meeting, the management of Think New Ideas furnished the board of directors of Think New Ideas with materials regarding AnswerThink, including a draft of the merger agreement. The board of directors of Think New Ideas discussed AnswerThink and its business and the potential benefits of a business combination of AnswerThink and Think New Ideas. A report was presented to the board of directors of Think New Ideas regarding the findings of Think New Ideas' due diligence review of AnswerThink. At this meeting, the board of directors of Think New Ideas also approved the engagement of Salomon Smith Barney to render its opinion as to the fairness to the stockholders of Think New Ideas, from a financial point of view, of the exchange ratio.

     On June 17, 1999, AnswerThink senior management reviewed with the AnswerThink board of directors the merger agreement and discussed the negotiations with Think New Ideas which resulted in the draft merger agreement. AnswerThink's counsel attended the board meeting and answered questions from the board of directors regarding terms of the merger agreement. Raymond James, whom AnswerThink had previously engaged as its financial advisor, also reviewed the draft merger agreement and provided its analyses. Raymond James then formally advised the AnswerThink board of directors as to its fairness opinion and stated that, as set forth in its draft fairness opinion and subject to the provisions and qualifications thereof, Raymond James concluded that the exchange ratio was fair to the holders of AnswerThink common stock from a financial point of view. Raymond James provided its written opinion to the same effect dated as of June 24, 1999. Following a review and discussion of the definitive terms of the transaction, the fairness opinion of Raymond James and numerous other relevant factors the AnswerThink board of directors preliminarily approved the merger subject to the resolution of certain issues.

     On June 18, 1999, the board of directors of Think New Ideas reconvened. Akin, Gump, Strauss, Hauer & Feld, L.L.P. summarized the terms of the draft merger agreement and reviewed certain issues raised by the merger agreement. After the meeting, Mr. Fernandez was advised of the results of the meeting of the Think New Ideas board of directors.

     During the week following the meeting, certain members of Think New Ideas' management and AnswerThink's management, along with their respective legal counsel, continued negotiations of the terms of a possible merger. On June 21, 1999, at a special meeting of the board of directors of Think New Ideas, Think New Ideas' management and counsel reviewed with the board of directors the status of negotiations and identified the remaining issues to be resolved. Following the meeting, revised drafts of the merger documents were distributed.

     On June 22, 1999, pursuant to a unanimous written consent of the board of directors of AnswerThink, the board of directors of AnswerThink authorized and approved the merger agreement and the transactions contemplated thereby. The board of directors also determined that the issuance of shares contemplated by the merger agreement be submitted to a vote of AnswerThink stockholders and unanimously recommended that such stockholders approve such issuance.

     On June 23, 1999, the board of directors of Think New Ideas convened a telephonic meeting to review the merger agreement. Mr. Bloom reviewed the progress of negotiations and the benefits of the merger to Think New Ideas and its stockholders. Akin, Gump, Strauss, Hauer & Feld, L.L.P. reviewed the terms of the final merger agreement. Salomon Smith Barney presented its analysis regarding the fairness of the merger from a financial point of view. Salomon Smith Barney also rendered its oral opinion (which was subsequently confirmed in writing) that, as of June 23, 1999, the exchange ratio was fair, from a financial point of view, to the holders of Think New Ideas common stock. The board of directors unanimously approved the merger agreement and related agreements and determined to recommend that the Think New Ideas stockholders vote in favor of approval and adoption of the merger agreement and the merger.

     On June 24, 1999, each of AnswerThink and Think New Ideas executed the merger agreement and the other related agreements, including the stock option agreement and the voting agreements. AnswerThink and Think New Ideas then issued a joint press release announcing the execution of the merger agreement.

AnswerThink's Reasons for the Merger

     On June 22, 1999, the board of directors of AnswerThink concluded unanimously that the merger was in the best interests of AnswerThink and its stockholders, authorized and approved the merger and the merger agreement and the issuance of shares of AnswerThink common stock in connection with the merger, and determined to recommend that its stockholders approve the issuance of shares of AnswerThink common stock in connection with the merger.

     The decision of the board of directors of AnswerThink was based upon potential benefits of the merger, including the following:

  . the merger will combine the "front end" marketing strategy and creative Internet design resources of Think New Ideas with the "back end" Internet development and integration, and process redesign resources of AnswerThink to create a powerful "end-to-end" service provider for existing and prospective customers;

  . the merger will create a larger, more diverse consulting firm, enabling AnswerThink to compete more effectively against larger, integrated consulting firms;

  . the merger will combine the particular strengths of our companies and will provide opportunities for significant cross-selling of services to our existing clients and for generating significant incremental revenues;

  . the merger will give AnswerThink access to Think New Ideas' specific skills and depth of technical talent; and

  . the merger is expected to result in the achievement of some operating and revenue efficiencies.

     In its evaluation of the merger, the AnswerThink board reviewed several factors, including the following:

  . historical information concerning AnswerThink's and Think New Ideas' respective businesses, financial performance and condition, operations and management, including reports filed with the SEC;

  . AnswerThink management's view of the financial condition, results of operations and businesses of AnswerThink and Think New Ideas before and after giving effect to the merger and information regarding the merger's effect on stockholder value;

  . current financial market conditions and historical market prices, volatility and trading information;

  . the consideration Think New Ideas stockholders will receive in the merger in light of comparable merger transactions;

  . the opinion of Raymond James that, as of the date of its opinion and subject to the considerations described in the opinion, the exchange ratio in the merger is fair from a financial point of view to AnswerThink and its stockholders;

  . the belief that the terms of the merger agreement and the stock option agreement are reasonable;

  .  the potential impact of the merger on AnswerThink's clients and employees;

  . reports from management and legal, financial and accounting advisors as to the results of the due diligence investigation of Think New Ideas; and

  . the expectation that the merger will be accounted for as a pooling-of-interests and will be a reorganization for federal income tax purposes.

     The AnswerThink board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

  . the risk that the potential benefits of the merger may not be realized fully;

  . the possibility that the merger may not be closed, even if AnswerThink's and Think New Ideas' security holders approve it;

  . the risk that integrating Think New Ideas with AnswerThink might be more difficult than anticipated;

  . the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company; and

  . other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

     The board concluded however, that on balance, the potential benefits of the merger to AnswerThink and its stockholders outweighed the risks associated with the merger.

     The discussion of the information and factors considered by the AnswerThink board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the AnswerThink board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

Recommendation of AnswerThink's Board of Directors

     After careful consideration, the AnswerThink board of directors has unanimously determined the merger agreement and the merger to be advisable and fair to and in the best interests of AnswerThink and its stockholders. AnswerThink's board of directors unanimously recommends approval of the issuance of shares of AnswerThink common stock in connection with the merger.

Opinion of AnswerThink's Financial Advisor

     AnswerThink retained Raymond James to render an opinion to its board of directors as to the fairness, from a financial point of view, to the AnswerThink stockholders, of the financial terms and conditions of the merger. With respect to the investigations made or procedures followed by Raymond James in preparing and rendering the fairness opinion, neither the AnswerThink board of directors nor the AnswerThink management imposed any limitations on Raymond James. AnswerThink and Think New Ideas and their management cooperated fully with Raymond James in connection therewith. Raymond James rendered its written opinion that as of June 24, 1999, the consideration to be paid for the common stock of Think New Ideas was fair, from a financial point of view, to the stockholders of AnswerThink.

     The full text of the written opinion of Raymond James, dated June 24, 1999, which sets forth assumptions made, matters considered and limits on the scope of review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein. AnswerThink stockholders are urged to read this opinion in its entirety. Raymond James' opinion, which is addressed to the AnswerThink board of directors, is directed only to the fairness of the consideration paid to AnswerThink's stockholders from a financial point of view. Raymond James' opinion does not constitute a recommendation to any AnswerThink stockholder as to whether such stockholder should vote his or her shares in favor of the issuance of AnswerThink common stock in connection with the merger, nor does the Raymond James opinion address any other aspect of the proposed merger or any related transaction. Raymond James did not determine the amount of such consideration but merely evaluated the consideration to be paid from a financial point of view. Raymond James consents to the summarization of its opinion in, and attachment of its opinion to, this joint proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

     In connection with Raymond James' review of the proposed consideration to be paid and the preparation of its opinion, Raymond James has, among other things:

     1. reviewed the AnswerThink annual report to stockholders on Form 10-K as of and for the year ended January 1, 1999, the quarterly report to stockholders as of and for the quarter ended April 2, 1999, and other publicly available financial information of AnswerThink;

     2. reviewed the Think New Ideas annual report to stockholders on Form 10-K as of and for the year ended June 30, 1998, the quarterly reports to stockholders on Form 10-Q as of and for the quarters ended September 30, 1998, December 31, 1998, and March 31, 1999, and other publicly available financial information of Think New Ideas;

     3. reviewed certain non-public information prepared by the management teams of both AnswerThink and Think New Ideas, including financial statements, financial projections, and other financial and operating data concerning the companies;

     4. discussed the past and current operations and financial condition and the prospects of both AnswerThink and Think New Ideas with the senior executives of both companies;

     5. reviewed the merger agreement and associated schedules and the financial terms and conditions therein;

     6. reviewed publicly available financial and stock market data with respect to certain other companies in lines of business Raymond James believes to be generally comparable to those of AnswerThink and Think New Ideas;

     7. reviewed the pro forma effects of the merger on the projected results of AnswerThink; and

     8. conducted other such financial studies and analyses as Raymond James deemed relevant and necessary for the purposes of this opinion, including a review of (a) historical and projected revenues, operating earnings and net income of Think New Ideas and certain other publicly held companies in businesses it believed to be comparable to Think New Ideas; (b) the current and projected financial position and results of operations of Think New Ideas; and (c) the general condition of the securities markets.

     As described in its opinion, Raymond James assumed and relied upon the accuracy and completeness of all information that AnswerThink and Think New Ideas or any other third party supplied or otherwise made available to Raymond James and did not attempt to verify independently any such information. In addition, Raymond James did not make or receive any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of AnswerThink or Think New Ideas, nor has Raymond James been furnished with any such evaluation or appraisal. Raymond James assumed that the financial forecasts, estimates, projections and other information that AnswerThink and Think New Ideas provided to it were prepared in good faith on reasonable bases reflecting the best currently available estimates and judgments of the management teams of AnswerThink and Think New Ideas. Raymond James relied upon each party to advise it promptly if any such information previously provided to or discussed with Raymond James became inaccurate or was required to be updated during the period of its review.

     Raymond James' opinion was based on economic, market, and other conditions as in effect on, and the information available to it as of, the date of its opinion, June 24, 1999. Raymond James is not obligated to reevaluate its opinion. Raymond James did not express any opinion as to the range of prices at which the AnswerThink stock might trade subsequent to the merger.

Financial Valuation Analyses

     The following summarizes the material financial analyses and opinion that Raymond James presented telephonically to the AnswerThink board of directors at its meeting on June 17, 1999, and as updated in writing as of June 24, 1999, the date on which the merger agreement was finalized and executed. Raymond James considered these financial analyses in rendering the opinion described below. This summary is not a complete description of the analyses underlying the opinion of Raymond James or of information presented at meetings between Raymond James and representatives of AnswerThink held in advance of the AnswerThink board of directors meeting to consider and evaluate the merger.

     Precedent Transaction Analysis. Raymond James presented to the AnswerThink board of directors a summary of a precedent transaction analysis, which compared four key financial ratios for five selected precedent Internet services company combinations completed during 1999 prior to June 24, 1999 to the same four key financial ratios projected for the proposed merger. The precedent combination transactions consisted of: Proxicom combining with the adhoc Group; Sapient combining with Adjacency Inc.; 24/7 Media Inc. combining with Sift Inc.; Think New Ideas combining with Envision Group; and Razorfish Inc. combining with Spray Network AB.

     Raymond James examined the following four key financial ratios for these five selected precedent Internet services company combinations: target company enterprise value to target company gross sales; target company enterprise value to target company earnings before interest, taxes, depreciation and amortization ("EBITDA"); target company enterprise value to target company earnings before interest and taxes ("EBIT"); and target company equity value to target company net income. Gross sales, EBITDA, EBIT and net income were calculated by utilizing the financial statistics for the trailing twelve month period reported prior to the consummation of the precedent company combinations.

       Comparable Companies Analysis. Raymond James also presented to the AnswerThink board of directors a summary financial comparison of Think New Ideas to six public Internet services companies Raymond James deemed to be reasonably comparable to Think New Ideas. The comparable companies consisted of: iXL Enterprises Inc., Proxicom, Inc., Razorfish, Inc., Scient Corporation, USWeb Corporation, and Modem Media.Poppe Tyson Inc.

       Raymond James then compared the twelve key financial ratios for these comparable companies to the same corresponding ratios for Think New Ideas under the proposed merger. These twelve financial ratios consisted of four key financial ratios calculated for three different time periods. The four key financial ratios were enterprise value to gross sales; enterprise value to EBITDA; enterprise value to EBIT; and equity value to net income. Raymond James calculated gross sales, EBITDA, EBIT and net income for Think New Ideas by utilizing (a) the latest trailing twelve months financial statistics that have been publicly reported, (b) projections for calendar year 1999 results as estimated by equity research analysts which report on each of the comparable companies, and (c) projections for calendar year 2000 as estimated by these same analysts.

       Premium Analysis. Raymond James presented to the AnswerThink board of directors an analysis of the premiums paid over the stock price of acquired companies in selected merger transactions of comparable size which were completed since the beginning of 1999, based on stock prices one day, one week and four weeks prior to the announcement of the transaction. This analysis demonstrated that, on average, the acquired company received a 26.9%, 34.2% and 52.5% premium over its stock price one day, one week and four weeks prior to the announcement of the transaction, respectively. Raymond James noted that based upon AnswerThink's closing stock price on June 24, 1999, the then equivalent per share consideration offered in the merger represented a premium of 14%, 20% and 39% to Think New Ideas' closing price one day, one week, and four weeks prior to the date (June 25, 1999) that the proposed merger was announced.

       Discounted Cash Flow Analysis. Raymond James presented to the AnswerThink board of directors the results of a discounted cash flow analysis for calendar years 1999 to 2003 to estimate the present value of the stand-alone unleveraged free cash flows that Think New Ideas is expected to generate if Think New Ideas performs in accordance with certain internal management forecasts. For purposes of this analysis, unleveraged free cash flows were defined as unleveraged net income plus depreciation plus amortization less capital expenditures less investment in working capital. Raymond James performed its analyses based on financial forecasts and assumptions provided to it by Think New Ideas and discussed with the management teams of both AnswerThink and Think New Ideas. Raymond James used the year 2003 as the terminal year for the analysis and calculated terminal values for the Company by applying a range of multiples of revenues to the projected calendar year 2003 revenues for Think New Ideas. The unleveraged projected free cash flows and terminal values were then discounted using a range of discount rates.

       Opinion of Raymond James. During the June 17, 1999 telephonic meeting of the AnswerThink board of directors, Raymond James gave its oral opinion that, as of such date and based upon and subject to various qualifications and assumptions described with respect to its opinion, the consideration to be received by the Think New Ideas stockholders in the proposed merger was fair from a financial point of view to the AnswerThink stockholders. Raymond James subsequently updated its analysis and gave its written opinion that as of June 24, 1999, (the date on which the merger agreement was signed), the consideration to be received by the Think New Ideas stockholders in the proposed merger was fair from a financial point of view to the AnswerThink stockholders, subject to various qualifications and assumptions described in its opinion.

       The summary set forth above does not purport to be a complete description of the analyses of data underlying Raymond James' opinion or its presentation to the AnswerThink board of directors. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses without assigning relative weights to any of the analyses. Consequently, the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James' view of the actual value of Think New Ideas.

       In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of AnswerThink and Think New Ideas. The analyses that Raymond James performed are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Raymond James' analysis of the fairness of the financial terms and conditions of the merger to the AnswerThink stockholders from a financial point of view and were provided to the AnswerThink board of directors. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities might be sold. In addition, as described above, the opinion of Raymond James was one of many factors taken into consideration by the AnswerThink board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the AnswerThink board of directors' or AnswerThink management's opinion with respect to the value of Think New Ideas. AnswerThink placed no limits of the scope of the analysis performed, or opinion expressed, by Raymond James.

       In connection with the merger, AnswerThink contracted with Raymond James to provide the fairness opinion summarized herein. AnswerThink retained Raymond James because of Raymond James' qualifications, expertise, and reputation. Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. AnswerThink has agreed to pay Raymond James the following fees:
(1) $50,000, upon execution of the Raymond James engagement letter, (2) $162,500, payable upon the delivery by Raymond James of its opinion, and (3) an additional $112,500 upon the closing of the merger. AnswerThink will reimburse Raymond James for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement (including the reasonable fees and disbursements of its counsel) and will indemnify Raymond James against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws. In the ordinary course of business, Raymond James may trade in the securities of AnswerThink for its own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Factors Considered by the AnswerThink Board of Directors

       The discussion of the information and factors considered and given weight by the AnswerThink board of directors is not intended to be exhaustive. See the section "AnswerThink's Reasons for the Merger" for a listing of some of the factors that the AnswerThink board of directors considered in deciding to recommend that the stockholders approve the issuance of shares of AnswerThink common stock in connection with the merger. In view of the variety of factors considered in connection with its evaluation of the merger agreement, the AnswerThink board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the AnswerThink board of directors may have given different weights to different factors in their consideration of the merger and merger agreement.

Think New Ideas' Reasons for the Merger

     On June 23, 1999, the board of directors of Think New Ideas concluded unanimously that the merger, the merger agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Think New Ideas and its stockholders, and determined to recommend that the stockholders approve the merger agreement and the merger.

     The decision of the board of directors of Think New Ideas was based upon several potential benefits of the merger, including the following:

  . the merger is expected to help position the combined company as a market leader as a provider of total e-business solutions;

  . the merger is expected to generate strategic benefits for the combined company;

  . the merger is expected to benefit Think New Ideas employees by creating a more opportunistic work environment enabling employees to develop new skills and to work on more complex projects;

  . the merger is expected to give Think New Ideas immediate access to AnswerThink's specific skills and depth of technical talent;

  . the merger is expected to enhance Think New Ideas' opportunity to realize its strategic objective of becoming a leading end-to-end e-solutions provider;

  . the merger is expected to expand sales of Think New Ideas' marketing, communications and technology services to current AnswerThink customers;

  . the merger is expected to help Think New Ideas achieve greater market share and access to the capital markets that are more difficult to achieve through organic growth;

  . the merger is expected to result in a combined company with the potential for a higher blended growth rate than Think New Ideas as a stand-alone company;

  . the merger is expected to benefit Think New Ideas' customers by responding to their increasing complex needs and by providing a broader range of services and product offerings; and

  . the merger is expected to reduce Think New Ideas' stockholders' risk as a result of the diversification of service offerings and revenue bases.

     In its evaluation of the merger, the Think New Ideas board reviewed several factors, including the following:

  . the terms and conditions of the merger agreement and the merger, including the consideration Think New Ideas stockholders will receive in the merger and the fairness of the terms and conditions;

  . the complementary characteristics of the respective businesses, management philosophies and corporate cultures of AnswerThink and Think New Ideas;

  . the benefit of AnswerThink's experienced management and operational infrastructure;

  . an analysis of market opportunity for a company offering the combined services of Think New Ideas and AnswerThink;

  .  AnswerThink's successful integration of its previously acquired companies;

  . historical information concerning AnswerThink's and Think New Ideas' respective businesses, financial performance and condition, operations and management, including reports filed with the SEC;

  . noticeable trends in the evolution of the competitive sector including the market positions of new entrants into the public company arena;

  . current and historical market conditions and market prices, volatility and trading information;

  . reports from management, legal, financial and accounting advisors as to the results of due diligence investigations of AnswerThink;

  . the opinion of Salomon Smith Barney that, as of the date of its opinion and subject to the considerations described in the opinion, the exchange ratio is fair to the holders of Think New Ideas common stock from a financial point of view;

  .  the expectation that the merger will qualify as a reorganization; and

  . the expectation that the merger will be accounted for as a pooling-of-interests.

     The Think New Ideas board also identified and considered a number of potentially negative factors in its deliberations concerning the merging including the following:

  . the risk that the potential benefits of the merger might not be fully realized;

  . the risk that integrating Think New Ideas and AnswerThink might be more difficult than anticipated or might be delayed;

  . the risk of market confusion and potential delay or reduction in or cancellation of project engagements;

  . the risk that the combined company would be unable to sustain profitability after the merger;

  . the risk that the combined company would experience slow growth relative to AnswerThink's prior growth rate; and

  . other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

     Think New Ideas' board believed that certain of these risks were unlikely to occur or unlikely to have a material impact on the combined company, while others could be avoided or mitigated by Think New Ideas or by AnswerThink, and that, overall, the risks associated with the merger were outweighed by the potential benefits.

     The discussion of the information and factors considered by the Think New Ideas board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the Think New Ideas board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

Recommendation of Think New Ideas' Board of Directors

     After carefully evaluating these factors, both positive and negative, the board of directors of Think New Ideas has unanimously determined that the merger is advisable and in the best interests of Think New Ideas and its stockholders and unanimously recommends that Think New Ideas stockholders vote for approval and adoption of the merger agreement and approval of the merger.

     In considering the recommendation of the Think New Ideas board of directors with respect to the merger, you should be aware that certain directors and officers of Think New Ideas have certain interests in the merger that are different from, or are in addition to, the interests of Think New Ideas stockholders generally. Please see the section entitled "Interests of Think New Ideas' Directors and Executive Officers in the Merger" on page 41.

Opinion of Think New Ideas' Financial Advisor

     Think New Ideas retained Salomon Smith Barney in a letter agreement dated May 17, 1999 to review the fairness of the exchange ratio to the Think New Ideas stockholders. Salomon Smith Barney rendered an opinion to the Think New Ideas board of directors on June 23, 1999 to the effect that, based upon and subject to the considerations and limitations set forth in such opinion, as of such date, the exchange ratio was fair, from a financial point of view, to the Think New Ideas stockholders.

     The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex D to this document. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of such opinion. You are urged to read the Salomon Smith Barney opinion carefully and in its entirety.

     In connection with rendering its opinion, Salomon Smith Barney reviewed, among other things, the following:

  .  the merger agreement;

  . certain publicly available information concerning Think New Ideas and AnswerThink;

  . certain other financial information concerning Think New Ideas and AnswerThink, including financial forecasts, furnished to Salomon Smith Barney by the management of Think New Ideas and AnswerThink, respectively;

  . certain publicly available information concerning the trading of, and the trading market for, Think New Ideas common stock and AnswerThink common stock;

  . certain publicly available information with respect to certain other companies that Salomon Smith Barney believed to be comparable to Think New Ideas or AnswerThink and the trading markets for certain of such other companies' securities; and

  . certain publicly available information concerning the nature and terms of certain other transactions that Salomon Smith Barney considered relevant to its inquiry.

Salomon Smith Barney also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it considered relevant. Salomon Smith Barney also discussed the past and current business operations and financial condition of Think New Ideas and AnswerThink, as well as other matters Salomon Smith Barney believed relevant to its inquiry, with certain officers and employees of Think New Ideas and AnswerThink, respectively.

     In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed any responsibility for verifying any of such information. Salomon Smith Barney did not conduct a physical inspection of any of the properties or facilities of Think New Ideas or AnswerThink, did not make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities or any intellectual property owned, licensed or used by Think New Ideas or AnswerThink, and Salomon Smith Barney was not furnished with any such evaluations or appraisals. With respect to financial forecasts regarding Think New Ideas and AnswerThink, Salomon Smith Barney relied on estimates provided by the management of Think New Ideas and AnswerThink, respectively, and assumed that the estimates had been reasonably prepared and reflected the best currently available estimates and judgments of the management of Think New Ideas and AnswerThink, respectively, as to the future financial performance of Think New Ideas and AnswerThink, respectively. Salomon Smith Barney expressed no view with respect to those financial forecasts or the assumptions on which they were based. Salomon Smith Barney assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, will be accounted for as a pooling-of-interests for financial reporting purposes, and will be consummated in a timely manner in accordance with the terms of the merger agreement, without waiver of any of the conditions to the merger contained in the merger agreement.

     In conducting its analysis and arriving at its opinion, Salomon Smith Barney considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following:

  . the historical and current financial position and results of operations of Think New Ideas and AnswerThink;

  .  the business prospects of Think New Ideas and AnswerThink;

  . the historical and current market for Think New Ideas common stock, AnswerThink common stock and the equity securities of certain other companies that Salomon Smith Barney believed to be comparable to Think New Ideas or AnswerThink; and

  . the nature and terms of certain other merger and acquisition transactions that Salomon Smith Barney believed to be relevant.

Salomon Smith Barney also took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuation generally. Salomon Smith Barney was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategy that might exist
for Think New Ideas.   Salomon Smith Barney's opinion necessarily was based on
conditions as they existed and could be evaluated on the date of its opinion, and Salomon Smith Barney assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after that date. Salomon Smith Barney's opinion does not constitute an opinion or imply any conclusion as to the price at which AnswerThink common stock will trade following consummation of the merger. Salomon Smith Barney's opinion was, in any event, limited to the fairness, from a financial point of view, of the exchange ratio to the holders of Think New Ideas common stock and did not address Think New Ideas' underlying business decision to effect the merger or constitute a recommendation of the merger to Think New Ideas or a recommendation to any holder of Think New Ideas common stock as to how such holder should vote with respect to the merger.

     In connection with rendering its opinion, Salomon Smith Barney made a presentation to the Think New Ideas board of directors on June 17, 1999, with respect to certain analyses performed by Salomon Smith Barney in evaluating the fairness of the exchange ratio to the holders of Think New Ideas common stock. The following is a summary of that presentation. The summary of certain of the financial analyses includes information presented in tabular format. In order to understand the financial analyses used by Salomon Smith Barney, the tables below must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to June 15, 1999 and does not necessarily reflect current or future market conditions.

Historical Trading Analyses.

     Salomon Smith Barney performed analyses based on the historical trading prices of Think New Ideas common stock and AnswerThink common stock and the relationship between the two.

     Implied Historical Exchange Ratios. Salomon Smith Barney derived implied historical exchange ratios by dividing the closing price per share of Think New Ideas common stock by the closing price per share of AnswerThink common stock for each trading day in the calendar period from June 14, 1998 through June 14, 1999. Salomon Smith Barney calculated that the latest implied exchange ratio (as of June 14, 1999) was 0.59, the highest implied exchange ratio during the period was 1.67, and the lowest implied exchange ratio during the period was
0.22. Salomon Smith Barney also calculated the average implied exchange ratios for each of the following calendar periods ending June 14, 1999:

           ---------------------------------------------------------
           Last 12 Months                                  0.60
           ---------------------------------------------------------
           Last 6 Months                                   0.43
           ---------------------------------------------------------
           Last 3 Months                                   0.53
           ---------------------------------------------------------
           Last Month                                      0.58
           ---------------------------------------------------------

     Salomon Smith Barney noted that in each case described above, other than the highest implied exchange ratio during the twelve-month period, the implied exchange ratio or average implied exchange ratio was lower than the exchange ratio of 0.70.

     Implied Premium Analysis. Salomon Smith Barney analyzed the implied premiums to a holder of a share of Think New Ideas common stock represented by the exchange ratio of 0.70 and certain closing and average prices of Think New Ideas common stock and AnswerThink common stock. By multiplying the exchange ratio by the price of a share of AnswerThink common stock on June 15, 1999 ($24.50) and comparing it to the price of a share of Think New Ideas common stock, Salomon Smith Barney noted that the merger would yield a 22.5% premium to a holder of Think New Ideas common stock with respect to the closing price of Think New Ideas common stock as of June 15, 1999, a 21.6% premium to the average closing price of Think New Ideas common stock for the 30-day period ending

June 15, 1999 ($14.11), and a 61.6% premium to the average closing price of Think New Ideas common stock for the 180-day period ending June 15, 1999 ($10.61).

Implied Valuation Analyses.

     Salomon Smith Barney performed analyses using publicly available information concerning certain comparable companies and transactions, as well as historical and projected financial information for Think New Ideas and AnswerThink to derive certain implied valuation information for Think New Ideas and AnswerThink.

     Comparable Company Analysis. Salomon Smith Barney reviewed certain publicly available financial, operating and stock market information for Think New Ideas and seven other publicly traded companies that operate in the Internet commerce and consulting and related sectors that Salomon Smith Barney deemed comparable to Think New Ideas (Diamond Technology Partners Incorporated, iXL Enterprises, Inc., Modem Media Poppe Tyson Inc., Proxicom Inc., Razorfish Inc., USWeb Corporation, and Xceed, Inc.). For Think New Ideas and each of these companies, Salomon Smith Barney derived and compared, among other things:

  . the ratio of each company's closing stock price on June 15, 1999 to (a) its estimated earnings per share for 1999, and (b) its estimated earnings per share for 2000; and

  . the ratio of each company's firm value to (a) its revenue for the last twelve months, (b) its annualized revenue for the latest fiscal quarter, (c) its estimated revenue for 1999, (d) its estimated revenue for 2000, (e) its estimated earnings before taking into account interest expense and taxes (EBIT) for 1999, and (f) its estimated EBIT for 2000.

For the purposes of this analysis, forecasted financial information for the comparable companies was derived from equity research reports published by certain investment banks. Firm value was calculated as the sum of the value of:

  . all shares of common stock, assuming the exercise of all in-the-money options, warrants and convertible securities, less the proceeds from such exercise; plus

  .  non-convertible indebtedness; plus

  .  non-convertible preferred stock; plus

  .  minority interests; plus

  .  out-of-the-money convertible securities; minus

  .  investments in unconsolidated affiliates and cash.

     The following table sets forth the results of these calculations:

----------------------------------------------------------------------
Ratio of Closing Price                Comparable Companies
on June 15, 1999 to:
----------------------------------------------------------------------
                                 Range           Mean       Median
                             -----------------------------------------

   (a)  Estimated            27.9x to 47.0x     37.5x        37.5x
        Earnings Per
        Share for 1999

   (b)  Estimated            21.5x to 29.6x     25.5x        25.5x
        Earnings Per
        Share for 2000

Ratio of Firm Value to:

   (a)  Revenue for the       3.5x to 19.9x      8.9x         5.9x
        Twelve Months

   (b)  Last Quarter          3.2x to 14.6x      7.4x         5.6x
        Annualized
        Revenue

   (c)  Estimated             2.8x to 14.3x      7.2x         4.5x
        Revenue for 1999

   (d)  Estimated             2.1x to 10.3x      5.2x         3.5x
        Revenue for 2000

   (d)  Estimated EBIT       16.9x to 16.9x     16.9x        16.9x
        for 1999

   (d)  Estimated EBIT       11.9x to 89.4x     50.7x        50.7x
        for 2000
----------------------------------------------------------------------

N/C means that Salomon Smith Barney was unable to calculate the ratio because Think New Ideas did not have positive earnings in the relevant period.

     Salomon Smith Barney noted that the multiples that were calculated for Think New Ideas were below the mean and median multiples derived for the comparable companies in all cases, except for the ratio of closing stock price
on June 15, 1999 to estimated earnings per share for 2000.   Using the data
calculated with respect to the comparable companies, Salomon Smith Barney derived a reference range for the implied value of a share Think New Ideas common stock of $14.00 to $19.00.

     With respect to AnswerThink, Salomon Smith Barney reviewed certain publicly available financial, operating and stock market information for AnswerThink and four other publicly traded companies that operate in the Internet commerce and consulting and related sectors that Salomon Smith Barney deemed comparable to AnswerThink (Cambridge Technology Partners (Massachusetts), Inc., Diamond Technology Partners, Incorporated, Sapient Corporation, and Whittman-Hart,
Inc.).   For AnswerThink and each of these companies, Salomon Smith Barney derived and compared the same ratios as discussed above with respect to Think New Ideas. For the purposes of this analysis, forecasted financial information for the comparable companies was derived from equity research reports published by certain investment banks.

     The following table sets forth the results of these calculations:

----------------------------------------------------------------------
Ratio of Closing Price                Comparable Companies
on June 15, 1999 to:
----------------------------------------------------------------------
                                 Range           Mean       Median
                             -----------------------------------------

   (a) Estimated             24.4x to 64.8x     40.4x        36.3x
       Earnings Per
       Share for 1999

   (b) Estimated             17.1x to 45.3x     29.4x        27.5x
       Earnings Per
       Share for 2000

Ratio of Firm Value to:

   (a) Revenue for Last      1.3x to 11.0x       4.9x        3.6x
       Twelve Months

   (b) Last Quarter           1.3x to 8.9x       4.1x        3.2x
       Annualized
       Revenue

   (c) Estimated              1.3x to 7.7x       3.7x        2.9x
       Revenue for 1999

   (d) Estimated              1.0x to 5.5x       2.7x        2.1x
       Revenue for 2000

   (d) Estimated EBIT        13.1x to 42.8x     25.2x        22.5x
       for 1999

   (d) Estimated EBIT        8.2x to 28.7x      16.8x        15.2x
       for 2000
----------------------------------------------------------------------

     Salomon Smith Barney noted that the multiples for AnswerThink were above the mean and median multiples derived for the comparable companies in all cases, except for the mean ratio of closing stock price on June 15, 1999 to estimated
earnings per share for 2000.   Using the data calculated with respect to the
comparable companies, Salomon Smith Barney derived a reference range for the implied value of a share AnswerThink common stock of $25.00 to $33.00.

     In presenting this analysis, Salomon Smith Barney noted that the comparable companies used in this analysis were reasonably similar to Think New Ideas or AnswerThink insofar as they participate in business segments similar to those of Think New Ideas or AnswerThink, but noted that none of these companies has the same technology, management, capital structure, operations and combination of businesses and markets as Think New Ideas or AnswerThink.

     Precedent Transactions Analysis. Salomon Smith Barney reviewed publicly available information for nine completed merger or acquisition transactions in the Internet commerce and consulting and related sectors announced since March 31, 1998, in which a public company acquired a privately held company. The private company transactions included the following (in each case, the acquiror's name is listed first and the acquired company's name is listed second): (i) Keane, Inc./Jamison Gold, LLC; (ii) Sapient Corporation/Adjacency, Inc.; (iii) AnswerThink/triSpan, Inc.; (iv) Sapient Corporation/Studio Achetype, Inc.; (v) Rare Medium Group, Inc./ IO 360, Inc.; (vi) Rare Medium Group, Inc./DigitalFacades Corporation; (vii) Platinum Technology International, Inc./Vivid Studios; (viii) Computer Sciences Corporation/Onward Technologies Inc.; and (ix) Renaissance Worldwide

Inc./Neoglyphics Media, Inc. Salomon Smith Barney also reviewed publicly available information for five completed or pending merger or acquisition transactions in the Internet commerce and consulting and related sectors announced since March 31, 1998, in which two publicly traded companies were involved. The public company transactions included the following (in each case, the acquiror's name is listed first and the acquired company's name is listed second): (i) Aris Corporation/fine.com International Corp.; (ii) Computer Associates International, Inc./Computer Management Sciences, Inc.; (iii) USWeb Corporation/CKS Group, Inc.; (iv) Complete Business Solutions, Inc./Claremont Technology Group, Inc.; and (v) Xerox Corporation/XL Connect Solutions, Inc.

     For each of the private company transactions, Salomon Smith Barney derived the ratio of the firm value of the target company based on the consideration paid in the transaction to the target's revenue for the last twelve months prior to the announcement of the transaction. Salomon Smith Barney noted that the ratios ranged from 1.7x to 12.3x, with a mean of 4.1x and a median of 2.2x.

     If the necessary data was available, Salomon Smith Barney derived the following for each of the public company transactions:

  . the ratio of the firm value of the acquired company based on the consideration paid in the transaction to (a) revenue of the acquired company for the last twelve months prior to the announcement of the transaction, (b) EBIT of the acquired company for the last twelve months prior to the announcement of the transaction, and (c) earnings before taking into account interest expense, taxes, depreciation and amortization (EBITDA) of the acquired company for the last twelve months prior to the announcement of the transaction; and

  . the premium (or discount) paid in the transaction to the firm value of the acquired company (a) one day prior to the announcement of the transaction, (b) thirty days prior to the announcement of the transaction and (c) sixty days prior to the announcement of the transaction.

With respect to certain financial information for the companies involved in the precedent transactions, Salomon Smith Barney relied on information available in public documents as well as equity research reports published by certain investment banks.

     The following table sets forth the results of these calculations:

---------------------------------------------------------------------------------------------------
Ratio of Firm Value to:                                  Range              Mean          Median
                                               ----------------------------------------------------
(a)  Acquired Company's  Revenue for Last 12        2.0x to 4.8x            3.4x           3.4x
     Months Prior to Announcement
---------------------------------------------------------------------------------------------------
(b)  Acquired Company's EBIT for Last 12           25.9x to 49.6x          41.3x          48.5x
     Months Prior to Announcement
---------------------------------------------------------------------------------------------------
(c)  Acquired Company's EBITDA for Last 12         21.9x to 36.9x          30.2x          31.0x
     Months Prior to Announcement
---------------------------------------------------------------------------------------------------

Premium/Discount Paid to Acquired
Company's Firm Value:

(a)  1 Day Prior to Announcement                  (11.1)% to 102.2%        30.4%          19.2%
---------------------------------------------------------------------------------------------------

(b)  30 Days Prior to Announcement                (15.1)% to 127.5%        63.2%          77.9%
---------------------------------------------------------------------------------------------------

(c)  60 Days Prior to Announcement                (13.1)% to 95.3%         42.6%          38.3%
---------------------------------------------------------------------------------------------------

     Using the data calculated with respect to the precedent transactions, Salomon Smith Barney derived a reference range for the implied value of a share of Think New Ideas common stock of $15.00 to $18.00. Salomon

Smith Barney noted that the implied value of the per share consideration to be paid in the merger derived by multiplying the exchange ratio by the closing price of AnswerThink common stock on June 15, 1999 ($24.50) is $17.15, which is within the reference range.

     In presenting the results of its precedent transaction analysis, Salomon Smith Barney noted that the merger and acquisition transaction environment varies over time because of, among other things, macroeconomic factors such as the availability of financing and conditions in equity markets. In addition, no precedent transaction reviewed was identical to the merger because of, among other things, differences in the subject companies and the form of consideration paid. As a result, Salomon Smith Barney noted that an evaluation of the results of its precedent transaction analyses necessarily involves judgments beyond the purely mathematical, such as an assessment of macroeconomic factors and the evaluation of differences between the financial and operating characteristics of the subject companies involved in the precedent transactions, on the one hand, and those of Think New Ideas and AnswerThink, on the other hand.

     Discounted Cash Flow Analyses. Using cash flow projections provided by the management of Think New Ideas and AnswerThink, respectively, Salomon Smith Barney performed discounted cash flow analyses with respect to each company, without taking into account synergies forecasted by management to result from the merger. Based on information concerning each company's weighted average cost of capital, Salomon Smith Barney utilized a range of discount rates from 13.0%
to 15.0% for Think New Ideas and 12.0% to 14.0% for AnswerThink.   Salomon Smith
Barney utilized terminal value multiples for forecasted 2002 revenue ranging from 1.0x to 3.0x for both companies. Based on this analysis, Salomon Smith Barney derived a range for the implied equity value per share of Think New Ideas common stock of $14.00 to $21.00 and a range for the implied equity value per share of AnswerThink common stock of $27.00 to $34.00.

Merger Consequences Analysis.

     Contribution Analysis. Salomon Smith Barney analyzed the relative contributions of each of Think New Ideas and AnswerThink to the pro forma combined company with respect to certain market and financial data. The following table describes the relative contributions of Think New Ideas and AnswerThink, respectively, to the pro forma combined company. The computations in the table were based on historical financial data for each of Think New Ideas and AnswerThink at, or for the twelve months ended, December 31, 1998, forecasted financial information for each of Think New Ideas and AnswerThink for 1999, 2000 and 2001 as provided by management, and the closing prices of Think New Ideas common stock and AnswerThink common stock as of June 15, 1999. In performing this analysis, Salomon Smith Barney did not take into account any anticipated cost savings, revenue enhancements or other potential effects of the merger.

                                                                                                         Think
                                                                               AnswerThink             New Ideas
                                                                              Contribution           Contribution
                                                                              ------------           ------------
Firm Value                                                                        82.7%                 17.3%
Estimated Revenue for 1999                                                        78.9%                 21.1%
Estimated Revenue for 2000                                                        81.1%                 18.9%
Estimated Revenue for 2001                                                        83.2%                 16.8%
Estimated EBITDA for 1999                                                         88.5%                 11.5%
Estimated EBITDA for 2000                                                         81.6%                 18.4%
Estimated EBITDA for 2001                                                         83.7%                 16.3%
Estimated Net Income for 2000                                                     84.6%                 15.4%
Estimated Net Income for 2001                                                     86.4%                 13.6%

     Salomon Smith Barney compared each of these percentage contributions to the pro forma 17.6% ownership stake holders of Think New Ideas common stock would have in the combined company based on the exchange ratio.

                                    *  *  *

     The foregoing is a summary of the material financial analyses furnished by Salomon Smith Barney to the Think New Ideas board of directors, but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentations to the Think New Ideas board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of the analyses and factors considered. Accordingly, Salomon Smith Barney believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Salomon Smith Barney, without considering all of such analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Think New Ideas, AnswerThink, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Think New Ideas and AnswerThink. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of Think New Ideas, AnswerThink, the Think New Ideas board of directors, the AnswerThink board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the exchange ratio to the holders of Think New Ideas common stock and were provided to the Think New Ideas board of directors in that connection. The opinion of Salomon Smith Barney was one of the factors taken into consideration by the Think New Ideas board of directors in making its determination to approve the merger agreement and the merger.

     Salomon Smith Barney is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Think New Ideas selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with Think New Ideas. Salomon Smith Barney and its predecessors and affiliates had previously rendered investment banking and financial advisory services to Think New Ideas and AnswerThink, for which they received customary compensation. In addition, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade the securities of Think New Ideas and AnswerThink for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) may have other business and financial relationships with Think New Ideas and AnswerThink.

     Pursuant to Salomon Smith Barney's engagement letter, Think New Ideas agreed to pay Salomon Smith Barney the following fees: (i) $50,000, payable upon execution of the engagement letter, (ii) $200,000, payable upon the delivery by Salomon Smith Barney of its opinion, and (iii) 1% of the total proceeds or other consideration paid or received (including any debt assumed or repaid) in connection with the merger less the amounts described in clauses (i) and (ii) above. Think New Ideas has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement (including the reasonable fees and disbursements of its counsel) and to indemnify Salomon Smith Barney against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

Interests of Think New Ideas' Directors and Executive Officers in the Merger

   When considering the recommendations of Think New Ideas' board of directors, you should be aware that Ronald Bloom, the Chairman and Chief Executive Officer of Think New Ideas, will become AnswerThink's Chief Strategic Officer and a member of the AnswerThink board of directors. As a result, Mr. Bloom could be more likely to vote to approve the merger agreement and the merger than if he did not hold these interests.

Completion and Effectiveness of the Merger

   The merger will be completed when all of the conditions to completion of the merger are satisfied or waived. This includes approval and adoption of the merger agreement and approval of the merger by the Think New Ideas stockholders. It also includes approval of the share issuance by the AnswerThink stockholders. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

Structure of the Merger and Conversion of Think New Ideas Common Stock

   In the merger, a newly formed and wholly owned subsidiary of AnswerThink will be merged with and into Think New Ideas. As a result of the merger, Think New Ideas will become a wholly owned subsidiary of AnswerThink.

   When we complete the merger, each outstanding share of Think New Ideas common stock, will be converted into the right to receive 0.70 shares of AnswerThink common stock. The number of shares of AnswerThink common stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to Think New Ideas common stock or AnswerThink common stock effected between the date of the merger agreement and the completion of the merger. Also, options and warrants to purchase shares of Think New Ideas common stock outstanding and unexercised immediately before the closing of the merger will be converted into options or warrants, as applicable, to purchase shares of AnswerThink common stock equal to the number of shares of Think New Ideas common stock subject to the option or warrant multiplied by 0.70 with the exercise price being divided by 0.70.

   No certificate or scrip representing fractional shares of AnswerThink common stock will be issued in the merger. Instead, stockholders of Think New Ideas who would be entitled to receive a fractional share of common stock of AnswerThink will receive a cash payment based on the market price of common stock of AnswerThink.

Exchange of Think New Ideas Stock Certificates for AnswerThink Stock
Certificates

   When the merger is completed, AnswerThink's exchange agent will mail to Think New Ideas stockholders a letter of transmittal and instructions for use in surrendering Think New Ideas stock certificates in exchange for AnswerThink stock certificates. When you deliver your Think New Ideas stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, your Think New Ideas stock certificates will be canceled. You will receive AnswerThink stock certificates representing the number of full shares of AnswerThink common stock to which you are entitled under the merger agreement. Think New Ideas stockholders will receive payment in cash, without interest, in lieu of any fractional shares of AnswerThink common stock which would have been otherwise issuable to them in the merger equal to the closing price of AnswerThink common stock on the day that the merger is completed multiplied by such fractional shares.

   Think New Ideas stockholders are not entitled to any rights as stockholders of AnswerThink, including the rights to receive any dividends or other distributions on AnswerThink common stock, until the merger is completed and they have surrendered their Think New Ideas stock certificates in exchange for AnswerThink stock certificates.

   AnswerThink will only issue Think New Ideas stockholders an AnswerThink stock certificate or a check in lieu of a fractional share in a name in which the surrendered Think New Ideas stock certificate is registered. If you wish to have your certificate issued in another name you must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Federal Income Tax Consequences of the Merger

     The closing of the merger is conditioned upon the delivery of an opinion from Think New Ideas' counsel stating the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The opinion is subject to assumptions, limitations and qualifications, and is based on the truth and accuracy of factual representations made in the merger agreement and in exhibits to the registration statement of which this joint proxy statement/prospectus is a part. Assuming the merger qualifies as a tax-free reorganization, then subject to the assumptions, limitations and qualifications referred to in the opinion, the merger should result in the following federal income tax consequences:

  . No gain or loss will be recognized by the Think New Ideas stockholders upon the exchange of Think New Ideas common stock solely for AnswerThink common stock. The cash payment to Think New Ideas stockholders in lieu of fractional shares of AnswerThink common stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by AnswerThink. Under section 302(a) of the Code, those cash payments will be treated as distributions in full payment in exchange for the fractional AnswerThink shares hypothetically redeemed. Therefore, Think New Ideas stockholders receiving cash in lieu of fractional shares generally will recognize gain (or loss) to the extent that the amount of cash exceeds (or is exceeded by) the portion of their adjusted tax basis of Think New Ideas common stock that is allocable to the fractional shares;

  . Each Think New Ideas stockholders' aggregate tax basis in the AnswerThink common stock received in the merger will equal the aggregate tax basis of the Think New Ideas common stock it surrendered in the merger. If an exchanging Think New Ideas stockholder recognizes gain or loss upon receiving cash in lieu of fractional shares in the merger, that stockholder's basis in AnswerThink common stock actually received will be reduced. The amount of the reduction will equal the portion of the stockholder's tax basis in its surrendered stock that is allocable to the fractional share interest considered to be exchanged for cash;

  . A Think New Ideas stockholder's holding period for AnswerThink common stock received in the merger will include the time period during which it held the Think New Ideas common stock, provided the Think New Ideas common stock is held as a capital asset at the time of the merger;

  . Neither AnswerThink nor Think New Ideas will recognize gain or loss solely as a result of the merger.

     The Internal Revenue Service has not issued a ruling in connection with the merger. The tax opinion delivered by Think New Ideas' counsel does not bind the IRS and the IRS is not precluded from asserting a contrary position.

     Think New Ideas stockholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). The statement must include each stockholder's tax basis in the stockholder's Think New Ideas common stock and a description of the AnswerThink common stock received.

     This tax discussion does not deal with all tax considerations that may be relevant to you, such as (a) stockholders who are dealers in securities; (b) foreign persons; (c) stockholders who acquired their shares in connection with previous mergers involving Think New Ideas or an affiliate; or (d) stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

     This tax discussion also does not address the tax consequences of other transactions effectuated before or after the merger (whether or not these transactions are in connection with the merger). The discussion does not address foreign, state or local tax considerations. ACCORDINGLY, THINK NEW IDEAS STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM.

   This tax discussion is based on the interpretation of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date of this joint proxy statement/prospectus. We cannot assure you that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions. Any changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to the Think New Ideas stockholders.

Accounting Treatment of the Merger

     AnswerThink intends to account for the merger as a pooling-of-interests for financial reporting and accounting purposes, under generally accepted accounting principles. One of the merger's closing conditions is that each of our independent accountants must have delivered to both of us a letter to the effect that the merger will qualify for pooling-of-interests accounting treatment. Under the pooling-of-interests method of accounting

    . Think New Ideas' recorded assets and liabilities will be carried forward to the combined company at their recorded amounts;

    . the combined company's revenues and expenses will include Think New Ideas' revenues and expenses for the entire fiscal year of the combined company and Think New Ideas in which the merger occurs; and

    . Think New Ideas' reported revenues and expenses for prior periods will be combined with those of AnswerThink, whose financial statements will then be restated.

Restrictions on Sales of Shares by Affiliates of Think New Ideas and AnswerThink

       AnswerThink will register under the Securities Act the sale of the AnswerThink common stock to be issued in the merger. These shares will be freely transferable under the Securities Act, except for shares of AnswerThink common stock issued to any person who is an affiliate of either of us. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, either of us and may include our executive officers and directors, as well as our principal stockholders. Affiliates may not sell their shares of AnswerThink common stock acquired in the merger except under

    . an effective registration statement under the Securities Act covering the resale of those shares;

    .  Rule 145 under the Securities Act; or

    .  an exemption under the Securities Act.

       Also, each of us must deliver to the other no later than 31 days before the closing date, affiliate agreements. Under these agreements, our affiliates may not dispose of or encumber any of their shares of AnswerThink common stock until financial results covering at least 30 days of post-merger combined operations of our companies are publicly reported. The affiliates are entering these agreements to help assure that the merger qualifies as a pooling-of-interests.

Regulatory Filings and Approvals Required to Complete the Merger

       The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. We have filed the required information and materials with the Department of Justice and the Federal Trade Commission and the applicable waiting period has terminated.

       Neither of us is aware of any other material governmental or regulatory approval required for completion of the merger.

Listing on the Nasdaq National Market of AnswerThink Common Stock to be Issued in the Merger

       It is a condition to the closing of the merger that the shares of AnswerThink common stock to be issued in the merger be approved for listing on the Nasdaq National Market, subject to official notice of issuance. We expect this to occur upon closing of the merger.

Operations after the Merger

     Following the merger, Think New Ideas will operate as a wholly owned subsidiary of AnswerThink. Think New Ideas' stockholders will become AnswerThink stockholders. The AnswerThink amended and restated certificate of incorporation and bylaws and Florida law govern the rights as stockholders of AnswerThink. See "Comparison of Rights of Holders of AnswerThink Common Stock and Think New Ideas Common Stock" on page 67.

                              THE MERGER AGREEMENT

         In this section of the joint proxy statement/prospectus, we describe the merger agreement. While we believe that our description covers the merger agreement's material terms, our summary may not contain all of the information that is important to you. We have attached the merger agreement to this joint proxy statement/prospectus as Annex A. We urge you to read it carefully, in its entirety.

Representations and Warranties

         We each made a number of representations and warranties in the merger agreement. The representations and warranties cover aspects of our respective businesses, financial condition, structure and other facts pertinent to the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Acquiror and Merger Sub."

         Think New Ideas' Representations and Warranties

         Think New Ideas' representations and warranties include representations as to:

      .  its corporate organization and qualification to do business;

      . the effectiveness of, and its compliance with provisions of, its certificate of incorporation and bylaws;

      . its capitalization, including its common stock, preferred stock and options and warrants to purchase its common stock;

      . its board's approval of and authority to enter into the merger and stock option agreements and the binding obligation on it of those agreements;

      . the non-existence of conflicts between the merger agreement's provisions and (1) its certificate of incorporation and bylaws, (2) other Think New Ideas agreements and (3) applicable law;

      . the filing of, and the veracity of the information contained in, its SEC filings, including its financial statements;

      . its disclosure of material liabilities and lack of material adverse effects having occurred that are not otherwise disclosed in its SEC filings;

      .  litigation involving Think New Ideas;

      .  its licenses and permits;

      . its compliance with applicable law, no unlawful payments having been made and the payment of taxes;

      .  its intellectual property;

      .  its material contracts;

      . its title to or right to use the properties it owns and leases, and its assets;

      . its employee benefit plans and labor relations and compliance with employment and workplace related laws;

      .  environmental matters;

      .  its insurance coverage and policies;

      . Think New Ideas' financial advisor and the financial advisor's fairness opinion;

      .  the inapplicability of Delaware's anti-takeover statute to the merger;

      . its and its affiliates actions as they pertain to the merger's proposed accounting and tax treatment;

      . information supplied by Think New Ideas in this joint proxy statement/prospectus and the related registration statement filed by AnswerThink; and

      .  the veracity of information it provided in connection with the merger.

         AnswerThink's Representations and Warranties

         AnswerThink's representations and warranties include representations as to:

      .  its corporate organization and qualification to do business;

      . the effectiveness of, and its compliance with provisions of, its articles of incorporation and bylaws;

      . its capitalization, including its common stock, preferred stock, options to purchase its common stock and its employee stock purchase plan;

      . its board's approval of and authority to enter into the merger and the binding obligation on it of the merger agreement;

      . the non-existence of conflicts between the merger agreement's provisions and (1) its articles of incorporation and bylaws, (2) other AnswerThink agreements and (3) applicable law;

      . the filing of, and the veracity of the information contained in, its SEC filings, including its financial statements;

      . its disclosure of its material liabilities and no material adverse effect having occurred which is not disclosed in its SEC filings;

      .  litigation involving AnswerThink;

      .  its licenses and permits;

      . its compliance with applicable law, no unlawful payments having been made and the payment of taxes;

      .  its intellectual property;

      .  its material contracts;

      . its employee benefit plans and its labor relations and compliance with employment and workplace related laws;

      .  environmental matters;

      . AnswerThink's financial advisor and the financial advisor's fairness opinion;

      . its and its affiliates' actions as they pertain to the merger's proposed accounting and tax treatment;

      . information supplied by AnswerThink in this joint proxy statement/prospectus and the related registration statement it filed;

      .  brokers in connection with the merger; and

      .  the veracity of information it provided in connection with the merger.

AnswerThink's and Think New Ideas' Conduct of Business Before the Merger's Completion

         Each of us has agreed that, until the merger closes or unless the other of us consents in writing, each of AnswerThink and Think New Ideas will:

      . operate its business in the usual and ordinary course consistent with past practices and applicable laws and licenses;

      . timely prepare and file tax returns and materially accurate SEC reports;

      .  preserve intact its present business organization;

      .  maintain its rights, franchises and insurance;

      .  retain the services of its principal officers and key employees;

      . maintain its relationship with its respective principal customers and suppliers; and

      .  keep its properties and assets in good repair and condition.

         In addition, we have both agreed that, until the merger closes or unless the other of us consents in writing, each of us will conduct our business in compliance with specific restrictions relating to the following:

      .  declaring or paying dividends or making other distributions;

      . splitting, combining, reclassifying, repurchasing and redeeming securities;

      .  changing accounting methods in any material respect;

      . taking actions which are intended or would likely make the party's representations and warranties in the merger agreement untrue;

      . taking actions that would likely prevent pooling-of-interests accounting treatment for the merger; and

      .  not satisfying or violating the merger agreement's conditions.

         Think New Ideas also agreed that, until the merger closes or unless AnswerThink consents in writing, Think New Ideas will conduct its business in compliance with specific restrictions relating to the following:

      .  employees and employee benefits;

      .  issuing and encumbering securities;

      . liquidating, dissolving, reorganizing, consolidating, recapitalizing, restructuring or merging;

      .  acquiring, disposing of and encumbering assets;

      .  modifying Think New Ideas' certificate of incorporation and bylaws;

      .  changing tax elections;

      .  borrowing money;

      .  entering into transactions and agreements with affiliates;

      .  entering into or amending material contracts; and

      .  settling material claims.

         The agreements related to the conduct of AnswerThink's and Think New Ideas' business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the section of the merger agreement entitled "Covenants."

Other Agreements

      We have also reached additional agreements regarding

      . providing reasonable access to one another's personnel, advisors, properties and information;

      .  confidentiality;

      .  holding the special meetings;

      .  making public announcements regarding the merger;

      .  indemnification;

      . using commercially reasonable efforts and taking further action to complete the merger;

      .  complying with state securities laws; and

      .  publishing combined financial results after the closing of the merger.

No Other Negotiations Involving Think New Ideas

         Until the merger is completed or the merger agreement is terminated, Think New Ideas has agreed not to directly or indirectly take any of the following actions:

      . initiate, solicit, encourage or facilitate any inquiries or proposals that constitute or may lead to an Acquisition Proposal (as defined below);

      . participate in any discussions or negotiations regarding any Acquisition Proposal; and

      .  agree to, approve, recommend or endorse any Acquisition Proposal.

Think New Ideas has also agreed to (a) inform AnswerThink promptly of any inquiries and proposals related to these matters, (b) provide to AnswerThink copies of any written Acquisition Proposal and a summary of its material terms and (c) keep AnswerThink informed as to any discussions or negotiations regarding any activities relating to any Acquisition Proposal.

         Under the merger agreement, if Think New Ideas' board of directors receives an unsolicited bona fide written Acquisition Proposal, the board may furnish information to, or discuss or negotiate with, the person who made the proposal. The board may recommend this type of Acquisition Proposal to Think New Ideas' stockholders if it:

      . concludes in good faith after consulting with its financial advisor that the proposal is a Superior Proposal (as defined below);

      . determines in good faith after consulting with its outside legal counsel that it would breach its fiduciary duties to its stockholders if it did not recommend the proposal to them;

      . provides prompt written notice to AnswerThink, prior to negotiating or discussing the proposal with, or providing information to, the proposal's proponent; and

      . enters a confidentiality agreement no less favorable to Think New Ideas than the confidentiality agreement we have regarding the merger, prior to providing information to the proposal's proponent.

Under the merger agreement, the term:

      . "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by the merger agreement or the stock option agreement) involving Think New Ideas or its subsidiaries: (a) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or 10% or more of the equity securities of, Think New Ideas or any of its subsidiaries, in a single transaction or series of related transactions which could reasonably be expected to interfere with the completion of the merger; (b) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Think New Ideas or any of its subsidiaries or the filing of a registration statement under the Securities Act in connection therewith; or (c) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; and

      . "Superior Proposal" means a bona fide Acquisition Proposal made by any person that the Think New Ideas board of directors determines in its good faith judgment to be more favorable to the Think New Ideas stockholders than the merger (based on the written opinion, with only customary qualifications, of Think New Ideas' independent financial advisor that the value of the consideration to Think New Ideas stockholders provided for in the proposal exceeds the value of the consideration to the stockholders provided for in the merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the board of directors (based on the written advice of Think New Ideas' independent financial advisor), is reasonably capable of being obtained by such person.

Treatment of Think New Ideas Stock Options and Warrants

         When we complete the merger, each outstanding option or warrant to purchase Think New Ideas common stock will be converted, in accordance with its terms, into an option or warrant, as the case may be, to purchase AnswerThink common stock. Upon conversion, each option or warrant will be exercisable for a number of shares of AnswerThink common stock equal to 0.70 times the number of shares of Think New Ideas common stock which could have been obtained upon exercise of the option or warrant before the merger. After conversion and upon exercise, holders of these options and warrants, as the case may be, will receive cash in lieu of fractional shares in each case as provided in the applicable option or warrant. The exercise price will be equal to the exercise price per share of Think New Ideas common stock subject to the option or warrant before conversion divided by 0.70, rounded to the nearest whole cent. The other terms of each option and warrant and the Think New Ideas option plans and warrant agreements, as applicable, under which the options and warrants were granted, will continue to apply.

         After the merger is completed, AnswerThink will register on Form S-8 the sale by AnswerThink of the shares of AnswerThink common stock issuable with respect to options granted under the Think New Ideas 1997 and 1998 stock option plans. AnswerThink will use reasonable efforts to maintain the effectiveness of that registration statement for as long as any of the options remain outstanding and cause the securities to be approved for quotation on the Nasdaq National Market.

Conditions to Completion of the Merger

         Our respective obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

      . AnswerThink's registration statement must be effective, no stop order suspending its effectiveness may be in effect and no proceedings for suspension of its effectiveness may be pending before or threatened by the SEC;

      . the merger agreement must be approved and adopted and the merger must be approved by the holders of a majority of the outstanding shares of Think New Ideas common stock;

      . the issuance of shares of AnswerThink common stock in the merger must be approved by a majority in total voting power of the shares of AnswerThink common stock represented in person or by proxy at the AnswerThink meeting;

      . no law, regulation or order may be enacted or issued which has the effect of preventing or prohibiting completion of the merger;

      . the shares of AnswerThink common stock to be issued in the merger must be authorized for listing on Nasdaq National Market, subject to notice of issuance;

      . all applicable waiting periods under applicable antitrust laws must have expired or been terminated;

      . Think New Ideas and its stockholders must receive from Think New Ideas' tax counsel an opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, if counsel to Think New Ideas does not render this opinion, this condition will be satisfied if counsel to AnswerThink renders the opinion;

      . each of us must obtain all material permits, authorizations, consents and approvals needed to complete the merger; and

      . each of our respective independent accountants must have delivered to each of us, respectively, a letter to the effect that the merger will qualify for pooling-of-interests accounting treatment.

         Each of our obligations to complete the merger and the other transactions contemplated by the merger agreement is subject to the satisfaction by the other or the waiver of each of the following additional conditions before completion of the merger:

         . representations and warranties must have been true and correct as of June 24, 1999 and at and as of the date the merger is to be completed at and as if made as of such time, except to the extent the representations and warranties address matters only as of a particular date or time, in which case they must be true and correct as of that date or time;

         . all respective obligations under agreements and covenants in the merger agreement must be performed; and

         . no material adverse effect shall have occurred, or be reasonably likely to occur, since June 24, 1999.

         AnswerThink's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

         . no litigation may be pending or threatened which would impede the merger's closing, seek damages that may be material to Acquiror, materially adversely affect the combined company's operations or would have a material adverse effect on either of us;

         . there must be evidence that the current Think New Ideas directors' and officers' insurance policies regarding matters occurring before the merger will be continued and remain in full force and effect; and

         . there must be no changes in the current securities litigation involving Think New Ideas which would increase the likelihood in any material respect that Think New Ideas or any of its directors or officers will be liable for damages or losses, or that they will be found to have engaged in fraudulent actions not covered by Think New Ideas' insurance policies.

Termination of the Merger Agreement

         The merger agreement may be terminated at any time prior to the merger's completion, whether before or after either of our stockholders approve the proposals at the respective special meetings, in the circumstances we have listed below.

         The merger agreement may be terminated by both AnswerThink and Think New Ideas if we both consent in writing.

         The merger agreement may be terminated by either AnswerThink or Think New Ideas if any of the following events occur:

         . the other materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement and causes the conditions to closing relating to those representations, warranties, covenants and agreements to be unsatisfied, provided, that if a breach is curable, the non-breaching party may not terminate if the party in breach is exercising reasonable efforts to cure the breach;

         . there exists any final and nonappealable order preventing the merger, provided, the party seeking to terminate the merger agreement has used reasonable efforts to vacate or lift the order;

         . without the fault of the terminating party, the merger is not completed by March 20, 2000, provided, that if Think New Ideas fails to fulfill its obligations under the merger agreement, generally, Think New Ideas may have an additional 90 days to fulfill its obligations if it is capable of doing so during that 90-day period;

         . the Think New Ideas stockholders do not approve and adopt the merger agreement and approve the merger at the Think New Ideas special meeting; or

         . the AnswerThink stockholders do not approve the issuance of AnswerThink shares at the AnswerThink special meeting.

         AnswerThink may terminate the agreement if:

         . the board of directors of Think New Ideas withdraws, or modifies in a manner adverse to AnswerThink, its recommendation of the merger agreement or resolves, or publicly announces or discloses to a third party its intention, to do any of the same;

         . the board of directors of Think New Ideas recommends or resolves to recommend to Think New Ideas' stockholders an Acquisition Proposal;

         . a person makes a tender offer or exchange offer for 20% or more of Think New Ideas' common stock and the Think New Ideas board of directors, within 10 business days after the offer is made, either
            (a) does not recommend that the offer be rejected or (b) takes no position as to the offer;

         .  Think New Ideas materially breaches the option agreement; or

         . any person, or any group which may be formed, other than AnswerThink, Think New Ideas and their affiliates, beneficially owns 50% or more of Think New Ideas' outstanding capital stock.

         Think New Ideas may terminate the merger agreement if its board of directors (a) determines to recommend a Superior Proposal to its stockholders,
(b) gives notice to AnswerThink and (c) pays a $6.0 million termination fee and one half of the expenses related to the merger.

Payment of Termination Fee

         Think New Ideas will pay AnswerThink a termination fee of $6.0 million:

         (a) promptly, but not later than two business days after AnswerThink terminates the merger agreement if

         . Think New Ideas' board of directors withdraws, or modifies in a manner adverse to AnswerThink, its recommendation of the merger agreement or the merger or resolves, or publicly announces or discloses to a third party its intention, to do any of the same,

         . Think New Ideas' board of directors recommends or resolves to recommend to Think New Ideas' stockholders an Acquisition Proposal that constitutes a Superior Proposal,

         . a person makes a tender offer or exchange offer for 20% or more of Think New Ideas' outstanding common stock and the Think New Ideas board of directors, within 10 business days after the offer is made, either (a) does not recommend that the offer be rejected or (b) takes no position as to the offer, or

         .  Think New Ideas materially breaches the option agreement;

or

         (b) if either of us terminates the merger agreement

         . because Think New Ideas failed to fulfill timely any obligation under the merger agreement, and

         . the merger was not completed by March 20, 2000, or the end of the additional 90 day period Think New Ideas may have had to fulfill its obligations,

     and

         . Think New Ideas closes an Acquisition Proposal or enters a definitive agreement regarding an Acquisition Proposal within 12 months after the merger agreement is terminated.

In the case of (b), Think New Ideas will pay the $6.0 million termination fee to AnswerThink at or prior to the closing of the Acquisition Proposal transaction or within two business days of the signing of a definitive agreement in connection with the Acquisition Proposal, whichever happens first.

         If the merger agreement is terminated by:

         . either of us because the Think New Ideas stockholders have not approved and adopted the merger agreement and approved the merger at the Think New Ideas special meeting; or

         . AnswerThink because Think New Ideas (a) materially breached any of its representations, warranties, covenants or agreements contained in the merger agreement which caused the conditions to closing relating to those representations, warranties, covenants and agreements to be unsatisfied and (b) failed to exercise reasonable efforts to cure the breach;

then Think New Ideas will pay AnswerThink a $3.0 million termination fee within 30 days after termination. If Think New Ideas closes an Acquisition Proposal or enters a definitive agreement regarding an Acquisition Proposal within 12 months after the merger agreement is terminated for either of these reasons, Think New Ideas will pay AnswerThink an additional $3.0 million.

         If Think New Ideas terminates the merger agreement because AnswerThink:

         . materially breached any of its representations, warranties, covenants or agreements contained in the merger agreement, which caused the conditions to closing relating to those representations, warranties, covenants and agreements to be unsatisfied; and

         .  failed to exercise reasonable efforts to cure the breach;

then AnswerThink will pay Think New Ideas a $3.0 million termination fee within 30 days after termination.

Extension, Waiver and Amendment of the Merger Agreement and Expenses

         We may amend the merger agreement before we complete the merger provided we comply with applicable law.

         Either of us may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

         Each of us will pay our own costs and expenses including attorney's fees, accounting fees and expenses. However, if we do not complete the merger, we will share costs and expenses related to printing, filing and mailing this joint proxy statement/prospectus, the registration statement of which it is a part and regulatory applications.

                              RELATED AGREEMENTS

     This section describes agreements related to the merger agreement, including the stock option agreement and the voting agreements. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. The stock option agreement is attached as Annex B. We urge you to read it carefully.

The Stock Option Agreement

     The stock option agreement grants AnswerThink the option to buy up to 2,008,288 shares, but in no event more than 19.9% of the issued and outstanding shares, of Think New Ideas common stock at an exercise price of $18.50 per share. The number of shares issuable upon exercise of the option and the exercise price of the option are subject to adjustment to prevent dilution. AnswerThink required Think New Ideas to grant this stock option as a prerequisite to entering into the merger agreement.

     The option is intended to increase the likelihood that the merger will be completed. The stock option agreement may have the effect of discouraging persons who might now or in the future be interested in acquiring all of, or a significant interest in, Think New Ideas' securities or its assets before the completion of the merger. If the merger agreement is terminated and AnswerThink's option to purchase Think New Ideas common stock becomes exercisable, Think New Ideas will not be able to account for future transactions as a "pooling-of-interests" for a period of two years. Consequently, this inability to obtain pooling-of-interests accounting treatment could adversely affect Think New Ideas' ability to enter into future transactions.

     Subject to conditions, AnswerThink may exercise the option in whole or in part if the merger agreement is terminated because:

  . Think New Ideas' board of directors withdrew, or modified in a manner adverse to AnswerThink, its recommendation of the merger agreement or resolved, publicly announced or disclosed to any third party its intent to do so;

  . Think New Ideas' board of directors recommended or resolved to recommend to Think New Ideas' stockholders an Acquisition Proposal;

  . a person made a tender offer or exchange offer for 20% or more of Think New Ideas' common stock and the Think New Ideas board of directors, within 10 business days after the offer was made, either (a) did not recommend that the offer be rejected or (b) took no position as to the offer;

  .  Think New Ideas materially breached the stock option agreement;

  . Think New Ideas' board of directors determined to recommend a Superior Proposal to its stockholders and Think New Ideas provided notice to AnswerThink and made required payments to AnswerThink;

  . Think New Ideas' stockholders did not approve the merger or the merger agreement;

  . Think New Ideas failed to perform any of its covenants or obligations in the merger agreement;

  . Think New Ideas materially breaches any of its representations or warranties in the merger agreement; or

  . the merger did not close on or before March 20, 2000 (or June 18, 2000, if extended as permitted under the merger agreement) because Think New Ideas did not fulfill an obligation under the merger agreement.

Generally, AnswerThink may exercise the option within 18 months following any of these events. However, if the option becomes exercisable because of the event described in the last bullet point immediately above, AnswerThink has only 12 months to exercise it. The option terminates at the effective time or termination of the merger other than under circumstances that would make it exercisable.

     If, after the option becomes exercisable but before the option terminates, any person or group:

     (a) makes a bona fide proposal regarding:

         (i) a tender offer or exchange offer for 50% or more of the then outstanding shares of Think New Ideas common stock,

         (ii) a merger, consolidation or other business combination with Think New Ideas, or

         (iii) an acquisition of a material portion of Think New Ideas' assets;

   or

     (b) acquires 50% or more of the then outstanding shares of Think New Ideas common stock;

then AnswerThink, instead of exercising the option, may request that Think New Ideas pay AnswerThink an amount of cash equal to the Cancellation Amount, as defined below. However, Think New Ideas will not have to pay the Cancellation Amount if the merger agreement is terminated because the Think New Ideas stockholders did not approve and adopt the merger agreement and approve the merger, unless Think New Ideas consummates an Acquisition Proposal or enters a definitive agreement regarding an Acquisition Proposal within 12 months after the merger agreement is terminated. If Think New Ideas pays AnswerThink the Cancellation Amount in full, the option will be canceled.

The "Cancellation Amount" is an amount equal to:

     the excess over $18.50 (as adjusted, if applicable) of the greater of:

     . the closing sale price of a share of Think New Ideas common stock as reported on the Nasdaq on the day AnswerThink requests that Think New Ideas pay the Cancellation Amount, or

     . the highest price per share of Think New Ideas common stock offered or proposed to be paid or paid by any person or group in connection with a proposal under (a)(i), (a)(ii) or (b) above; or

     . the aggregate consideration offered to be paid or paid in any transaction or proposed transaction under (a)(iii) above, divided by the number of shares of Think New Ideas common stock then outstanding;

     multiplied by

     the number of shares then covered by the option.

The Cancellation Amount and the amount of any profit AnswerThink receives from selling shares of Think New Ideas common stock underlying the option will be reduced by an amount equal to any termination fee Think New Ideas pays to AnswerThink.

     The stock option agreement grants registration rights to AnswerThink with respect to the shares of Think New Ideas common stock covered by the option.

Think New Ideas Stockholders' Voting Agreement

     In connection with the merger, AnswerThink required 11 Think New Ideas stockholders to enter into a voting agreement. The voting agreement gives AnswerThink an irrevocable proxy to vote all of the shares of Think New Ideas' common stock owned by these stockholders in favor of the merger.

     As of the Think New Ideas record date, the Think New Ideas stockholders who entered into the voting agreement collectively owned 1,819,397 shares of Think New Ideas common stock. Their share ownership represented approximately 18.0% of the outstanding Think New Ideas common stock. None of the Think New Ideas stockholders who are parties to the voting agreement were paid additional consideration for entering into the agreement. Subject to restrictions in the affiliate agreements, these Think New Ideas stockholders may sell any of their shares of Think New Ideas common stock before the Think New Ideas special meeting.

      The Think New Ideas stockholders' voting agreement will terminate upon the earliest to occur of:

   .  the date and time that the merger becomes effective;

   .  the date the merger agreement is terminated; or

   . if the merger agreement is terminated under certain circumstances and Think New Ideas is obligated to pay AnswerThink a termination fee, the date the fee is paid.

AnswerThink Stockholders' Voting Agreement

      In connection with the merger, Think New Ideas required twenty-two AnswerThink stockholders or persons who beneficially own AnswerThink common stock to enter into a voting agreement. The voting agreement gives Think New Ideas an irrevocable proxy to vote all of the shares of AnswerThink's common stock owned by these stockholders in favor of issuance of shares of AnswerThink common stock in connection with the merger.

      As of the AnswerThink record date, the AnswerThink stockholders who entered into the voting agreement collectively owned 12,145,788 shares of AnswerThink common stock. Their share ownership represented approximately 34.9% of the outstanding AnswerThink common stock. None of the AnswerThink stockholders who are parties to the voting agreement were paid additional consideration for entering into the agreement. Subject to restrictions in the affiliate agreements, these AnswerThink stockholders may sell any of their shares of AnswerThink common stock before the AnswerThink special meeting.

      The AnswerThink stockholders' voting agreement will terminate upon the earliest to occur of:

   .  the date and time that the merger becomes effective; or

   .  the date the merger agreement is terminated.

                   COMPARATIVE MARKET PRICE AND PER SHARE DATA

         AnswerThink common stock has been traded on the Nasdaq National Market under the symbol ANSR since May 1998, when AnswerThink completed its initial public offering. Think New Ideas common stock has been traded on the Nasdaq National Market under the symbol THNK since November 1996, when Think New Ideas completed its initial public offering.

         The following table sets forth, for the quarters indicated, the high and low sale prices per share of AnswerThink common stock and Think New Ideas common stock as reported on the Nasdaq National Market.

                               AnswerThink                                           Think New Ideas
                               -----------                                           ---------------

                              High            Low                                     High            Low
                              ----            ---                                     ----            ---
Quarter Ended:                                          Quarter Ended:
     September 30, 1997        N/A            N/A            September 30, 1997      $10.88         $4.06
     December 31, 1997         N/A            N/A            December 31, 1997        13.00          7.25
     March 31, 1998            N/A            N/A            March 31, 1998           17.94          7.63
     July 3, 1998            $21.75         $13.00           June 30, 1998            39.25         13.00
     October 2, 1998          28.00          15.75           September 30, 1998       33.25          5.56
     January 1, 1999          27.31          13.38           December 31, 1998        16.13          3.00
     April 2, 1999            36.63          24.50           March 31, 1999           18.75          6.13
     July 2, 1999             28.94          18.75           June 30, 1999            18.00          9.63

         The following table sets forth per share closing prices of AnswerThink's and Think New Ideas' common stock on the Nasdaq National Market as of the dates specified and the pro forma equivalent market value of the AnswerThink common stock to be issued for the Think New Ideas common stock in the Merger.


                                                                              Think New Ideas
                                          Last Reported Sale Price             Common Stock
                                -------------------------------------------       Pro Forma
Date                                AnswerThink          Think New Ideas     Equivalent Market
----                               Common Stock           Common Stock           Value (a)
                                   ------------           ------------           ---------
June 24, 1999 (b)..............       $27.75                 $16.50               $19.43
September 15, 1999 (c).........       $14.69                 $ 9.88               $10.28

(a) Determined by multiplying the closing sales prices of AnswerThink common stock, as reported in the Wall Street Journal, on each date specified by 0.70, the exchange ratio.

(b) Last trading date prior to announcement of the execution of the merger agreement.

(c) The most recent practicable date prior to the date of this joint proxy statement/prospectus.

         Think New Ideas stockholders are advised to obtain current market quotations for AnswerThink common stock and Think New Ideas common stock. We cannot give you any assurance as to the market prices of AnswerThink common stock or Think New Ideas common stock at any time before the merger closes or the market price of AnswerThink common stock at any time after the merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate Think New Ideas stockholders for decreases in the market price of AnswerThink's common stock which could occur before the merger closes. If the market price of AnswerThink common stock decreases or increases before the merger closes, the value of the AnswerThink common stock to be received in the merger in exchange for Think New Ideas common stock would correspondingly decrease or increase.

         Neither of us has ever paid cash dividends on our respective shares of capital stock. Under the merger agreement, each of us has agreed not to pay cash dividends before the closing of the merger, without written consent of the other. If the merger is not completed, Think New Ideas board intends to continue its policy of retaining all earnings to finance the expansion of its business. The AnswerThink board intends to retain all earnings for use in its business and has no present intention to pay cash dividends before or after the merger.

         The table below presents comparative selected historical per share data of AnswerThink and Think New Ideas, pro forma combined per share data for AnswerThink and Think New Ideas and equivalent pro forma per share data of Think New Ideas. The financial data is based on, and should be read in conjunction with, the historical consolidated financial statements and the notes to those financial statements of AnswerThink and Think New Ideas. All per share data of AnswerThink, Think New Ideas and pro forma are presented on a diluted basis. The pro forma data is not necessarily indicative of results which will be obtained on a combined basis. Think New Ideas equivalent pro forma per share amounts are calculated by multiplying the pro forma combined amounts by an exchange ratio of 0.70.

                                                       At or for
                                                    the Six-Month                 At or for the Year Ended
                                                     Period Ended     ------------------------------------------------
                                                    -------------      January 1,        January 2,      December 31,
                                                     July 2, 1999       1999 (a)          1998 (b)         1996 (c)
                                                    -------------     -------------    -------------   ---------------
Net Income per Diluted Common Share:
   AnswerThink - Historical......................       $ 0.07          $ (1.62)          $ (1.74)          $ 0.05
   Think New Ideas - Historical..................        (0.55)           (4.17)            (4.36)           (1.63)
   Pro Forma Combined (d)........................        (0.01)           (2.46)            (3.46)           (1.88)
   Think New Ideas Equivalent Pro Forma (e)......        (0.01)           (1.72)            (2.42)           (1.32)

Book Value per Common Share:
   AnswerThink - Historical......................         2.21             2.01              0.12             1.31
   Think New Ideas - Historical..................         3.53             3.54              3.85             1.74
   Pro Forma Combined (d)........................         2.78             2.51              1.18             2.32
   Think New Ideas Equivalent Pro Forma (e)......         1.95             1.76              0.83             1.62

(a) Net income per diluted common share and book value per common share for the year ended January 1, 1999 include the results of Think New Ideas as of and for the 12-month period ended December 31, 1998.

(b) Net income per diluted common share and book value per common share for the year ended January 2, 1998 include the results of Think New Ideas as of and for the year ended June 30, 1998.

(c) Net income per diluted common share and book value per common share for the year ended December 31, 1996 include the results of Think New Ideas for the year ended June 30, 1997.

(d) Pro forma combined amounts shown above reflect the proposed merger with Think New Ideas on a "pooling-of-interests" basis for each period shown as if the merger had occurred as of January 1, 1996.

(e) Think New Ideas equivalent pro forma per share amounts are calculated by multiplying the pro forma combined amounts by the 0.70 exchange ratio.

         UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial information gives effect to the proposed merger between AnswerThink and Think New Ideas. We will account for the merger as a pooling-of-interests, and the historical financial position and operating results of AnswerThink and Think New Ideas will be combined. The pro forma combined condensed financial information reflects the financial position of AnswerThink and Think New Ideas as of July 2, 1999 and the operating results of AnswerThink and Think New Ideas for the six-month periods ended July 2, 1999 and July 3, 1998 and for the years ended January 1, 1999, January 2, 1998 and December 31, 1996.

     The unaudited pro forma combined condensed statements of operations assume that the merger occurred at the beginning of the periods presented. The unaudited pro forma combined condensed balance sheet assumes the merger occurred as of July 2, 1999. The historical financial information of AnswerThink as of July 2, 1999 and for the six-month periods ended July 2, 1999 and July 3, 1998, and the years ended January 1, 1999, January 2, 1998 and December 31, 1996 has been derived from AnswerThink's historical consolidated financial statements which are incorporated by reference. The historical financial information of Think New Ideas as of June 30, 1999 and for the six-month periods ended June 30, 1999 and 1998 and for the years ended June 30, 1998, June 30, 1997 and June 30, 1996 has been derived from Think New Ideas' historical consolidated financial statements, which are incorporated by reference. The historical financial information of Think New Ideas has been re-classified to conform to AnswerThink's historical presentation. The unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements of AnswerThink and Think New Ideas incorporated by reference.

     The pro forma combined operating results for the year ended January 1, 1999 include the historical operating results of Think New Ideas for the six-month period ended June 30, 1998 which are also included in the pro forma combined operating results of AnswerThink for the year ended January 2, 1998. The historical net revenues, total costs and operating expenses, and net loss of Think New Ideas for the six-month period ended June 30, 1998 were $25,620,519, $53,578,154 and $28,086,490, respectively. Pro forma weighted average common shares outstanding for all periods presented represent the historical average shares for AnswerThink combined with the historical average shares for Think New Ideas after giving effect to the conversion of all outstanding shares of Think New Ideas common stock into AnswerThink common stock by the exchange ratio contemplated in the merger. Pro forma operating results do not include estimated merger-related costs of $7.5 million.

     The unaudited pro forma combined condensed financial information has been included for comparative purposes only and does not purport to show what the financial position or operating results would have been if the merger had been consummated as of the dates indicated, nor should it be construed as representative of future financial position or operating results.

                       ANSWERTHINK CONSULTING GROUP, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE SIX-MONTH PERIOD ENDED JULY 2, 1999
                                   (unaudited)

                                                                     Historical     Historical Think   Pro Forma
                                                                     AnswerThink      New Ideas (1)    Adjustments    Pro forma
                                                                     -----------      -------------    -----------    ---------
Net revenues......................................................   $94,313,595       $26,056,173     $       --    $120,369,768
Costs and expenses:                                                                                            --
   Project personnel and expenses.................................    55,999,110        11,759,563             --      67,758,673
   Selling, general and administrative............................    26,119,027        18,211,665             --      44,330,692
   Merger related expenses........................................     2,500,000                --             --       2,500,000
   Impairment of capitalized software.............................            --           988,566             --         988,566
   Stock compensation expense.....................................            --           180,400             --         180,400
                                                                     -----------       -----------     ----------    ------------
       Total costs and operating expenses.........................    84,618,137        31,140,194             --     115,758,331
                                                                     -----------       -----------     ----------    ------------
   Income (loss) from operations..................................     9,695,458        (5,084,021)            --       4,611,437
Other income (expenses):                                                                                       --
   Interest income................................................       293,030           186,230             --         479,260
   Interest expense...............................................      (355,673)          (59,323)            --        (414,996)
                                                                     -----------       -----------     ----------    ------------
Income (loss) before income taxes.................................     9,632,815        (4,957,114)            --       4,675,701
Income taxes......................................................     4,917,279           230,482     (2,000,000)(2)    3,147,761
                                                                     -----------       -----------     ----------    ------------
Income (loss) before extraordinary loss...........................   $ 4,715,536       $(5,187,596)    $2,000,000    $  1,527,940
                                                                     ===========       ===========     ==========    ============
Basic and diluted net income (loss) before extraordinary loss:
   Basic..........................................................   $      0.18       $     (0.55)                  $       0.05
                                                                     ===========       ===========                   ============
   Diluted........................................................   $      0.13       $     (0.55)                  $       0.04
                                                                     ===========       ===========                   ============
Weighted average common shares outstanding........................    26,757,194         9,351,708                     33,303,390
                                                                     ===========       ===========                   ============
Weighted average common and common equivalent shares outstanding..    35,668,695         9,351,708                     42,550,216
                                                                     ===========       ===========                   ============

(1) Think New Ideas' historical statement of operations represents the six-month period ended June 30, 1999.

(2) To reduce Think New Ideas' valuation allowance on its net deferred tax asset due to the assumed utilization of its net operating loss carryforwards after the proposed merger with AnswerThink.

                       ANSWERTHINK CONSULTING GROUP, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE SIX-MONTH PERIOD ENDED JULY 3, 1998
                                   (unaudited)

                                                                           Historical     Historical Think
                                                                           AnswerThink      New Ideas (1)      Pro forma
                                                                           -----------      -------------      ---------
Net Revenues............................................................   $50,301,212       $25,620,519       $75,921,731
Costs and expenses:
   Project personnel and expenses.......................................    30,600,981         7,460,835        38,061,816
   Selling, general and administrative..................................    16,289,534        16,953,259        33,242,793
   Stock compensation expense...........................................    40,843,400        23,043,450        63,886,850
   Restructuring costs..................................................            --           920,610           920,610
   Purchased research and development expense...........................            --         5,200,000         5,200,000
                                                                          ------------      ------------      ------------
       Total costs and operating expenses...............................    87,733,915        53,578,154       141,312,069
                                                                          ------------      ------------      ------------
   Loss from operations.................................................   (37,432,703)      (27,957,635)      (65,390,338)
Other income (expenses):
   Interest income......................................................       140,429           175,656           316,085
   Interest expense.....................................................      (681,089)          (77,663)         (758,752)
                                                                          ------------      ------------      ------------
   Loss before income taxes.............................................   (37,973,363)      (27,859,642)      (65,833,005)
Income taxes............................................................            --           226,848           226,848
                                                                          ------------      ------------      ------------
Net loss................................................................  $(37,973,363)     $(28,086,490)     $(66,059,853)
                                                                          ============      ============      ============
Basic and diluted net loss per common share:
   Basic................................................................  $      (2.61)     $      (4.16)     $      (3.43)
                                                                          =============     ============      =============
   Diluted..............................................................  $      (2.61)     $      (4.16)     $      (3.43)
                                                                          =============     ============      =============
Weighted average common shares outstanding..............................    14,555,875         6,759,404        19,287,458
                                                                          ============      ============      ============
Weighted average common and common equivalent shares outstanding........    14,555,875         6,759,404        19,287,458
                                                                          ============      ============      ============

(1) Think New Ideas' historical statement of operations represents the six-month period ended June 30, 1998.

                       ANSWERTHINK CONSULTING GROUP, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 1, 1999
                                   (unaudited)

                                                         Historical       Historical         Pro Forma
                                                         AnswerThink   Think New Ideas (1)   Adjustments         Pro forma
                                                         -----------   -------------------   -----------         ---------
Net revenues.........................................   $118,155,676      $ 49,361,578      $        --        $167,517,254
Costs and expenses:                                                                                  --
   Project personnel and expenses....................     71,889,880        29,610,935               --         101,500,815
   Selling, general and administrative...............     38,515,933        21,646,136               --          60,162,069
   Stock compensation expense........................     40,843,400        23,043,450               --          63,886,850
   Restructuring costs...............................             --           920,610               --             920,610
   Purchased research and development expense........             --         5,200,000               --           5,200,000
                                                        ------------      ------------      -----------        ------------
       Total costs and operating expenses............    151,249,213        80,421,131               --         231,670,344
                                                        ------------      ------------      -----------        ------------
   Loss from operations..............................    (33,093,537)      (31,059,553)              --         (64,153,090)
Other income (expenses):                                                                             --
   Litigation settlement.............................      2,500,000                --               --           2,500,000
   Interest income...................................        679,018           278,745               --             957,763
   Interest expense..................................     (1,418,021)         (170,575)              --          (1,588,596)
                                                        ------------      ------------      -----------        ------------
Loss before income taxes.............................    (31,332,540)      (30,951,383)              --         (62,283,923)
Income taxes.........................................        324,820           255,549       (1,800,000)(2)      (1,219,631)
                                                        ------------      ------------      -----------        ------------
Net loss.............................................   $(31,657,360)     $(31,206,932)     $ 1,800,000        $(61,064,292)
                                                        ============      ============      ===========        ============
Basic and diluted net loss per common share..........   $      (1.62)     $      (4.17)                        $      (2.46)
                                                        ============      ============                         ============
Weighted average common shares outstanding...........     19,602,520         7,488,538                           24,844,497
                                                        ============      ============                         ============

(1) Pro forma operating results for the year ended January 1, 1999 include the operating results of Think New Ideas for the 12-month period ended December 31, 1998.

(2) To reduce Think New Ideas' valuation allowance on its net deferred tax asset due to the assumed utilization of its net operating loss carryforwards after the proposed merger with AnswerThink.

                       ANSWERTHINK CONSULTING GROUP, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JANUARY 2, 1998
                                   (unaudited)

                                                      Historical         Historical
                                                      AnswerThink   Think New Ideas (1)     Pro forma
                                                      -----------   -------------------     ---------
Net revenues......................................   $ 34,499,746      $ 42,644,405       $ 77,144,151
Costs and expenses:
   Project personnel and expenses.................     24,626,831        24,199,048         48,825,879
   Selling, general and administrative............     16,681,885        16,693,636         33,375,521
   Settlement costs...............................      1,902,608                --          1,902,608
   Stock compensation expense.....................             --        23,043,450         23,043,450
   Restructuring costs............................             --           920,610            920,610
   Purchased research and development expense.....      4,000,000         5,200,000          9,200,000
                                                     ------------      ------------       ------------
       Total costs and operating expenses.........     47,211,324        70,056,744        117,268,068
                                                     ------------      ------------       ------------
   Loss from operations...........................    (12,711,578)      (27,412,339)       (40,123,917)
Other income (expenses):
   Interest income................................        508,470           287,940            796,410
   Interest expense...............................       (151,668)          (88,666)          (240,334)
                                                     ------------      ------------       ------------
   Loss before income taxes.......................    (12,354,776)      (27,213,065)       (39,567,841)
Income taxes......................................             --           339,834            339,834
                                                     ------------      ------------       ------------
Net loss..........................................   $(12,354,776)     $(27,552,899)      $(39,907,675)
                                                     ============      ============       ============
Basic and diluted net loss per common share          $      (1.74)     $      (4.36)      $      (3.46)
                                                     ============      ============       ============
Weighted average common shares outstanding........      7,100,092         6,315,087         11,520,653
                                                     ============      ============       ============

(1) Pro forma operating results for the year ended January 2, 1998 include the operating results of Think New Ideas for the year ended June 30, 1998.

                       ANSWERTHINK CONSULTING GROUP, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                   (unaudited)

                                                                  Historical        Historical
                                                                  AnswerThink   Think New Ideas (1)     Pro forma
                                                                  -----------   -------------------     ---------
Net revenues..................................................   $ 11,492,825      $ 17,436,847       $ 28,929,672
Costs and expenses:
   Project personnel and expenses.............................      6,559,278        10,209,202         16,768,480
   Selling, general and administrative........................      4,909,191        12,972,777         17,881,968
   Restructuring costs........................................             --         1,732,000          1,732,000
                                                                 ------------      ------------       ------------
       Total costs and operating expenses.....................     11,468,469        24,913,979         36,382,448
                                                                 ------------      ------------       ------------
Income (loss) from operations.................................         24,356        (7,477,132)        (7,452,776)
Other income (expenses):
   Interest income............................................         19,898           286,358            306,256
   Interest expense...........................................         (5,280)         (134,489)          (139,769)
                                                                 ------------      ------------       ------------
   Income (loss) before income taxes..........................         38,974        (7,325,263)        (7,286,289)
Income taxes..................................................             --           245,900            245,900
                                                                 ------------      ------------       ------------
Net income (loss).............................................   $     38,974      $ (7,571,163)      $ (7,532,189)
                                                                 ============      ============       ============
Basic and diluted net income (loss) per common share..........   $       0.05      $      (1.63)      $      (1.88)
                                                                 ============      ============       ============
Weighted average common shares outstanding....................        757,773         4,638,337          4,004,609
                                                                 ============      ============       ============

(1) Pro forma operating results for the year ended December 31, 1996 include the operating results of Think New Ideas for the year ended June 30, 1997.

                       ANSWERTHINK CONSULTING GROUP, INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  JULY 2, 1999
                                   (unaudited)

                                                                           Historical      Historical     Pro Forma
                                                                           AnswerThink   Think New Ideas  Adjustments   Pro forma
                                                                           -----------   ---------------  -----------   ---------
ASSETS
Current assets:
   Cash and cash equivalents............................................  $ 12,034,567     $ 7,791,363  $       --     $ 19,825,930
   Short-term investments...............................................       500,000              --          --          500,000
   Accounts receivable and unbilled revenue, net........................    45,782,096      30,749,411          --       76,531,507
   Prepaid expenses and other current assets............................     1,443,124         963,133          --        2,406,257
                                                                          ------------     -----------  ----------     ------------
       Total current assets.............................................    59,759,787      39,503,907          --       99,263,694
Property and equipment, net.............................................     4,306,956       5,298,736          --        9,605,692
Other assets............................................................     3,380,732       1,782,623   3,800,000(1)     8,963,355
Goodwill, net...........................................................    31,497,468      20,318,499          --       51,815,967
                                                                          ------------     -----------  ----------     ------------
       Total assets.....................................................  $ 98,944,943     $66,903,765  $3,800,000     $169,648,708
                                                                          ============     ===========  ==========     ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable.....................................................  $  2,632,212    $  3,310,262  $       --     $  5,942,474
   Accrued expenses and other liabilities...............................    14,676,676       3,397,231          --       18,073,907
   Media payable........................................................            --      23,220,723          --       23,220,723
   Income taxes payable.................................................     2,916,050         110,472          --        3,026,522
   Current portion of borrowings under revolving credit facility and
     other debt payable.................................................     1,896,000       1,194,647          --        3,090,647
                                                                          ------------    ------------  ----------     ------------
       Total current liabilities........................................    22,120,938      31,233,335          --       53,354,273
Long-term liabilities...................................................            --              --          --               --
       Total liabilities................................................    22,120,938      31,233,335          --       53,354,273
Shareholders' equity....................................................    76,824,005      35,670,430   3,800,000(1)   116,294,435
                                                                          ------------    ------------  ----------     ------------
       Total liabilities and shareholders' equity.......................  $ 98,944,943    $ 66,903,765  $3,800,000     $169,648,708
                                                                          ============    ============  ==========     ============

(1) To reduce Think New Ideas' valuation allowance on its net deferred tax asset due to the assumed utilization of its net operating loss carryforwards after the proposed merger with AnswerThink.

        COMPARISON OF RIGHTS OF HOLDERS OF ANSWERTHINK COMMON STOCK AND
                          THINK NEW IDEAS COMMON STOCK

     This section of the joint proxy statement/prospectus describes differences between AnswerThink common stock and Think New Ideas common stock. We believe that the description covers the material differences between the two. However, this summary may not contain all of the information that is important to you, including each of our charters and bylaws. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the differences between AnswerThink common stock and Think New Ideas common stock. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 76.

     After the merger, the holders of Think New Ideas common stock who receive AnswerThink common stock will become stockholders of AnswerThink. Because Think New Ideas is a Delaware corporation and AnswerThink is a Florida corporation, the Florida Business Corporations Act, or FBCA, will govern the rights of Think New Ideas stockholders after the merger. The Think New Ideas certificate of incorporation and the Think New Ideas bylaws currently govern the rights of the stockholders of Think New Ideas. As stockholders of AnswerThink, the AnswerThink articles of incorporation, as amended and restated, and the AnswerThink bylaws, as amended and restated, will instead govern their rights following the merger. The following paragraphs summarize differences between the rights of AnswerThink stockholders and Think New Ideas stockholders under the charter documents and bylaws of AnswerThink and Think New Ideas, as applicable. They also summarize the material differences between the Delaware General Corporation Law, or DGCL, and the FBCA.

Authorized Capital Stock

     Under its articles of incorporation, AnswerThink is authorized to issue up to 125,000,000 shares of common stock and 1,250,000 shares of preferred stock. As of May 28, 1999:

  .  34,718,937 shares of common stock were issued and outstanding; and

  .  no shares of preferred stock were issued and outstanding.

AnswerThink's board of directors is authorized, subject to the FBCA's limitations, to:

  .  authorize the issuance of the shares of preferred stock in series;

  . establish the number of shares of preferred stock to be included in any series;

  . fix the powers, designations, preferences and rights of the shares of preferred stock of any series; and

  .  to fix the qualifications, limitations or restrictions of any series.

     Think New Ideas' certificate of incorporation authorizes the issuance of up to 50,000,000 shares of Think New Ideas common stock and 5,000,000 shares of preferred stock. As of June 24, 1999:

  .  10,091,902 shares of common stock were issued and outstanding; and

  .  no shares of preferred stock were issued and outstanding.

The board of directors of Think New Ideas has authority to fix voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions, of the preferred stock, in one or more series.

Dividends

     Under the FBCA, subject to restrictions in a corporation's articles of incorporation, a corporation's board of directors may authorize and the corporation may make a distribution to its stockholders unless after giving effect to the distribution, (a) the corporation would not be able to pay its debts as they become due in the usual course of business, or (b) the corporation's total assets would be less than the sum of its total liabilities plus (unless the corporation's articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to dissolve at the time of distribution, to satisfy the preferential rights of stockholders upon distribution whose preferential rights are superior to those receiving the dividend. The AnswerThink articles of incorporation contain no restrictions on the payment of dividends except that they require that dividends on any outstanding preferred stock be paid before any dividends are paid on common stock.

     The DGCL provides that a corporation, subject to any restrictions in its certificate of incorporation, may declare and pay dividends upon its shares of capital stock either out of its surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Further restrictions on dividends may apply if a corporation has issued shares which have a preference upon the distribution of assets. The Think New Ideas certificate of incorporation contains no restrictions on the payment of dividends.

Election, Number, Classification and Removal of Directors

     Under the FBCA and DGCL, the directors of a corporation shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of the directors at a meeting of stockholders at which a quorum is present, unless the articles or certificate of incorporation provide for cumulative voting. Neither the AnswerThink articles nor the Think New Ideas certificate provide for cumulative voting.

     AnswerThink's articles of incorporation provide for a board of directors of not less than five nor more than 15 directors. The exact number is set by the Board and is currently 10. The AnswerThink board is divided into three classes, each to be as nearly equal to the others in number of directors as possible. Directors serve three year terms. Vacancies and newly created directorships may be filled only by the affirmative vote of a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. If one or more directors resigns from the board, a majority of the directors then in office, including those who have resigned, may fill the vacancy or vacancies, and the vote will take effect when the resignation or resignations become effective. Directors may only be removed for cause if two-thirds of the entire voting power of all the then outstanding shares of stock of AnswerThink entitled to vote generally in the election of directors vote together as a single class for removal.

     Think New Ideas' certificate of incorporation provides for a board of directors of not less than three nor more than 12 directors. The Think New Ideas board is currently fixed at seven directors. The Think New Ideas board is divided into three classes, each class to be as nearly equal to the others in number of directors as possible. Directors serve three year staggered terms. Board vacancies may be filled only by the affirmative vote of a majority of the remaining directors then in office, regardless of whether a quorum exists. However, vacancies resulting from a director's removal by a vote of the stockholders may be filled only by the stockholders, provided that the holders of not less than two-thirds of the outstanding shares of capital stock of Think New Ideas entitled to vote upon the election of directors, voting together as a single class, shall vote for each replacement director. Any director, class of directors or the entire board of directors may be removed from office by stockholder vote at any time for any reason, but only if the holders of not less than two-thirds of the outstanding shares of capital stock of Think New Ideas entitled to vote upon election of directors, voting together as a single class, shall vote in favor of removal.

Advance Notice Requirements

     Under AnswerThink's bylaws, written notice of any meeting of stockholders must state the place, date and hour of the meeting, and, if it is a special meeting, the meeting's purpose. The written notice must be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting. For nominations and other business properly brought before an annual meeting by a stockholder, the stockholder must deliver notice to the Secretary of AnswerThink at the principal executive offices of AnswerThink. The Secretary of AnswerThink must receive the notice not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. If the date of the annual meeting has been changed to be more than 30 days earlier or more than 60 days later than the previous year's date, the stockholder's notice must be received not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. If the number of directors to be elected to the board of directors is increased, and the increased board or the nominees are not publicly announced at least 70 days before the first anniversary of the last annual meeting, stockholders must deliver their nominations for any of the new board positions not later than the close of business on the 10th day after the public announcement. Stockholders who want to make director nominations at a special meeting called for that purpose must deliver their notice to the Secretary of AnswerThink not later than the 10th day after the day the special meeting is publicly announced.

     The bylaws of Think New Ideas provide that written notice of each meetings of stockholders, whether annual or special, stating the date, hour and place of the meeting, must be sent to stockholders not less than 10 nor more than 60 days before the meeting, to each stockholder of record entitled to vote at the meeting. Notice of a special meeting must also state the purpose of the meeting and who is issuing the notice. A stockholder desiring to present proposals for vote at an annual meeting must provide the board of directors or the secretary of Think New Ideas with written notice of its intention to present a proposal for action at the meeting not later than the close of business on the last business day of January. For proposals to be presented for vote at a special meeting, the stockholder must provide the board of directors or the secretary of Think New Ideas written notice of its intention to present a proposal not later than the close of business on the fifth calendar day following the date on which notice of the special meeting is first given to stockholders.

Special Meetings of Stockholders

     The articles of incorporation and bylaws of AnswerThink provide that special meetings of stockholders may be called only

  .  by the board of directors;

  .  the Chairman of the board of directors;

  .  the President; or

  . holders of not less than 50% of the shares of capital stock entitled to vote on any issue proposed to be considered at the special meeting.

     The Think New Ideas bylaws provide that special meetings of stockholders may only be called by:

  . the written resolution or other request of a majority of the members of the board of directors;

  .  the chairman of the board of directors;

  .  the President;

  .  any executive vice-president; or

  . holders of not less than 25% of the shares of capital stock of the corporation entitled to vote at such meeting on the matters that are the subject of the proposed meeting.

Stockholder Action by Written Consent

     Under the FBCA, any action to be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action taken, are signed by the holders of outstanding stock having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize the action at a meeting at which all shares entitled to vote were present. AnswerThink's articles of incorporation provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the action is taken by persons who would be entitled to vote at a meeting and who hold shares having voting power equal to not less than the greater of:

     (a)  80% of the voting power or

     (b) the minimum number of votes of each class or series that would be necessary to authorize or take the action at a meeting at which all shares of each class or series entitled to vote were present and voting.

     The action must be (a) evidenced by one or more written consents describing the action taken, (b) signed by the stockholders entitled to take action without a meeting, and (c) delivered to AnswerThink. No consent to take the corporate action specified will be effective unless the number of consents required to take the action are delivered to AnswerThink within 60 days of the delivery of the earliest-dated consent. Written notice of the action taken must then be given within 10 days to all stockholders who did not participate in taking the action.

     The DGCL provisions regarding stockholder action by written consent are materially the same as the FBCA provisions. Think New Ideas certificate of incorporation provides that the stockholders may take action by written consent if they follow the DGCL and 75% or more of the shares entitled to vote on the matter consent.

Anti-Takeover Provisions

     Section 607.0901 of the FBCA, informally known as the "Fair Price Statute," provides that the approval of the holders of two-thirds of the voting shares of a company, other than the shares owned by an Interested Stockholder (as defined below) would be required in order to effectuate certain transactions, including, without limitation, a merger, sale of assets, sale of shares and reclassification of securities involving a corporation and an Interested Stockholder (an "Affiliated Transaction"). An "Interested Stockholder" is defined under the FBCA as the beneficial owner of more than 10% of the voting shares outstanding. This special voting requirement is in addition to the vote required by any other provision of the FBCA or a corporation's articles of incorporation. The special voting requirement does not apply in any of the following circumstances:

  . the Affiliated Transaction is approved by a majority of the corporation's disinterested directors;

  . the corporation has not had more than 300 stockholders of record at any time during the three years preceding the announcement of the Affiliated Transaction;

  . the Interested Stockholder has beneficially owned 80% of the corporation's voting shares for five years;

  . the Interested Stockholder beneficially owns 90% of the corporation's voting shares; or

  .  all of the following conditions are met:

          (A) the consideration paid by the interested stockholder in the Affiliated Transaction is cash or in the same form of consideration the Interested Stockholder has previously paid for the shares;

          (B) during the portion of the three year period preceding the announcement date that the Interested Stockholder has been an Interested Stockholder, except as approved by a majority of the disinterested directors, there shall have been no failure to declare and pay at the regular date thereof for any periodic dividends, no reductions in the annual rate of dividends, no increase in the voting shares owned by the interested stockholder, and no benefit to the interested stockholder from loans, guaranties or other financial assistance or tax advantages provided by the corporation; and

          (C) the corporation must mail a proxy statement to the voting stockholders of the corporation.

     A corporation may "opt out" of the Fair Price Statute by electing to do so in its original articles of incorporation or by adopting an amendment to its articles of incorporation or bylaws opting out and having such amendment approved by the holders of a majority of the voting shares not held by the interested stockholder, its affiliates or associates. The amendment will not be effective until 18 months after such vote, and will not apply to any Affiliated Transaction with someone who is an Interested Stockholder on or prior to the effective date of the amendment. AnswerThink has not opted out of the provisions of the Fair Price Statute.

     AnswerThink has elected not to be governed by Section 607.0902 of the FBCA, informally known as the "Control Share Acquisition Statute," which provides that the voting rights to be accorded Control Shares (as defined below) of a Florida corporation that has:

     (1) 100 or more stockholders,

     (2) its principal place of business, its principal office, or substantial assets in Florida and

     (3) either:

           (A) more than 10% of its stockholders residing in Florida,

           (B) more than 10% of its shares owned by Florida residents, or

           (C) 1,000 stockholders residing in Florida,

must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons, before the Control Shares will be granted any voting rights.

     "Control Shares" are defined in the FBCA to be shares acquired in a Control Share Acquisition (as defined below) that, when added to all other shares of the issuing corporation owned by a person, would entitle a person to exercise, either directly or indirectly, voting power within any of the following ranges:

  . 20% or more but less than 33% of all voting power of the corporation's voting securities,

  . 33% or more but less than a majority of all voting power of the corporation's voting securities, or

  . a majority or more of all of the voting power of the corporation's voting securities.

     A "Control Share Acquisition" is defined in the FBCA as an acquisition, either directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, outstanding Control Shares. The Control Share Acquisition Statute also states that, if provided in the articles of incorporation or bylaws of a corporation prior to their acquisition, Control Shares may be redeemed by the corporation for fair value in certain circumstances. Finally, unless otherwise provided in a corporation's articles of incorporation or bylaws prior to a Control Share Acquisition, in the event Control Shares are accorded full voting rights and the acquiring person has acquired Control Shares with a majority or more of all voting power, all stockholders will have dissenters' rights. The Control Share Acquisition Statute further provides that, in certain circumstances, an acquisition of shares that otherwise would be governed by its provisions does not constitute a Control Share Acquisition. Among such circumstances are acquisitions of shares approved by the corporation's board of directors and mergers effected in compliance with the applicable provisions of the FBCA, if the corporation is a party to the agreement of merger.

     Section 203 of the DGCL applies to Delaware corporations with a class of voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market, or held of record by 2,000 or more persons, and restricts transactions which may be entered into by the corporation and some of its stockholders. Section 203 of the DGCL provides, in essence, that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute and that person's affiliates and associates, referred to in this section as an interested stockholder, but less than 85% of its shares may not engage in specified business combinations with the corporation for a period of three years subsequent to the date on which the stockholder became an interested stockholder unless (a) prior to that date the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder or (b) at or subsequent to that time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Section 203 defines the term business combination to include a wide variety of transactions with or caused by an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, consolidations, specified types of asset sales, specified issuances of additional shares to the interested stockholder, transactions with the corporation which increase the proportionate interest of the interested stockholder or transactions in which the interested stockholder receives specified other benefits. Under its certificate of incorporation, Think New Ideas expressly elects to be governed by Section 203 of the DGCL regarding business combinations with interested stockholders.

Amendment of Charter and Bylaws

     AnswerThink's articles of incorporation may be amended by a majority of the votes entitled to be cast by each voting group, including the directors and stockholders, entitled to vote on the amendment. Under the FBCA, a corporation's bylaws may be amended by the board of directors or the stockholders, provided that the board of directors may not amend or repeal any bylaw adopted by stockholders if the stockholders specifically provide that such bylaw is not subject to amendment or repeal by the board of directors.

     Under Delaware law, an amendment to a corporation's certificate of incorporation requires the approval of the board of directors and the majority of the outstanding shares entitled to vote on the amendment. The holders of the outstanding shares of a class are entitled to vote as a separate class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of the class, increase or decrease the par value of the shares of the class or alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely. The Think New Ideas certificate of incorporation may be amended if the board of directors adopts a resolution by affirmative vote of at least two-thirds of the directors then in office, at a meeting called for that purpose, setting forth the proposed amendment and declaring its advisability. In order to be adopted, a proposed amendment must be approved by the affirmative vote of a majority of the outstanding shares of each class and series, if any, entitled to vote on the amendment. Under the DGCL, bylaws may be amended by the stockholders, or, if provided for in the certificate of incorporation, by the board of directors.
The Think New Ideas bylaws may be altered, amended or repealed and new bylaws may be adopted at any meeting of the board of directors by the affirmative vote of at least a majority of the members of the board of directors or by the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class and series, if any, of capital stock of Think New Ideas entitled to vote in the election of directors cast at a meeting of the stockholders.

Dissenters' and Appraisal Rights

     Under the FBCA, stockholders of a Florida corporation have the right, in certain circumstances, to dissent from some types of corporate actions, including the closing of a plan of merger to which a Florida corporation is a party and which requires the approval of the corporation's stockholders. However, this right to dissent does not apply to a plan of merger involving holders of a security that on the record date is either registered on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers or held of record by not fewer than 2,000 stockholders. Stockholders who are entitled to dissent are also entitled to obtain payment in the amount of the fair value of their shares.

     Under the DGCL, a stockholder of a corporation who does not vote in favor of or consent in writing to some types of merger transactions and who demands appraisal of his or her shares may be entitled to appraisal rights. The appraisal rights entitle the stockholder to cash in the amount determined by a Delaware court to be the fair value of his or her shares together with a fair rate of interest instead of the consideration he or she would have received in the merger transaction. Unless the corporation's certificate of incorporation provides otherwise, these appraisal rights are not available in some circumstances, including

     (a) the sale, lease or exchange of all or substantially all of the assets of a corporation;

     (b) the merger or consolidation of a corporation whose shares are either listed on a national securities exchange or on Nasdaq or are held of record by more than 2,000 holders if the stockholders receive only shares of the surviving company in the merger or shares of any other corporation which are either listed on a national securities exchange or on Nasdaq or held of record by more than 2,000 holders, plus cash instead of fractional shares; or

     (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the combined company is required to approve the merger, each share of the surviving company outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving company outstanding immediately prior to the merger and if certain other conditions are met.

The concept of "fair value" in payment for shares upon exercise of appraisal rights, under the DGCL, must be determined exclusive of any element of value arising from the accomplishment or expectation of the relevant transaction.

Indemnification of Directors and Officers

     The FBCA permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. As to any criminal action, these people can be indemnified if they had no reasonable cause to believe their actions were unlawful. The FBCA provides that a corporation may advance reasonable expenses of defense (upon receipt of an undertaking to reimburse the corporation if indemnification is ultimately determined not to be appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred. The FBCA also permits a corporation to purchase liability insurance for its directors, officers, employees and agents. The FBCA provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     The AnswerThink articles of incorporation provide for indemnification to the fullest extent authorized or permitted by law. Persons who are not directors or officers of AnswerThink may be similarly indemnified in respect of service to AnswerThink to the extent the board of directors approves. The AnswerThink articles of incorporation further grant AnswerThink the power to purchase and maintain insurance for any of the above-mentioned persons whether or not AnswerThink would have the power to indemnify them under its articles of incorporation, bylaws or the FBCA.

     Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, costs and amounts paid in settlement actually and reasonably incurred in connection with such proceeding:

(a) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, or

(b) in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

A Delaware corporation may indemnify any person made a party or threatened to be made a party to any action or suit brought by or in the right of the corporation because he was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with the action or suit if he acted in good faith and in a manner he reasonably believed was in or not opposed to the best interests of the corporation. However, there may be no indemnification if the person is found liable to the corporation unless, the court determines the person is entitled to indemnification.

     A Delaware corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him who successfully defends himself in a proceeding to which he was a party because he was a director, officer, employee or agent of the corporation. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. The Think New Ideas certificate of incorporation provides for the indemnification of any person who was or is a director, officer, agent and/or employee to the fullest extent allowed by the DGCL.

Directors' Liability

      The FBCA provides that a director will not be personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director unless: (a) the director breached or failed to perform his duties as a director, and (b) the director's breach of or failure to perform those duties constitutes:

  (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

  (2) a transaction in which the director derived an improper personal benefit;

  (3) a payment of certain unlawful dividends and distributions;

  (4) in a proceeding by or in the right of the corporation to procure judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interests of the corporation, or willful misconduct; or

  (5) in a proceeding by or in the right of someone other than the corporation or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

This provision of the FBCA would absolve directors of the corporation of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, from liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to AnswerThink and its stockholders, and it would not affect the availability of injunctive and other equitable relief as a remedy. The AnswerThink articles of incorporation provide that to the fullest extent permitted by the FBCA, a director of AnswerThink shall not be liable to AnswerThink or its stockholders for monetary damages for a breach of fiduciary duty as a director.

      Under Delaware law, a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision may not eliminate or limit director monetary liability for (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. The Think New Ideas certificate of incorporation mirrors this language.

Stockholder Approval of Mergers

      Under the FBCA, the principal terms of a merger generally require the approval of the stockholders of each corporation party to the merger. Unless required by the corporation's articles of incorporation, action by the stockholders of the surviving corporation is not required if

   . the articles of incorporation of the surviving corporation will not differ from its articles before the merger;

   . each stockholder of the surviving corporation whose shares were outstanding prior to the effective date of the merger will hold the same number of shares immediately after the merger; and

   . the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving corporation outstanding immediately before the merger.

      Under the DGCL, the principal terms of a merger generally require the approval of the stockholders of each of the merging corporations. Unless otherwise required in a corporation's certificate of incorporation, the DGCL does not require the vote of stockholders of a constituent corporation surviving the merger if:

  . the merger agreement does not amend the existing certificate of incorporation;

  . each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger; and

  . either no shares of the surviving corporation and no securities convertible into such stock are to be issued in the merger or the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

                                 OTHER MATTERS

     We do not expect that any matters other than those described in this joint proxy statement/prospectus will be brought before either of the special meetings. If any other matters are presented, however, it is the intention of the persons named in the respective AnswerThink and Think New Ideas proxy cards, to vote proxies in accordance with the determination of a majority of AnswerThink's or Think New Ideas' board of directors, as applicable, including, without limitation, a motion to adjourn or postpone the applicable meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement or otherwise.

                             STOCKHOLDER PROPOSALS

     Any proposal which an AnswerThink stockholder wishes to have included in the proxy materials for AnswerThink's 2000 annual meeting under SEC Rule 14a-8 must be received by AnswerThink at its principal executive offices at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida 33131 by December 17, 1999. Any other proposal for consideration by stockholders at AnswerThink's 2000 annual meeting must be received by AnswerThink by March 1, 2000.

     If the merger agreement is approved and the merger takes place, Think New Ideas will not have an annual meeting of stockholders in 2000. If the merger does not take place, Think New Ideas anticipates that its 2000 annual meeting will be held in January 2000. Any proposal intended to be presented by a Think New Ideas stockholder for inclusion in Think New Ideas' proxy statement for its 2000 annual meeting must have been received by Think New Ideas at its principal executive offices at 45 W. 36th Street, 12th Floor, New York, New York 10018 by January 29, 1999.

 DOCUMENTS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS DOCUMENT.

     All documents filed by either or both of us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date hereof and before the date of the Think New Ideas special meeting and the AnswerThink annual meeting are incorporated by reference into and to be a part of this joint proxy statement/prospectus from the date of filing of those documents.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

     Think New Ideas' annual report on Form 10-KSB for the fiscal year ended June 30, 1999 filed with the SEC on September 15, 1999 is incorporated by reference into this joint proxy statement/prospectus.

     The following documents, which AnswerThink has filed with the SEC, are incorporated by reference into this joint proxy statement/prospectus:

     . annual report on Form 10-K for the fiscal year ended January 1, 1999 filed on April 1, 1999;

     .quarterly reports on Form 10-Q for the periods ended April 2 and July 2, 1999 filed on May 17 and August 16, 1999, respectively; and

     .current reports on Form 8-K filed on July 1 and 21, August 12, and
      September 13, 1999.

     Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     AnswerThink and Think New Ideas file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that either of us files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov. AnswerThink can be found on the Internet at http://www.answerthink.com. Think New Ideas can be found on the Internet at http://www.thinkinc.com. Each of AnswerThink's and Think New Ideas' common stock is traded on the Nasdaq Stock Market's National Market Tier under the trading symbols ANSR and THNK, respectively.

     AnswerThink has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 relating to AnswerThink's common stock to be issued to Think New Ideas' stockholders in the merger. As permitted by the rules and regulations of the SEC, this joint proxy statement/prospectus does not contain all the information set forth in the registration statement. You can obtain that additional information from the SEC's principal office in Washington, D.C. or the SEC's Internet site as described above. Statements contained in this joint proxy statement/prospectus or in any document incorporated by reference into this joint proxy statement/prospectus about the contents of any contract or other document are not necessarily complete and, in each instance where the contract or document is filed as an exhibit to the registration statement, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, with each statement of that kind in this joint proxy statement/prospectus being qualified in all respects by reference to the document.

     The documents incorporated by reference into this joint proxy statement/prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this joint proxy statement/prospectus not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement prospectus, to you, without charge, upon written or oral request. YOU SHOULD MAKE ANY REQUEST FOR DOCUMENTS BY WEDNESDAY, OCTOBER 27, 1999 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS.

     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE ANSWERTHINK COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED IN THIS DOCUMENT BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO THINK NEW IDEAS AND ITS SUBSIDIARIES WAS PROVIDED BY THINK NEW IDEAS AND THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO ANSWERTHINK WAS PROVIDED BY ANSWERTHINK.

               STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This joint proxy statement/prospectus and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the merger on AnswerThink's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include:

    . the possibility that the value of the AnswerThink common stock to be issued to Think New Ideas stockholders in the merger will decrease prior to completion of the merger and no corresponding adjustment to the number of shares of AnswerThink stock to be received by Think New Ideas stockholders will be made,

    .  the possibility that the merger will not be closed,

    . the possibility that the anticipated benefits from the merger cannot or will not be fully realized,

    . the possibility that costs or difficulties related to the integration of our businesses are greater than expected,

    .  the impact of competition on revenues and margins and

    . other risk factors as may be detailed from time to time in Think New Ideas' and AnswerThink's public announcements and filings with the SEC.

       In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on page 14.

                                    EXPERTS

       The consolidated financial statements as of and for the years ended January 1, 1999 and January 2, 1998 incorporated in this joint proxy statement/prospectus by reference to AnswerThink's current report on Form 8-K filed with the SEC on August 12, 1999, except as they relate to triSpan, Inc. and triSpan Software, Inc., have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to triSpan, Inc. and triSpan Software, Inc., by Arthur Andersen LLP, independent accountants, whose report appears in that current report. These financial statements have been included in reliance on the reports of these independent accountants given on the authority of these firms as experts in auditing and accounting.

       The combined financial statements of triSpan, Inc. for the year ended December 31, 1996 incorporated by reference in this joint proxy statement/prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report for the year ended December 31, 1996 with respect to those financial statements, and are included in this joint proxy statement/prospectus in reliance upon the authority of that firm as experts in giving that report.

       The financial statements of CFT Consulting, Inc. for the year ended December 31, 1998 incorporated by reference to AnswerThink's current report on Form 8-K filed with the SEC on September 13, 1999 in this joint proxy statement/prospectus have been audited by Eaton Honick Pellegrino & McFarland, P.A., independent public accountants, as indicated in their report for the year ended December 31, 1998 with respect to those financial statements, and are included in this joint proxy statement/prospectus in reliance upon the authority of that firm as experts in giving that report.

       The consolidated financial statements of Think New Ideas at June 30, 1999 and 1998 and for the years then ended appearing in Think New Ideas Annual Report on Form 10-KSB for the year ended June 30, 1999, and incorporated by reference in this joint proxy statement/prospectus, which are referred to and made a part of this joint proxy statement/prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference. Think New Ideas consolidated financial statements are incorporated by reference in reliance upon that report given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the AnswerThink common stock to be issued in the merger has been passed upon by Frank A. Zomerfeld, Corporate Counsel of AnswerThink. Akin, Gump, Strauss, Hauer & Feld L.L.P., Washington, D.C., will be passing upon certain tax matters in connection with the merger.

                                                                         ANNEX A





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                       ANSWERTHINK CONSULTING GROUP, INC.,

                              THINK NEW IDEAS, INC.

                                       and

                            DARWIN ACQUISITION CORP.










                            DATED AS OF JUNE 24, 1999

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


                             ARTICLE I. THE MERGER
SECTION 1.1. The Merger........................................................2
SECTION 1.2. Effective Time....................................................2
SECTION 1.3. Effect of the Merger..............................................2
SECTION 1.4. Certificate of Incorporation; Bylaws..............................3
SECTION 1.5. Directors and Officers............................................3
SECTION 1.6. Closing...........................................................3
SECTION 1.7. Subsequent Actions................................................3
SECTION 1.8. Tax and Accounting Treatment of the Merger........................4


        ARTICLE II. CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
SECTION 2.1. Conversion of Securities..........................................4
SECTION 2.2. Exchange of Certificates..........................................5
SECTION 2.3. Assumption of Obligations to Issue Stock..........................8
SECTION 2.4. Stock Transfer Books.............................................12
SECTION 2.5. Certain Adjustments..............................................12


          ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 3.1. Organization and Qualification; Subsidiaries.....................12
SECTION 3.2. Certificate of Incorporation and Bylaws..........................13
SECTION 3.3. Capitalization...................................................13
SECTION 3.4. Authority........................................................15
SECTION 3.5. No Conflict; Required Filings and Consents.......................15
SECTION 3.6. SEC Filings; Financial Statements................................16
SECTION 3.7. No Undisclosed Liabilities.......................................17
SECTION 3.8. Absence of Certain Changes or Events.............................17
SECTION 3.9. Absence of Litigation............................................17
SECTION 3.10. Licenses and Permits; Compliance with Laws......................18
SECTION 3.11. Unlawful Payments...............................................18
SECTION 3.12. Taxes...........................................................18
SECTION 3.13. Intellectual Property...........................................19
SECTION 3.14. Material Contracts..............................................20
SECTION 3.15. Employee Benefit Plans..........................................21
SECTION 3.16. Properties; Assets..............................................24
SECTION 3.17. Labor Relations.................................................24
SECTION 3.18. Environmental Matters...........................................24
SECTION 3.19. Insurance.......................................................25
SECTION 3.20. Board Approval; Vote Required...................................25

SECTION 3.21. Opinion of Financial Advisor....................................25
SECTION 3.22. Brokers.........................................................25
SECTION 3.23. Takeover Provisions Inapplicable................................26
SECTION 3.24. Pooling; Tax Matters............................................26
SECTION 3.25. Registration Statement; Proxy Statement/Prospectus..............26
SECTION 3.26. Disclosure......................................................27


      ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
SECTION 4.1. Organization and Qualification...................................27
SECTION 4.2. Certificate of Incorporation and Bylaws..........................27
SECTION 4.3. Capitalization...................................................28
SECTION 4.4. Authority........................................................28
SECTION 4.5. No Conflict; Required Filings and Consents.......................28


              ARTICLE V. REPRESENTATIONS AND WARRANTIES OF ACQUIROR
SECTION 5.1. Organization and Qualification; Subsidiaries.....................29
SECTION 5.2. Certificate of Incorporation and Bylaws..........................30
SECTION 5.3. Capitalization...................................................30
SECTION 5.4. Authority........................................................31
SECTION 5.5. No Conflict; Required Filings and Consents.......................31
SECTION 5.6. SEC Filings; Financial Statements................................32
SECTION 5.7. No Undisclosed Liabilities.......................................33
SECTION 5.8. Absence of Certain Changes or Events.............................33
SECTION 5.9. Absence of Litigation............................................33
SECTION 5.10. Licenses and Permits; Compliance with Laws......................34
SECTION 5.11. Unlawful Payments...............................................34
SECTION 5.12. Taxes...........................................................34
SECTION 5.13. Intellectual Property...........................................35
SECTION 5.14. Material Contracts..............................................36
SECTION 5.15. Employee Benefit Plans..........................................36
SECTION 5.16. Labor Relations.................................................38
SECTION 5.17. Board Approval; Vote Required...................................38
SECTION 5.18. Opinion of Financial Advisor....................................38
SECTION 5.19. Brokers.........................................................38
SECTION 5.20. Pooling; Tax Matters............................................38
SECTION 5.21. Registration Statement; Proxy Statement/Prospectus..............39
SECTION 5.22. Environmental Matters...........................................39
SECTION 5.23. Disclosure......................................................40


                              ARTICLE VI. COVENANTS
SECTION 6.1. Affirmative Covenants of the Company.............................40
SECTION 6.2. Negative Covenants of the Company................................40

SECTION 6.3. Affirmative Covenants of Acquiror................................44
SECTION 6.4. Negative Covenants of Acquiror...................................44


                       ARTICLE VII. ADDITIONAL AGREEMENTS
SECTION 7.1. Access and Information...........................................45
SECTION 7.2. Confidentiality..................................................46
SECTION 7.3. Joint Proxy Statement and Registration Statement; Stockholders
                   Meetings...................................................46
SECTION 7.4. HSR Act Matters..................................................48
SECTION 7.5. Public Announcements.............................................48
SECTION 7.6. Indemnification..................................................49
SECTION 7.7. Further Action; Commercially Reasonable Efforts..................50
SECTION 7.8. No Solicitation..................................................51
SECTION 7.9. Nasdaq Listing...................................................52
SECTION 7.10. Blue Sky........................................................52
SECTION 7.11. Affiliates......................................................53
SECTION 7.12. Event Notices...................................................53
SECTION 7.13. Option Agreement................................................54
SECTION 7.14. Tax Treatment...................................................54
SECTION 7.15. Pooling of Interests............................................54
SECTION 7.16. Merger Sub......................................................55
SECTION 7.17. Board of Directors of  Acquiror.................................55
SECTION 7.18. Publishing Financial Results....................................55


                        ARTICLE VIII. CLOSING CONDITIONS
SECTION 8.1. Conditions to Obligations of the Parties to Effect the Merger....55
SECTION 8.2. Additional Conditions to Obligations of Acquiror and Merger Sub..57
SECTION 8.3. Additional Conditions to Obligations of the Company..............59


                  ARTICLE IX. TERMINATION, AMENDMENT AND WAIVER
SECTION 9.1. Termination......................................................59
SECTION 9.2. Effect of Termination............................................61
SECTION 9.3. Amendment........................................................62
SECTION 9.4. Extension; Waiver................................................62
SECTION 9.5. Transaction Fees, Expenses and Other Payments....................62
SECTION 9.6. Termination Fees.................................................63


                          ARTICLE X. GENERAL PROVISIONS
SECTION 10.1. Effectiveness of Representations, Warranties and Agreements.....64
SECTION 10.2. Notices.........................................................64

SECTION 10.3. Certain Definitions.............................................65
SECTION 10.4. Headings........................................................69
SECTION 10.5. Severability....................................................69
SECTION 10.6. Entire Agreement................................................70
SECTION 10.7. Specific Performance............................................70
SECTION 10.8. Assignment......................................................70
SECTION 10.9. Third Party Beneficiaries.......................................70
SECTION 10.10. Governing Law..................................................70
SECTION 10.11. Counterparts...................................................71




EXHIBITS
--------

Exhibit A          Company Affiliate Agreement
Exhibit B          Acquiror Affiliate Agreement



SCHEDULES
---------

Schedule 1.5             Officers and Directors of Surviving Corporation
Schedule 3.1             Subsidiaries and Ownership Interests of the Company
Schedule 3.3             Capitalization of the Company
Schedule 3.5             Required Filings and Consents
Schedule 3.9             Litigation
Schedule 3.10            Licenses and Permits
Schedule 3.12            Taxes
Schedule 3.13            Company Intellectual Property
Schedule 3.14            Material Contracts
Schedule 3.15            Employee Benefit Plans
Schedule 3.19            Insurance
Schedule 5.1             Subsidiaries and Ownership Interests of Acquiror
Schedule 5.3             Capitalization of Acquiror
Schedule 5.5             Required Filings and Consents
Schedule 5.9             Litigation
Schedule 5.10            Licenses and Permits
Schedule 5.12            Taxes
Schedule 5.13            Acquiror Intellectual Property
Schedule 5.14            Material Contracts
Schedule 5.15            Employee Benefit Plans
Schedule 6.2             Negative Covenants of the Company
Schedule 6.2(a)          Directors, Officers and Key Employees of the Company
Schedule 7.11            Affiliates of the Company and Acquiror

                             Index of Defined Terms
                             ----------------------
                                                                Section
                                                                -------

Acquiror....................................................    PREAMBLE
Acquiror Benefit Plans......................................    5.15(a)
Acquiror Common Stock.......................................    RECITALS
Acquiror Commonly Controlled Entity.........................    5.15(a)
Acquiror ERISA Plan.........................................    5.15(b)
Acquiror Financial Statements...............................    5.6(b)
Acquiror Intellectual Property..............................    5.13(a)
Acquiror Material Contracts.................................    5.14
Acquiror Permits............................................    5.10
Acquiror Preferred Stock....................................    5.3(a)
Acquiror Principal Holders..................................    RECITALS
Acquiror SEC Reports........................................    5.6(a)
Acquiror Stock Option Plan..................................    5.3(a)
Acquiror Stock Purchase Plan................................    5.3(a)
Acquiror Stockholder Approval...............................    5.4
Acquiror Stockholders Meeting...............................    7.3(c)
Acquiror Subsidiary and Acquiror Subsidiaries...............    5.1
Acquiror Voting Agreement...................................    RECITALS
Acquisition Proposal........................................    10.3
Affiliate...................................................    10.3
Affiliate Agreement.........................................    2.2(c)
Agreement...................................................    PREAMBLE
beneficial owner, beneficial ownership or beneficially own..    10.3
benefit liabilities.........................................    3.15(c)
Benefit Plans...............................................    3.15(a)
Business Day................................................    10.3
Certificate and Certificates................................    2.1(a)
Certificate of Merger.......................................    1.2
Claim.......................................................    7.6(b)
Closing.....................................................    1.6
Closing Date................................................    1.6
COBRA.......................................................    3.15(g); 5.15(e)
Code........................................................    RECITALS
Commonwealth Associates Warrants............................    10.3
Company.....................................................    PREAMBLE
Company Benefit Plans.......................................    3.15(a)
Company Common Stock........................................    RECITALS
Company Commonly Controlled Entity..........................    3.15(a)
Company ERISA Plan..........................................    3.15(a)
Company Financial Statements................................    3.6(b)

Company Intellectual Property...............................    3.13(a)
Company Material Contracts..................................    3.14(b)
Company Permits.............................................    3.10
Company Preferred Stock.....................................    3.3(a)
Company Principal Holders...................................    RECITALS
Company SEC Material Contracts..............................    3.14(a)
Company SEC Reports.........................................    3.6(a)
Company Stock Option Plans..................................    2.3(a)
Company Stockholder Approval................................    3.4
Company Stockholders Meeting................................    7.3(b)
Company Subsidiary and Company Subsidiaries.................    3.1
Company Voting Agreement....................................    RECITALS
Confidentiality Agreement...................................    7.2
control, controlled by, under common control with...........    10.3
controlled group of corporations............................    3.15(a); 5.15(a)
D&O Insurance...............................................    7.6(b)
Delaware Law................................................    RECITALS
Director Option.............................................    2.3(d)
Earnout Agreements..........................................    10.3
Effective Time..............................................    1.2
employee benefit plans......................................    3.15(a); 3.15(e)
employee pension benefit plan...............................    3.15(a); 5.15(b)
employer securities.........................................    3.15(h); 5.15(f)
Encumbrance.................................................    10.3
Environmental Laws..........................................    10.3
Environmental Permits.......................................    3.18
ERISA.......................................................    3.15(a)
Exchange Act................................................    3.5(b)
Exchange Agent..............................................    2.2(a)
Exchange Fund...............................................    2.2(a)
Exchange Ratio..............................................    2.1(a)
GAAP........................................................    RECITALS
Governmental Entity.........................................    3.5(b)
group.......................................................    9.1(i)
Hazardous Materials.........................................    10.3
HIPAA.......................................................    3.15(g); 5.15(e)
Holder and Holders..........................................    2.1(a)
HSR Act.....................................................    3.5(b)
incentive stock options.....................................    2.3(a)
Indemnified Parties.........................................    7.6(b)
Intellectual Property.......................................    10.3
Interim Period..............................................    7.1
Joint Proxy Statement.......................................    3.25
Legal Opinion...............................................    8.1(i)

March 1999 Financing.....................................    10.3
Material Adverse Effect..................................    10.3
Merger...................................................    RECITALS
Merger Consideration.....................................    2.1(a)
Merger Sub...............................................    PREAMBLE
Merger Sub Stock.........................................    2.1(c)
Multiemployer Plan.......................................    3.15(d)
NASD.....................................................    3.5(b)
Nasdaq...................................................    3.5(b)
Option...................................................    2.3(a)
Option Agreement.........................................    RECITALS
Order....................................................    8.1(c)
Other Company Material Contracts.........................    3.14(b)
Outside Date.............................................    9.1(e)
Person...................................................    10.3
pooling of interests.....................................    3.24; 5.20; 6.2(o);
                                                             6.3(d); 7.11(b);
                                                             7.15; 8.1(g);
                                                             8.1(h)
qualified................................................    3.15(b); 5.15(a)
qualified foreign plan...................................    3.15(j); 5.15(h)
Real Property Leases.....................................    3.14(b)
reasonable efforts.......................................    10.3
Receiving Party..........................................    7.2
Registration Statement...................................    3.25
Representation Letters...................................    7.14
Representatives..........................................    7.8(a)
SEC......................................................    RECITALS
Securities Act...........................................    3.5(b)
Securities Litigation....................................    10.3
Stock Issuance...........................................    RECITALS
Subsidiary...............................................    10.3
Superior Proposal........................................    10.3
Surviving Corporation....................................    1.1
Tax, Taxable and Taxes...................................    10.3
Tax Returns..............................................    3.12
Terminating Acquiror Breach..............................    9.1(c)
Terminating Company Breach...............................    9.1(b)
Termination Fee..........................................    9.6
Treasury Stock...........................................    2.1(b)
unfunded current liability...............................    3.15(c); 5.15(b)
Warrant..................................................    2.3(c)
Year 2000 Meeting........................................    7.17

                                                                  Execution Copy

                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is
                                                           ---------
entered into this 24th day of June, 1999, by and among THINK NEW IDEAS, INC., a Delaware corporation (the "Company"), ANSWERTHINK CONSULTING GROUP, INC., a
                           -------
Florida corporation ("Acquiror"), and DARWIN ACQUISITION CORP., a Delaware
                      --------
corporation ("Merger Sub").
              ----------

                  WHEREAS, Merger Sub is a newly formed corporation, organized and existing under the laws of the State of Delaware;

                  WHEREAS, each of the Boards of Directors of the Company, Acquiror and Merger Sub has each determined that it is fair to, advisable, and in the best interests of, its respective stockholders that Merger Sub, a wholly-owned subsidiary of Acquiror, be merged with and into the Company (the "Merger") pursuant to and subject to the terms and conditions of this Agreement
 ------
and the Delaware General Corporation Law ("Delaware Law");
                                           ------------

                  WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Acquiror to enter into this Agreement, certain holders (the "Company Principal Holders") of
                                                 -------------------------
common stock, par value $.0001 per share, of the Company ("Company Common
                                                           --------------
Stock"), have entered into an agreement with Acquiror (the "Company Voting
-----                                                       --------------
Agreement"), pursuant to which, among other things, the Company Principal
---------
Holders have agreed to vote their shares of Company Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

                  WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the Company to enter into this Agreement, certain holders (the "Acquiror Principal Holders") of
                                                 --------------------------
common stock, par value $.001 per share, of Acquiror ("Acquiror Common Stock"),
                                                       ---------------------
have entered into an agreement with the Company (the "Acquiror Voting
                                                      ---------------
Agreement"), pursuant to which, among other things, the Acquiror Principal
---------
Holders have agreed to vote their shares of Acquiror Common Stock in favor of the issuance of Acquiror Common Stock pursuant to the terms of this Agreement (the "Stock Issuance");
      --------------

                  WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Acquiror and Merger Sub to enter into this Agreement, the Company and Acquiror have entered into a Stock Option Agreement (the "Option Agreement"), pursuant to which the
                                    ----------------
Company has granted to Acquiror an irrevocable option to purchase from the Company up to a number of authorized but unissued shares of Company Common Stock representing 19.9% of the outstanding shares of Company Common

Stock, upon the terms and subject to the conditions set forth therein;

                  WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of
Section 368(a)2(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and
 ----

                  WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP") and the rules and
                                                  ----
regulations of the Securities and Exchange Commission (the "SEC").
                                                            ---

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:


                                   ARTICLE I.
                                   THE MERGER

         SECTION 1.1.      The Merger.

                  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.2) the Merger shall be effected pursuant to which Merger
           -----------
Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") and shall become a wholly-owned subsidiary of Acquiror.

         SECTION 1.2.      Effective Time.

                  As promptly as practicable on the Closing Date (as defined in
Section 1.6), the parties hereto shall cause the Merger to be consummated by
-----------
filing a certificate of merger (the "Certificate of Merger") with the Secretary
                                     ---------------------
of State of the State of Delaware, as required by, and executed in accordance with the relevant provisions of, Delaware Law and in such form as approved by the Company and Acquiror prior to such filing (the time of the filing of the Certificate of Merger or the time specified therein being the "Effective Time").
                                                               --------------

         SECTION 1.3.      Effect of the Merger.

                  At the Effective Time, the effect of the Merger shall be as set forth herein and as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.4.      Certificate of Incorporation; Bylaws.

                  At the Effective Time: (a) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time and as amended by the Certificate of Merger, shall become the certificate of incorporation of the Surviving Corporation, and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation.

         SECTION 1.5.      Directors and Officers.

                  The officers and directors of the Surviving Corporation immediately upon effectiveness of the Merger shall be as set forth on Schedule
                                                                      --------
1.5 hereto (as may be modified by Acquiror in its sole and absolute discretion).
---
Each such officer and director shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until his or her respective successors is duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

         SECTION 1.6.      Closing.

                  Subject to the terms and conditions of this Agreement (including, without limitation, the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII hereof) the parties agree to consummate
                            ------------
the Merger and the other transactions described herein (the "Closing") on a date
                                                             -------
mutually agreed upon by Acquiror and the Company which shall be within two (2) Business Days after the later of (a) the date on which the Company shall have obtained the Company Stockholder Approval pursuant to Section 7.3(b) and (b) the
                                                      --------------
date on which Acquiror shall have obtained the Acquiror Stockholder Approval pursuant to Section 7.3(c), unless the Company and Acquiror shall agree in
            --------------
writing to another date (the date of the Closing is referred to herein as the "Closing Date"). The Closing shall take place at 10:00 a.m., local time, on the
 ------------
Closing Date at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22102, unless another place is agreed to in writing by the Company and the Acquiror.

         SECTION 1.7.      Subsequent Actions.

                  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of the Company or the Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         SECTION 1.8.      Tax and Accounting Treatment of the Merger.

                  It is intended by the parties hereto that the Merger shall (a) constitute a reorganization of Merger Sub and the Company within the meaning of
Section 368(a)2(E) of the Code, and (b) be accounted for as a pooling of interests under GAAP and the rules and regulations of the SEC. The parties hereby adopt this Agreement as a "plan of reorganization" of Merger Sub and the Company within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.



                                   ARTICLE II.
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 2.1.      Conversion of Securities.

                  At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any of the securities referred to in this Section 2.1:
                                   -----------

                  (a) Common Stock. Each share of Company Common Stock
                      ------------
(excluding any shares of Treasury Stock (as hereinafter defined)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive
0.70 (the "Exchange Ratio") share of Acquiror Common Stock. The shares of
           --------------
Acquiror Common Stock issuable to the holders of Company Common Stock outstanding immediately prior to the Effective Time (each, a "Holder" and
                                                              ------
collectively, the "Holders") pursuant hereto, together with payments of cash in
                   -------
lieu of fractional shares as provided in Section 2.1(d), shall be referred to
                                         --------------
hereinafter as the "Merger Consideration". All such shares of Company Common
                    --------------------
Stock shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares (a "Certificate" and collectively, the
                               -----------
"Certificates") shall thereafter represent only the right to receive the Merger Consideration. At the Effective Time, the Holders shall cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration and as otherwise provided herein or afforded by applicable law;

                  (b) Treasury Stock. All shares of capital stock of the Company
                      --------------
held in the treasury of the Company immediately prior to the Effective Time ("Treasury Stock") shall be canceled and extinguished without any conversion
  --------------
thereof and no amount or other consideration shall be delivered or deliverable in exchange therefor;

                  (c) Merger Sub Stock. Each share of common stock, par value
                      ----------------
$.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time ("Merger Sub Stock") shall be converted into and exchanged for
                 ----------------
one (1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation; and

                  (d) No Fractional Shares. No certificate representing any
                      --------------------
fractional part of a share of Acquiror Common Stock shall be issued pursuant to
Section 2.1(a) and, other than the right to receive a payment pursuant to this
--------------
Section 2.1(d), any such fractional interest to which any Holder would otherwise
--------------
be entitled pursuant to Section 2.1(a) shall not entitle such Holder to any
                        --------------
rights as a securityholder of Acquiror. Notwithstanding any other provision hereof, all Holders otherwise entitled to receive fractional shares of Acquiror Common Stock pursuant to Section 2.1(a) shall be entitled to receive, in lieu
                         --------------
thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Acquiror Common Stock to which the Holder would otherwise be entitled under Section 2.1(a) multiplied by (ii) the closing price
                            --------------
per share of Acquiror Common Stock as reported on Nasdaq on the Closing Date.

         SECTION 2.2.      Exchange of Certificates.

                  (a) Exchange Agent. Prior to the Effective Time, Acquiror
                      --------------
shall deposit with BankBoston, N.A. (the "Exchange Agent") for the benefit of
                                          --------------
the Holders for issuance and payment in accordance with this Article II: (i) the
                                                             ----------
shares of Acquiror Common Stock issuable pursuant to Section 2.1(a), and (ii)
                                                     ------------------------
cash in an amount sufficient to make payment for fractional parts of shares under Section 2.1(d) (such shares of Acquiror Common Stock and cash being
      --------------
hereinafter referred to as the "Exchange Fund"). At the Effective Time, Acquiror
                                -------------
shall cause the Exchange Agent, pursuant to irrevocable instructions delivered to the Exchange Agent prior thereto, to deliver Acquiror Common Stock (and cash for fractional parts of shares thereof) contemplated to be issued and paid pursuant to Sections 2.1(a) and (d) out of the Exchange Fund. The Exchange Fund
            -----------------------
shall not be used for any purpose other than as set forth in this Section
                                                                  -------
2.2(a).
------

         (b)   Payment Procedures. Promptly after the Effective Time, Acquiror
               ------------------
shall cause the Exchange Agent to mail to each Holder who, as of the Effective Time, holds a Certificate or Certificates that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (excluding any Treasury Stock): (i) a form letter of transmittal; and (ii) instructions for use in effecting the surrender of the Certificates for cancellation and delivery in exchange therefor of the Merger Consideration. Upon surrender to the Exchange Agent and cancellation of a Certificate, together with such letter of transmittal duly executed and any other reasonably required documents, the Holder of such Certificate shall be entitled to receive in exchange therefor the applicable amount of the Merger Consideration as determined pursuant to Section
                                                                        -------
2.1(a) and Section 2.1(d). In the event of a surrender of a Certificate
------     --------------
representing shares of Company Common Stock which are not registered in the transfer records of the Company under the name of the Holder surrendering such Certificate, a certificate representing the proper number of shares of Acquiror Common Stock may be issued to a Person other than the Holder in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Acquiror Common Stock to a Person other than the Holder of such Certificate or shall establish to the satisfaction of Acquiror that such Taxes have been paid or are not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate shall represent for all
                       -----------
purposes only the right to receive the applicable amount of the Merger Consideration with respect thereto as determined pursuant to Section 2.1(a) and
                                                             --------------
Section 2.1(d), in each case without any interest thereon.
--------------

         (c)   Issuances to Affiliates. Notwithstanding anything herein to the
               -----------------------
contrary, any Certificate surrendered for exchange by any Affiliate of the Company shall not be exchanged until Acquiror shall have received a signed agreement from such Affiliate (an "Affiliate Agreement") as provided in Section
                                   -------------------                  -------
7.11 hereof.
----

         (d)   No Further Rights in Stock. All shares of Acquiror Common Stock
               --------------------------
issued upon the surrender for exchange of Certificates pursuant to Section 2.1
                                                                   -----------
and in accordance with this Section 2.2 (and any cash paid pursuant hereto)
                            -----------
shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Company as the Surviving Corporation of the shares of Company Common Stock represented by such Certificates which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to Acquiror, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided herein, except as otherwise provided by law.

           (e)     Investment of Exchange Fund. The Exchange Agent shall invest
                   ---------------------------
any cash included in the Exchange Fund, as directed by Acquiror, on a daily basis. Any interest and other income resulting from such investments shall be paid to Acquiror.

           (f)     Termination of Exchange Fund. Any portion of the Exchange
                   ----------------------------
Fund that remains undistributed to the Holders for twelve (12) months after the Effective Time shall be delivered to Acquiror, upon demand, and any Holder that has not theretofore complied herewith shall thereafter look only to the Surviving Corporation and Acquiror for the applicable amount of the Merger Consideration and cash payments in lieu of fractional shares, if any, to which such Holder is entitled pursuant hereto.

           (g)     No Liability. Neither Acquiror nor the Surviving Corporation
                   ------------
shall be liable to any Holder for any Acquiror Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

           (h)     Withholding of Tax. Acquiror or the Exchange Agent shall be
                   ------------------
entitled to deduct and withhold from the applicable amount of the Merger Consideration otherwise issuable to, and any cash payments in lieu of fractional shares otherwise payable to, any Holder such amounts as Acquiror (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Acquiror (or any Affiliate thereof) or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of whom such deduction and withholding was made by Acquiror (or any Affiliate thereof) or the Exchange Agent.

           (i)     Lost, Stolen or Destroyed Certificates. In the event any
                   --------------------------------------
Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such loss, theft or destruction and, the granting of a reasonable indemnity against any claim that may be made against Acquiror or the Exchange Agent with respect to such Certificate (and, if required by Acquiror in the case of any Certificate or Certificates from any Holder representing more than Ten Thousand (10,000) shares of Company Common Stock, the posting by such Person of a bond, in such reasonable amount as Acquiror may direct). Acquiror shall cause the Exchange Agent to issue to such Person the applicable amount of the Merger Consideration and any cash payments with respect to such lost, stolen or destroyed Certificate to which the Holder thereof may be entitled pursuant to this Article II.
                                                             ----------

         SECTION 2.3.      Assumption of Obligations to Issue Stock.

             (a)   Company Options. As of the Effective Time, each outstanding
                   ---------------
Option (as hereinafter defined) shall be converted into an option to acquire Acquiror Common Stock as provided in this Section 2.3(a). The term "Option"
                                          --------------            ------
shall mean any option to purchase or acquire shares of Company Common Stock granted under the Company's 1997 Stock Option Plan or 1998 Stock Option Plan, each as amended (collectively, the "Company Stock Option Plans"), and any option
                                    --------------------------
to acquire or purchase shares of Company Common Stock granted in connection with the March 1999 Financing. Following the Effective Time, each Option shall continue to have, and shall be subject to, the terms and conditions of each agreement pursuant to which such Option was subject immediately prior to the Effective Time (including, in the case of each Option granted under either of the Company Stock Option Plans, the terms and conditions of the Company Stock Option Plan under which such Option was granted, and, in the case of each Option granted in connection with the March 1999 Financing, the terms and conditions of the March 1999 Financing), except that: (i) each Option (as converted pursuant to this Section 2.3(a)) shall be exercisable for that number of whole shares of
        --------------
Acquiror Common Stock equal to the product of (A) the aggregate number of shares of Company Common Stock for which such Option was exercisable at the Effective Time, multiplied by (B) the Exchange Ratio, provided, however, that no
                                            --------  -------
fractional shares of Acquiror Common Stock shall be issued upon the exercise of any Option (as converted pursuant to this Section 2.3(a)) and (1) the holder of
                                          --------------
any Option (as converted pursuant to this Section 2.3(a)) granted under either
                                          --------------
of the Company Stock Option Plans otherwise exercisable for a fractional share of Acquiror Common Stock shall be entitled to receive, upon exercise thereof, cash (without interest) in such amount to which such holder would otherwise be entitled as determined pursuant to the provisions of the applicable Company Stock Option Plan and the agreement under which such Option was granted (provided that all references in such Company Stock Option Plan and such agreement to the Company shall be references to Acquiror and references to the Company's Common Stock shall be references to Acquiror Common Stock), and (2) the holder of any Option (as converted pursuant to this Section 2.3(a)) granted
                                                        --------------
in connection with the March 1999 Financing otherwise exercisable for a fractional share of Acquiror Common Stock shall be entitled to receive, upon exercise thereof, cash (without interest) in an amount equal to the product of
(x) such fractional part of a share of Acquiror Common Stock to which the holder would otherwise be entitled multiplied by (y) the closing price per share of Acquiror Common Stock as reported on Nasdaq on the date of exercise of such Option (as converted pursuant to this Section 2.3(a)); and (ii) the exercise
                                      --------------
price per share of Acquiror Common Stock issuable pursuant to each Option (as converted pursuant to this Section 2.3(a)) shall be equal to the exercise price
                           --------------
per share of Company Common Stock under such Option at the Effective Time divided by the Exchange Ratio, rounded to the nearest whole cent. The assumption and substitution of Options as provided herein shall not give the holders of such Options additional benefits or additional (or accelerated) vesting rights which they did not have immediately prior to the Effective Time or relieve the holders of such Options from any obligations or restrictions applicable to their Options or the shares obtainable upon exercise of the Options. The adjustment provided herein with respect to any Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be, effected in a manner that is consistent with continued treatment of such Options as "incentive stock options" under Section 424(a) of the Code. Each Company Stock Option Plan shall be assumed by Acquiror with respect to all outstanding Options granted under such Company Stock Option Plan as of the Effective Time, provided, however, that no further options to purchase or acquire shares of Company Common Stock or other awards or rights shall be granted under either of the Company Stock Option Plans after the Effective Time. The duration and other terms of the converted options provided for in this
Section 2.3(a) shall be the same as the Options except that all references to
--------------
the Company shall be references to Acquiror and references to the Company's Common Stock shall be references to Acquiror Common Stock. Acquiror shall take all corporate action reasonably necessary to reserve for issuance, at all times any converted options provided for in this Section 2.3(a) are outstanding, a
                                           --------------
sufficient number of shares of Acquiror Common Stock for delivery upon the exercise of such converted options.

         (b)     Form S-8. Acquiror shall: (i) promptly following the Effective
                 --------
Time, file one or more registration statements on Form S-8 (or amend existing registration statements on Form S-8) to become effective as soon as practicable after the Effective Time with respect to the shares of Acquiror Common Stock subject to Options outstanding as of the Effective Time (as converted pursuant to Section 2.3(a)) that were granted under the Company Stock Option Plans; (ii)
   --------------
use reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options (as converted pursuant to Section
                                                                         -------
2.3(a)) remain outstanding; and (iii) promptly following the Effective Time
------
prepare and submit to Nasdaq the Notification of Additional Listing of Shares relating to inclusion for quotation on Nasdaq the shares of Acquiror Common Stock subject to such Options (as converted pursuant to Section 2.3(a)) and use
                                                         -------------
reasonable efforts to cause such securities to be approved for quotation on Nasdaq as soon as practicable after the Effective Time, subject to official notice of issuance.

         (c)     Warrants. As of the Effective Time, each outstanding Warrant
                 --------
(as hereinafter defined) shall be converted into a warrant to acquire shares of Acquiror Common Stock as provided in this Section 2.3(c). The term "Warrant"
                                          --------------            -------
shall mean any warrant to purchase shares of Company Common Stock issued or issuable pursuant to the March 1999 Financing and each Commonwealth Associates Warrant. Following the Effective Time, each Warrant shall continue to have, and shall be subject to, the terms and conditions of each agreement or other instrument pursuant to which such Warrant was subject immediately prior to the Effective Time (including, in the case of each Warrant granted issued or issuable pursuant to the March 1999 Financing, the terms and conditions of the March 1999 Financing, and in the case of each Commonwealth Associates Warrant, the terms and conditions of the applicable Commonwealth Associates Warrant), except that: (i) each such Warrant (as converted pursuant to this Section
                                                                  -------
2.3(c) shall be exercisable or convertible for that number of whole shares of
------
Acquiror Common Stock equal to the product of (A) the aggregate number of shares of Company Common Stock for which such Warrant was exercisable or convertible at the Effective Time, multiplied by (B) the Exchange Ratio; provided, however,
                                                          --------  -------
that no fractional shares of Acquiror Common Stock shall be issued upon the exercise or conversion of any Warrant (as converted pursuant to this Section
                                                                     -------
2.3(c) and (1) the holder of any Warrant (as converted pursuant to this Section
------                                                                  -------
2.3(c) issued or issuable under the March 1999 Financing otherwise exercisable
------
for or convertible into a fractional share of Acquiror Common Stock shall be entitled to receive, upon exercise or conversion thereof, cash (without interest) in an amount equal to such fractional share to which such holder would otherwise be entitled multiplied by the Market Price (as defined in and determined pursuant to the terms of the March 1999 Financing except that all references therein to the Company or Company Common Stock shall be interpreted as references to Acquiror and Acquiror Common Stock) of a share of Acquiror Common Stock on the date of such exercise or conversion, and (2) the holder of any Commonwealth Associates Warrant (as converted pursuant to this Section
                                                                   -------
2.3(c) otherwise exercisable for or convertible into a fractional share of
------
Acquiror Common Stock shall be entitled to receive, upon exercise or conversion thereof, cash (without interest) in an amount equal to such fractional share of Acquiror Common Stock to which such holder would otherwise be entitled multiplied by the fair market value (as determined pursuant to the provisions of the applicable Commonwealth Associates Warrant except that all references therein to the Company or Company Common Stock shall be interpreted as references to Acquiror and Acquiror Common Stock) of a share of Acquiror Common Stock on the date of such exercise or conversion, and (ii) the exercise or conversion price per share of Acquiror Common Stock issuable pursuant to each such Warrant (as converted pursuant to this Section 2.3(c) shall be equal to
                                            --------------
the exercise or conversion price per share of Company Common Stock under such Warrant at the Effective Time divided by the Exchange Ratio rounded to the nearest whole cent. The assumption and substitution of Warrants as provided herein shall not give the holders of such Warrants additional benefits or additional (or accelerated) vesting rights which they did not have immediately prior to the Effective Time or relieve the holders of the Warrants of any obligations or restrictions applicable to their Warrants or the shares obtainable upon exercise or conversion of the Warrants. The duration and other terms of the converted warrants provided for in this Section 2.3(c) shall be the
                                                     --------------
same as the Warrants except that all references to the Company shall be references to Acquiror and references to the Company's Common Stock shall be references to Acquiror Common

Stock. Acquiror shall take all corporate action reasonably necessary to reserve for issuance, at all times any converted warrants provided for in this Section
                                                                       -------
2.3(c) are outstanding, a sufficient number of shares of Acquiror Common Stock
------
for delivery upon the exercise or conversion of such converted warrants.

           (d)     Director Options. As of the Effective Time, each outstanding
                   ----------------
Director Option (as hereinafter defined) shall be converted into an option to acquire Acquiror Common Stock as provided in this Section 2.3(d). The term
                                                  --------------
"Director Option" shall mean any option to purchase or acquire shares of Company
 ---------------
Common Stock granted to any director of the Company in such individual's capacity as a director (specifically excluding any Options granted under either of the Company Stock Option Plans). Following the Effective Time, each Director Option shall continue to have, and shall be subject to, the terms and conditions of each agreement pursuant to which such Director Option was subject immediately prior to the Effective Time, except that: (i) each Director Option (as converted pursuant to this Section 2.3(d)) shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of (A) the aggregate number of shares of Company Common Stock for which such Director Option was exercisable at the Effective Time, multiplied by (B) the Exchange Ratio, provided, however,
                                                             --------  -------
that no fractional shares of Acquiror Common Stock shall be issued upon the exercise of any Director Option (as converted pursuant to this Section 2.3(d))
                                                               --------------
and the holder of any Director Option (as converted pursuant to this Section
                                                                     -------
2.3(d)) otherwise exercisable for a fractional share of Acquiror Common Stock
------
shall be entitled to receive, upon exercise thereof, cash (without interest) in an amount equivalent to the fair market value (at the time of exercise) of the fractional share of Acquiror Common Stock to which such holder would otherwise be entitled (as determined pursuant to the provisions of the applicable Director Option agreement); and (ii) the exercise price per share of Acquiror Common Stock issuable pursuant to each Director Option (as converted pursuant to this
Section 2.3(d)) shall be equal to the exercise price per share of Company Common
--------------
Stock under such Director Option at the Effective Time divided by the Exchange Ratio, rounded to the nearest whole cent. The assumption and substitution of Director Options as provided herein shall not give the holders of such Director Options additional benefits or additional (or accelerated) vesting rights which they did not have immediately prior to the Effective Time or relieve the holders of such Director Options from any obligations or restrictions applicable to their Director Options or the shares obtainable upon exercise of their Director Options. Each agreement pursuant to which any Director Option was granted shall be assumed by Acquiror with respect to all outstanding Director Options granted under such agreement as of the Effective Time, provided, however, that no further options to purchase or acquire shares of Company Common Stock or other awards or rights shall be granted to any director of the Company after the date hereof except as permitted pursuant to Section 6.2(d)(i) of this Agreement. The
                                       -----------------
duration and other terms of the converted options provided for in this Section
                                                                       -------
2.3(d) shall be the same as the Director Options except that all references to
------
the Company shall be
references to Acquiror and references to the Company's Common Stock shall be references to Acquiror Common Stock. Acquiror shall take all corporate action reasonably necessary to reserve for issuance, at all times any converted Director Options provided for in this Section 2.3(d) are outstanding, a
                                      --------------
sufficient number of shares of Acquiror Common Stock for delivery upon the exercise of such converted Director Options.

         SECTION 2.4.      Stock Transfer Books.

                  At the Effective Time, the transfer books of the Company with respect to all shares of capital stock or other securities of the Company shall be closed and no further registration of transfers of such shares of capital stock or other securities shall thereafter be made on the records of the Company.

         SECTION 2.5.      Certain Adjustments.

                  If between the date hereof and the Effective Time, the outstanding shares of Company Common Stock or Acquiror Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio shall be adjusted accordingly to provide the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.



                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Acquiror and Merger Sub, subject to the exceptions set forth herein and in the Company's disclosure schedules (which exceptions shall specifically identify a section, subsection or clause of a single section or subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such section, subsection or clause hereof and any other section, subsection or clause hereof to which such disclosure reasonably relates) that:

         SECTION 3.1.      Organization and Qualification; Subsidiaries.

                  Each of the Company and each Subsidiary (as defined below) of the Company (each a "Company Subsidiary" and collectively, the "Company
                     ------------------                         -------
Subsidiaries") is a corporation duly organized, validly existing and in good
------------
standing under the laws of the jurisdiction of its organization. Each of the Company and each Company Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties that are owned, operated or leased or the nature of its business makes such qualification necessary, except for such failures which would not have a Material Adverse Effect on the Company. Each of the Company and each Company Subsidiary has the requisite corporate power and authority to own, operate, lease and otherwise to hold its assets and properties and to carry on its business as now being conducted, except for such failures which would not have a Material Adverse Effect on the Company. The Company has no Subsidiaries other than those listed in Schedule 3.1, each of which is wholly-owned by the Company,
                     ------------
or any direct or indirect beneficial ownership of any securities, equity or other ownership interest in any Person other than those listed in Schedule 3.1.
                                                                  ------------

         SECTION 3.2.      Certificate of Incorporation and Bylaws.

                  The Company has heretofore delivered to Acquiror a complete and correct copy of the certificate or articles of incorporation and the bylaws of the Company and each Company Subsidiary, each as amended to date. Each such certificate or articles of incorporation and bylaws is in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation or bylaws.

         SECTION 3.3.      Capitalization.

                  (a) The authorized capital stock of the Company consists of fifty million (50,000,000) shares of Company Common Stock and five million (5,000,000) shares of preferred stock, par value $.0001 per share ("Company
                                                                    -------
Preferred Stock"). As of the date hereof: (i) ten million ninety-one thousand
---------------
nine hundred two (10,091,902) shares of Company Common Stock are issued and outstanding (which includes all shares issued into escrow as of the date hereof); (ii) no shares of Company Preferred Stock are issued and outstanding;
(iii) two million four hundred sixty-two thousand eight hundred seventeen (2,462,817) shares of Company Common Stock are reserved for issuance upon the exercise of the Options granted under the Company Stock Option Plans; (iv) five hundred thirty thousand five hundred four (530,504) shares of Company Common Stock are reserved for issuance upon the exercise of the Options granted in connection with the March 1999 Financing; (v) one hundred forty thousand (140,000) shares of Company Common Stock are reserved for issuance upon the exercise of the Director Options; (vi) two hundred eighty thousand three hundred thirty one (280,331) shares of Company Common Stock are reserved for issuance upon exercise of the Warrants issued or issuable pursuant to the March 1999 Financing; (vii) twelve thousand one hundred twenty (12,120) shares of Company Common Stock are reserved for issuance upon exercise of the Commonwealth Associates Warrants; (viii) no shares of Company Common Stock are reserved for issuance (and not already issued into escrow)
pursuant to the Earnout Agreements (as hereinafter defined); and (ix) no shares of Company Common Stock are held in the Company's treasury as Treasury Stock.
Schedule 3.3 sets forth a complete and correct list, as of the date hereof, of
------------
the number of shares of Company Common Stock subject to the Options, Director Options and the Warrants and the number of shares of Company Common Stock issuable pursuant to the Earnout Agreements, in each case including the dates of grant and exercise or conversion prices thereof and, in the case of shares issuable pursuant to the Earnout Agreements, the terms of issuance of such shares.

                  (b) All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Options, Director Options, Warrants and Earnout Agreements will be, when issued in accordance with the respective terms of such Options, Director Options, Warrants and Earnout Agreements (without taking into account the effects of the consummation of the Merger), duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the shares of Company Common Stock outstanding as of the date hereof and the shares of Company Common Stock issuable pursuant to the Option Agreement, Options, Director Options, Warrants and Earnout Agreements: (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company or any Company Subsidiary, (B) any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities or ownership interests of the Company or any Company Subsidiary, (C) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any obligation of the Company or any Company Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of or other ownership interests in, the Company or any Company Subsidiary, and (ii) there are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

                  (c) Except the Option Agreement and except as described in
Schedule 3.3, neither the Company nor any Company Subsidiary is a party to any
------------
agreement restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of the Company Stock Option Plans, antidilutive rights with respect to, any of the securities of the Company or any of the Company Subsidiaries that are outstanding or that may be subsequently issued upon the conversion or exercise of any instrument or otherwise.

                  (d) The Company represents and warrants to Acquiror and Merger Sub that as of the Effective Time, the aggregate number of outstanding shares of

Company Common Stock (assuming full exercise of the Options, Director Options, Warrants and the issuance of all Company Common Stock issuable under the Earnout Agreements) shall not exceed fifteen million five hundred thousand (15,500,000) shares.

         SECTION 3.4.      Authority.

                  The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approval of this Agreement, the Merger and the other transactions contemplated hereby by the Company's stockholders as required by Delaware Law and as contemplated in
Section 7.3(b) ("Company Stockholder Approval"), to perform its obligations
--------------   ----------------------------
hereunder and to consummate the transactions contemplated hereby. Except for Company Stockholder Approval, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity (it being understood that, with respect to the Company's obligation to consummate the Merger, the Company Stockholder Approval is required as set forth herein and that nothing in this Agreement shall be construed or interpreted as a guaranty by the Company that such approval will be obtained).

         SECTION 3.5.      No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement will not: (i) conflict with or violate the certificate or articles of incorporation or bylaws of the Company or any Company Subsidiary; (ii) subject to obtaining the approvals and compliance with the requirements set forth in
Section 3.5(b), conflict with or violate any Order applicable to the Company or
--------------
any Company Subsidiary or by which any of their respective properties or assets is bound or affected; or (iii) except as set forth in Schedule 3.5, result in
                                                      ------------
any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any Company

Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not: (x) prevent or, to the knowledge of the Company, delay in any material respect, consummation of the Merger; (y) otherwise prevent the Company from performing its obligations under this Agreement in any material respect; or (z) have a Material Adverse Effect on the Company.

                  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require by, with respect to or on behalf of the Company or any Company Subsidiary any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except: (i) for (A) applicable requirements, if
         -------------------
any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"),
                                                              ------------
the Securities Act of 1933, as amended (the "Securities Act"), state takeover
                                             --------------
laws, the National Association of Securities Dealers, Inc. (the "NASD"), the
                                                                 ----
Nasdaq National Market ("Nasdaq") and the Hart-Scott-Rodino Antitrust
                         ------
Improvements Act of 1976, as amended (the "HSR Act"), (B) applicable
                                           -------
requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 3.5, and (C) filing and recordation of appropriate merger
             ------------
documents as required by Delaware Law; or (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not: (x) prevent or, to the knowledge of the Company, delay in any material respect consummation of the Merger; (y) otherwise prevent the Company from performing its obligations under this Agreement in any material respect; or (z) have a Material Adverse Effect on the Company.

         SECTION 3.6.      SEC Filings; Financial Statements.

                  (a) The Company has filed all forms, reports, statements and other documents required to be filed with the SEC since November 26, 1996, and has heretofore furnished to Acquiror, in the form filed with the SEC since such date, together with any amendments thereto, all of its: (i) Annual Reports on Form 10-KSB; (ii) Quarterly Reports on Form 10-QSB; (iii) proxy statements relating to meetings of stockholders (whether annual or special); (iv) reports on Form 8-K; and (v) other reports or registration statements filed by the Company and such Company Subsidiaries (collectively, the "Company SEC Reports").
                                                          -------------------
As of their respective filing dates, the Company SEC Reports: (x) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable; and (y) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) The audited consolidated financial statements and unaudited interim financial statements of the Company (including the notes and schedules thereto) contained or incorporated by reference in the Company SEC Reports (the "Company Financial Statements") complied in all material respects
              ----------------------------
with applicable GAAP accounting requirements and with the rules and regulations of the SEC with respect thereto. The Company Financial Statements present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

         SECTION 3.7.      No Undisclosed Liabilities.

                  Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except: (a) liabilities or obligations reflected in the Company SEC Reports; (b) liabilities or obligations incurred since March 31, 1999 in the ordinary course of business consistent with past practices which have not had and are not reasonably likely to have a Material Adverse Effect on the Company (without taking into account the effects of the consummation of the Merger, except for liabilities or obligations the Company has knowledge of as of the date hereof); and (c) liabilities or obligations which have not had and are not reasonably likely to have a Material Adverse Effect on the Company (without taking into account the effects of the consummation of the Merger, except for liabilities or obligations the Company has knowledge of as of the date hereof).

         SECTION 3.8.      Absence of Certain Changes or Events.

                  Except as disclosed in the Company SEC Reports, since March 31, 1999, there has not been any Material Adverse Effect on the Company.

         SECTION 3.9.      Absence of Litigation.

                  Except as set forth in the Company SEC Reports or in Schedule
                                                                       --------
3.9, there are: (a) no claims, actions, suits, investigations or proceedings
---
pending or, to the Company's knowledge, threatened against the Company or any of the Company Subsidiaries before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that have had or would be reasonably likely to have a Material Adverse Effect on the Company (without taking into account the effects of the consummation of the Merger, except for claims, suits, investigations or proceedings the Company has knowledge of as of the date hereof) or that would prevent or enjoin, or, to the knowledge of the Company, delay in any material respect, consummation of the Merger or any of the other transactions contemplated hereby or by the Option Agreement; and (b) no Orders of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary that have had or would be reasonably likely to have a Material Adverse Effect on the Company (without taking into account the effects of the consummation of the Merger, except for Orders the Company has knowledge of as of the date hereof) or that would prevent or enjoin, or, to the knowledge of the Company, delay in any material respect, consummation of the Merger or any of the other transactions contemplated hereby or by the Option Agreement.

         SECTION 3.10.     Licenses and Permits; Compliance with Laws.

                  Set forth on Schedule 3.10 is a true and complete list of all
                               -------------
material permits, licenses, franchises, authorizations and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all Governmental Entities held by the Company and the Company Subsidiaries that are required for the operation of the businesses of the Company and the Company Subsidiaries as presently conducted and the ownership, operation, lease and holding by the Company and the Company Subsidiaries of their respective properties and assets (the "Company Permits"). The Company and
                                             ---------------
the Company Subsidiaries are in compliance with the terms of the Company Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply would not have a Material Adverse Effect on the Company.

         SECTION 3.11.     Unlawful Payments.

                  None of the Company, any Company Subsidiary, nor, to the knowledge of the Company, any stockholder, officer, director, employee, agent or representative of the Company or any Company Subsidiary has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any Company Subsidiary, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

         SECTION 3.12.     Taxes.

                  Except as set forth in Schedule 3.12, the Company and the
                                         -------------
Company Subsidiaries have prepared and filed on a timely basis with all appropriate Governmental Entities all material returns, reports, information statements and other documentation (including extensions) required to be filed by the Company and the Company Subsidiaries in respect of Taxes (the "Tax Returns") and all
                                                       -----------
such Tax Returns are correct and complete in all material respects. Except as set forth in Schedule 3.12, the Company and the Company Subsidiaries have paid
             -------------
in full all Taxes due (other than Taxes the failure of which to pay have not had and are not reasonably likely to have a Material Adverse Effect on the Company (without taking into account the effects of the consummation of the Merger, except for Taxes the Company has knowledge of as of the date hereof)) and, in the case of material Taxes accruing but not due, the Company has made adequate provisions for such payments in the Company Financial Statements contained in the Company's Quarterly Report on Form 10-QSB in respect of the Company's fiscal quarter ending March 31, 1999. Except as set forth in Schedule 3.12, the Company
                                                      -------------
and the Company Subsidiaries have withheld from payments made to its present or former employees, contractors, officers and directors, creditor or other third party, all amounts required by law to be withheld except where the liability for which has not had and would not have a Material Adverse Effect on the Company, and has, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. In addition, except as set forth in
Schedule 3.12: (a) there are no outstanding assessments of, or claims against,
-------------
the Company or the Company Subsidiaries with respect to Taxes, the liability for which would have a Material Adverse Effect on the Company; (b) no Governmental Entity is conducting an examination or audit of the Company or any Company Subsidiary in respect of Taxes and neither the Company nor any Company Subsidiary has received notice of any such examination or audit from any Governmental Entity; and (c) neither the Company nor any Company Subsidiary has executed or filed any agreement extending the period of assessment or collection of any Taxes which remain in effect.

         SECTION 3.13.     Intellectual Property.

                  (a) Attached hereto as Schedule 3.13 is a list and brief
                                         -------------
description of all material Intellectual Property owned, utilized or licensed by the Company and the Company Subsidiaries (all of the foregoing items collectively referred to as the "Company Intellectual Property"). The Company
                                 -----------------------------
and the Company Subsidiaries have good title to or the right to use all the Company Intellectual Property and all material inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of the businesses of the Company and the Company Subsidiaries, as presently conducted. Except where there would be no Material Adverse Effect on the Company, to the Company's knowledge, none of the Company or any of the Company Subsidiaries is infringing on any Intellectual Property right of others, and the Company has no knowledge of any infringement by others of such rights owned by the Company or any of the Company Subsidiaries.

                  (b) Except as set forth on Schedule 3.13, with respect to each
                                             -------------
item of Company Intellectual Property necessary for the conduct of the business of the Company and the Company Subsidiaries as heretofore and as currently conducted: (i) the owner thereof (if such owner is the Company or any Company Subsidiary) possesses all right, title and interest in and to the item; (ii) the item is not subject to any outstanding Order or charge; (iii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand is pending or, to the knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and (iv) neither the Company nor any of the Company Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

                  (c) The Company's disclosure in the Company's SEC Reports with respect to all of the computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are developed and sold by the Company or any of the Company Subsidiaries (other than third-party software) or that are used or relied on by the Company or any Company Subsidiary in the administration and conduct of their respective businesses does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 3.14.     Material Contracts.

                  (a) The Company has filed all contracts and agreements required to be filed by the Company and the Company Subsidiaries as material contracts, as defined in Item 601(b)(10) of Regulation S-B under the Securities Act. All agreements filed as exhibits to the Company SEC Reports together with each agreement that would have been required to be filed as an exhibit to the Company SEC Reports if such agreement had been entered into prior to the date of filing any such Company SEC Report are referred to herein as the "Company SEC
                                                                  -----------
Material Contracts."
------------------

                  (b) To the Company's knowledge (after reasonable due investigation), set forth in Schedule 3.14(b) is a complete and correct list, as
                             ----------------
of the date of this Agreement, of all agreements of the following type to which the Company or a Company Subsidiary is a party or may be bound (collectively, the "Other Company Material Contracts"): (i) employment, severance, termination,
     --------------------------------
consulting and retirement agreements; (ii) loan agreements, indentures, letters of credit, mortgages, notes and other debt instruments evidencing indebtedness in excess of One Hundred Thousand Dollars ($100,000), other than those relating to intercompany debt among the Company and the Company Subsidiaries or guarantees of any of the foregoing; (iii) agreements that require aggregate future payments of more than One Hundred Thousand Dollars ($100,000); (iv) agreements involving payments in excess of Twenty-Five Thousand Dollars ($25,000) concerning any provisions with respect to a "change in control"; (v) material agreements with any key employee, director, officer or beneficial owner (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of five percent (5%) or more of Company Common Stock; (vi) agreements or arrangements concerning a partnership or joint venture; (vii) agreements or arrangements requiring noncompetition or material agreements or arrangements requiring confidentiality; (viii) any written agreement (including any purchase order, letter agreement or other writing evidencing the Company's arrangements with customers) whereby the Company or the Company Subsidiaries provided services in fiscal year 1999 for aggregate payments in excess of Three Hundred Fifty Thousand Dollars ($350,000) per annum; (ix) all leases (or subleases) with respect to real property leased by the Company as lessee or sublessee ("Real
                                                                        ----
Property Leases"); and (x) agreements for a remaining term of five (5) years or
---------------
more with any customer of the Company or any Company Subsidiary. The Company SEC Material Contracts and the Other Company Material Contracts are collectively referred to herein as the "Company Material Contracts". The parties acknowledge
                           --------------------------
and agree that the condition precedent to Acquiror's obligation to consummate the Merger in Section 8.2(a) shall be satisfied with respect to the Company's
              --------------
representations and warranties set forth in this Section 3.14(b) if such
                                                 ---------------
representations and warranties are substantially true and correct in all material respects as of the Closing Date.

                  (c) Except as set forth in Schedule 3.14(c), all Company
                                             ----------------
Material Contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, as the same may have been amended from time to time, and neither the Company nor any Company Subsidiary has (or has any knowledge that any other party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of any Company Material Contract, except for defaults which have not had and which would not be reasonably likely to have a Material Adverse Effect on the Company. True and complete copies of all Company Material Contracts have been delivered to Acquiror or made available for inspection by Acquiror.

         SECTION 3.15.     Employee Benefit Plans.

                  (a) Schedule 3.15 sets forth a list of all of material
                      -------------
pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation or bonus plans or agreements or other material incentive plans or agreements, all other material written employee programs, arrangements or agreements and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of

1974, as amended ("ERISA") (collectively, "Benefit Plans"), currently adopted,
                   -----                   -------------
maintained by, sponsored in whole or in part by, or contributed to by the Company or any entity required to be aggregated with the Company which is a member of the "controlled group of corporations" which includes the Company within the meaning of Section 414(b) or (c) of the Code (each, a "Company
                                                                  -------
Commonly Controlled Entity") for the benefit of present and former employees or
--------------------------
directors of the Company and of each Company Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity (collectively, the "Company Benefit Plans"). Any Company Benefit
                                ---------------------
Plan which is an "employee pension benefit plan", as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "Company ERISA Plan".
                                                   ------------------

                  (b) Each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to the Company's knowledge, no circumstances exist that could reasonably be expected by the Company to result in the revocation of any such determination. Each of the Company Benefit Plans is in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations, the breach or violation of which could result in a Material Adverse Effect to the Company or any Company Commonly Controlled Entity.

                  (c) No Company ERISA Plan which is a defined benefit pension plan has any "unfunded current liability", as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities", as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

                  (d) No Company Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan").
                                                      ------------------
Neither the Company nor any Company Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company or any Company Commonly Controlled Entity.

                  (e) The Company has furnished to Acquiror complete copies, as of the date hereof, of all of the Company Benefit Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and copies of all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, including a summary of such plans that have not been reduced to writing. The Company has furnished to Acquiror complete copies of all current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning the Company Benefit Plans.

                  (f) The Company has not made, is not obligated to make, nor is party to any agreement that under certain circumstances could obligate it to make, any payments that will not be deductible to the Company under Section 280G of the Code.

                  (g) All required reports and descriptions, if any (including Form 5500 Annual Reports, Summary Annual Reports, PBGC 1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Company Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code ("COBRA"), and the Health Insurance
                                         -----
Portability and Accountability Act of 1996 ("HIPAA") have been met with respect
                                             -----
to each Company Benefit Plan.

                  (h) No Company Benefit Plan is an ESOP or otherwise invests in "employer securities" (as such term is defined in Section 409(l) of the Code).

                  (i) The Company has made all contributions and other payments required by and due under the terms of each Company Benefit Plan and has taken no action (including, without limitation, actions required by law) relating to any Company Benefit Plan that will increase Acquiror's, the Company's or any Company Commonly Controlled Entity's obligation under any Company Benefit Plan.

                  (j) No Company Benefit Plan is a "qualified foreign plan" (as such term is defined in Section 404A of the Code), and no Company Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions.

                  (k) No Company Benefit Plan promises or provides post-retirement medical life insurance or other benefits due now or in the future to current, former or retired employees of the Company or any Company Common Controlled Entity other than benefits required pursuant to COBRA.

                  (l) Schedule 3.15 sets forth a list of all "pension plans," as
                      -------------
such term is defined in Section 3(2) of ERISA, maintained by the Company or a Company Commonly Controlled Entity, that have been frozen or terminated in the last three calendar years.

         SECTION 3.16.     Properties; Assets.

                  Neither the Company nor any of the Company Subsidiaries owns (of record or beneficially) any real property or has any interest in any real property other than the leasehold interests granted pursuant to the Real Property Leases. The Company or one of the Company Subsidiaries is the lessee of all leasehold estates granted pursuant to the Real Property Leases and is in possession of the properties purported to be leased thereunder, and each such Real Property Lease is valid without default thereunder by the lessee. The assets and properties of the Company and the Company Subsidiaries, taken as a whole, are in good operating condition and repair (ordinary wear and tear excepted), and constitute all of the assets and properties which are required for the businesses and operations of the Company and the Company Subsidiaries as presently conducted.

         SECTION 3.17.     Labor Relations.

                  Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company or any Company Subsidiary. The Company and each Company Subsidiary is in compliance in all material respects with all laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions.

         SECTION 3.18.     Environmental Matters.

                  Except as disclosed in the Company SEC Reports, (a) each of the Company and each Company Subsidiary is in material compliance with all applicable Environmental Laws and neither the Company nor any Company Subsidiary has violated or infringed in any material respect any Environmental Law; (b) neither the Company nor any Company Subsidiary has received any written communication that alleges that the Company or any Company Subsidiary is not in material compliance with any applicable Environmental Law; (c) all material permits and other governmental authorizations currently held by the Company and each Company Subsidiary pursuant to the Environmental Laws ("Environmental
                                                             -------------
Permits") are in full force and effect, the Company and each Company Subsidiary
-------
are in material compliance with all of the terms of such Environmental Permits, and no other material Environmental Permits are required by the Company or any Company Subsidiary for the conduct of their respective businesses; and (d) there is no material liability under any Environmental Law affecting the Company or any Company Subsidiary or any of their respective properties or assets.

         SECTION 3.19.     Insurance.

                  Schedule 3.19 contains a list of all insurance policies of
                  -------------
director and officer liability, title, property, fire, casualty, liability, life, workmen's compensation, libel and slander, and other forms of insurance in force with respect to the Company and the Company Subsidiaries. All such insurance policies: (a) are in full force and effect; and (b) are valid, outstanding, and enforceable. Neither the Company nor any of the Company Subsidiaries has received or given notice of cancellation with respect to any such insurance policies.

         SECTION 3.20.     Board Approval; Vote Required.

                  The Board of Directors of the Company has determined that the transactions contemplated by this Agreement, the Option Agreement, the Company Voting Agreement and the Acquiror Voting Agreement are fair to, advisable and in the best interests of the Company and its stockholders and has resolved to recommend to such stockholders that they vote in favor of this Agreement. The affirmative vote at the Company Stockholders Meeting of a majority of all outstanding shares of Company Common Stock to adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby, including the Merger.

         SECTION 3.21.     Opinion of Financial Advisor.

                  The Board of Directors of the Company has received the written opinion dated the date hereof of Salomon Smith Barney Inc., the Company's financial advisor, to the effect that the Exchange Ratio is fair from a financial point of view to the Holders as of the date of such opinion. A copy of such opinion has been delivered to Acquiror and such opinion has not been withdrawn or modified in any material respect.

         SECTION 3.22.     Brokers.

                  Except for Salomon Smith Barney Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Option Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has provided to Acquiror a complete and correct copy of all agreements between the Company and Salomon Smith Barney Inc. pursuant to which such firm will be entitled to any payment relating to the transactions contemplated by this Agreement and the Option Agreement.

         SECTION 3.23.     Takeover Provisions Inapplicable.

                  The Board of Directors of the Company has approved this Agreement and the transactions contemplated by this Agreement (including those contemplated by the Option Agreement, the Company Voting Agreement and the Acquiror Voting Agreement). The Board of Directors has taken all action required by it in order to exempt this Agreement and the transactions contemplated hereby and by the Option Agreement and the Company Voting Agreement from Section 203 of Delaware Law.

         SECTION 3.24.     Pooling; Tax Matters.

                  Neither the Company nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from (a) being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the regulations and interpretations of the SEC; or (b) constituting a reorganization within the meaning of Section 368(a)2(E) of the Code.

         SECTION 3.25.     Registration Statement; Proxy Statement/Prospectus.

                  The information supplied by the Company or required to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) for inclusion in the registration statement on Form S-4, or any amendment or supplement thereto, relating to the registration under the Securities Act of the shares of Acquiror Common Stock to be issued in the Merger (including any amendments or supplements, the "Registration Statement")
                                                      ----------------------
shall not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company or required to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) for inclusion in the proxy statement relating to the Company Stockholders Meeting (as hereinafter defined) (such proxy statement, together with the proxy statement relating to the Acquiror Stockholders Meeting (as hereinafter defined), in each case as amended or supplemented from time to time, the "Joint Proxy Statement") shall not, on the date the Joint Proxy
           ---------------------
Statement is first mailed to the Holders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of the

Company for the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Acquiror which is contained in or omitted from any of the foregoing documents.

         SECTION 3.26.     Disclosure.

                  No representation or warranty of the Company in this Agreement and no statement in the Company's disclosure schedules contains any statement which is false or misleading with respect to any material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not false or misleading.



                                   ARTICLE IV.
                        REPRESENTATIONS AND WARRANTIES OF
                             ACQUIROR AND MERGER SUB

                  Acquiror and Merger Sub jointly and severally represent and warrant to the Company as follows:

         SECTION 4.1.      Organization and Qualification.

                  Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation and organization and otherwise in connection with the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

         SECTION 4.2.      Certificate of Incorporation and Bylaws.

                  Merger Sub has heretofore delivered to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

         SECTION 4.3.      Capitalization.

                  The authorized capital of the Merger Sub is as set forth in its certificate of incorporation. As of the date hereof, there are 1,000 shares of Merger Sub Stock issued and outstanding, all of which are owned by Acquiror

         SECTION 4.4.      Authority.

                  Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company and Acquiror, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

         SECTION 4.5.      No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not: (i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub; (ii) subject to compliance with the requirements set forth in Section 4.5(b) below, conflict with or violate any
                          --------------
Order applicable to Merger Sub or by which any of its properties or assets is bound or affected; or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not: (x) prevent or, to the knowledge of Acquiror, delay in any material respect consummation of the Merger; (y) otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect; or (z) have a Material Adverse Effect on Merger Sub.

                  (b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require by, with respect to or on behalf of Merger Sub any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or blue sky laws, state takeover laws, the NASD, and the HSR Act, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.5, and (C) filing
                                                  ------------
and recordation of appropriate merger documents as required by Delaware Law; or
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not: (x) prevent or, to the knowledge of Acquiror, delay in any material respect consummation of the Merger; (y) otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect; or (z) have a Material Adverse Effect on Merger Sub.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES
                                   OF ACQUIROR

                  Acquiror hereby represents and warrants to the Company, subject to the exceptions set forth herein and in the Acquiror's disclosure schedules (which exceptions shall specifically identify a section, subsection or clause of a single section or subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such section, subsection or clause hereof and any other section, subsection or clause hereof to which such disclosure reasonably relates) that:

         SECTION 5.1.      Organization and Qualification; Subsidiaries.

                  Each of Acquiror and each Subsidiary of Acquiror (each an "Acquiror Subsidiary" and collectively, the "Acquiror Subsidiaries") is a
 -------------------                         ---------------------
corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Acquiror and each Acquiror Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its business makes such qualification necessary, except for such failures which would not have a Material Adverse Effect on Acquiror. Each of Acquiror and each Acquiror Subsidiary has the requisite corporate power and authority to own, operate, lease and otherwise to hold its assets and properties and to carry on its business as now being conducted, except for such failures which would not have a Material Adverse Effect on Acquiror. Acquiror has no Subsidiaries other than those listed in
Schedule 5.1, each of which is directly or indirectly wholly-owned by Acquiror,
------------
or any direct or indirect beneficial ownership of any securities, equity or other ownership interest in any Person other than those listed in Schedule 5.1.
                                                                  ------------

         SECTION 5.2.      Certificate of Incorporation and Bylaws.

                  Acquiror has heretofore delivered to the Company a complete and correct copy of the articles of incorporation and the bylaws of Acquiror, each as amended to date. Such articles of incorporation and bylaws are in full force and effect. Acquiror is not in violation of any of the provisions of its articles of incorporation or bylaws.

         SECTION 5.3.      Capitalization.

                  (a) The authorized capital stock of Acquiror consists of one hundred twenty-five million (125,000,000) shares of Acquiror Common Stock and one million two hundred fifty thousand (1,250,000) shares of preferred stock, par value $.001 per share ("Acquiror Preferred Stock"). As of May 28, 1999: (i)
                            ------------------------
thirty-four million seven-hundred eighteen thousand nine hundred thirty seven(34,718,937) shares of Acquiror Common Stock were issued and outstanding;
(ii) no shares of Acquiror Preferred Stock were issued and outstanding; (iii) nine million nine-hundred seventy-one thousand eight hundred eighteen (9,971,818) shares of Acquiror Common Stock were reserved for issuance upon the exercise of outstanding employee stock options or other rights to purchase or receive Acquiror Common Stock granted under Acquiror's 1998 Stock Option and Incentive Plan (the "Acquiror Stock Option Plan"); (iv) six-hundred sixty-nine thousand three hundred six (669,306) shares of Acquiror Common Stock were reserved for issuance pursuant to Acquiror's Employee Stock Purchase Plan (the "Acquiror Stock Purchase Plan"); and (v) no shares of Acquiror Common Stock were
 ----------------------------
held by Acquiror in Acquiror's treasury.

                  (b) All outstanding shares of capital stock of Acquiror are, and all shares which may be issued pursuant to the Acquiror Stock Option Plan or Acquiror Stock Purchase Plan will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 5.3 and except for changes since March 31,
                            -----------
1999 resulting from the issuance of shares of Acquiror Common Stock pursuant to the Acquiror Stock Option Plan or the Acquiror Stock Purchase Plan or as expressly permitted by this Agreement: (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Acquiror, (B) any securities of Acquiror or any Acquiror Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of or ownership interests in Acquiror or any Acquiror Subsidiary, (C) any warrants, calls, options or other rights to acquire from Acquiror or any Acquiror Subsidiary, or any obligation of Acquiror or any Acquiror Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of or other ownership interests in, Acquiror or any Acquiror Subsidiary; and (ii) there are no outstanding obligations of Acquiror or any Acquiror

Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

                  (c) Except as described in Schedule 5.3, neither Acquiror nor
                                             ------------
any Acquiror Subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of Acquiror Stock Option Plans or the Acquiror Stock Purchase Plan, antidilutive rights with respect to, any securities of the type described in this Section 5.3.

         SECTION 5.4.      Authority.

                  Acquiror has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the requisite stockholder approval (the "Acquiror Stockholder Approval") of the Stock Issuance, to perform
               -----------------------------
its obligations hereunder and to consummate the transactions contemplated hereby. Except for the Acquiror Stockholder Approval, the execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Acquiror has taken all steps necessary, as the sole stockholder of Merger Sub, to authorize and approve the execution, delivery and performance of the terms of this Agreement by Merger Sub. This Agreement has been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

         SECTION 5.5.      No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Acquiror do not, and the performance by Acquiror of its obligations under this Agreement will not: (i) conflict with or violate the articles of incorporation or bylaws of Acquiror; (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 5.5(b) below, conflict with or violate any
                          --------------
Order applicable to Acquiror or any Acquiror Subsidiary or by which any of their respective properties or assets is bound or affected; or (iii) except as set forth in Schedule 5.5, result in any breach of or constitute a default (or an
         ------------
event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Acquiror or any Acquiror Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any Acquiror Subsidiary is a party or by which Acquiror, any Acquiror Subsidiary or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not: (x) prevent or, to the knowledge of Acquiror, delay in any material respect consummation of the Merger; (y) otherwise prevent Acquiror from performing its obligations under this Agreement in any material respect; or (z) have a Material Adverse Effect on Acquiror.

                  (b) The execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement by Acquiror will not, require by, with respect to or on behalf of Acquiror or any Acquiror Subsidiary any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Securities Act, state securities or blue sky laws, Exchange Act, state takeover laws, the Nasdaq, the NASD and the HSR Act, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.5, and (C) filing and recordation of appropriate merger
             ------------
documents as required by Delaware Law, or (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not: (x) prevent or, to the knowledge of Acquiror, delay in any material respect consummation of the Merger; (y) otherwise prevent Acquiror from performing its obligations under this Agreement in any material respect; or
(z) have a Material Adverse Effect on Acquiror.

         SECTION 5.6.      SEC Filings; Financial Statements.

                  (a) Acquiror, and each Acquiror Subsidiary required to file, has filed all forms, reports, statements and other documents required to be filed with the SEC since May 28, 1998, and has heretofore furnished to the Company, in the form filed with the SEC since such date, together with any amendments thereto, all of its (i) Annual Reports on Form 10-K; (ii) Quarterly Reports on Form 10-Q; (iii) proxy statements relating to meetings of stockholders (whether annual or special); (iv) reports on Form 8-K; and (v) other reports or registration statements filed by Acquiror and such Acquiror Subsidiaries (collectively, the "Acquiror SEC Reports"). As of their respective
                                 --------------------
filing dates, the Acquiror SEC Reports: (x) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable; and (y) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) The audited consolidated financial statements and unaudited interim financial statements of Acquiror (including the notes and schedules thereto) contained or incorporated by reference in the Acquiror SEC Reports (the "Acquiror Financial Statements") complied in all material respects
              -----------------------------
with applicable GAAP accounting requirements and with the rules and regulations of the SEC with respect thereto. The Acquiror Financial Statements present fairly in all material respects the consolidated financial position of Acquiror and the Acquiror Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows of Acquiror and the Acquiror Subsidiaries for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

         SECTION 5.7.      No Undisclosed Liabilities.

                  Neither Acquiror nor any of the Acquiror Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except: (a) liabilities or obligations reflected in the Acquiror SEC Reports; (b) liabilities or obligations incurred since March 31, 1999 in the ordinary course of business consistent with past practices which have not had, and are not reasonably likely to have (without taking into account the effects of the consummation of the Merger), a Material Adverse Effect on Acquiror; and
(c) liabilities or obligations which have not had, and are not reasonably likely to have (without taking into account the effects of the consummation of the Merger), a Material Adverse Effect on Acquiror.

         SECTION 5.8.      Absence of Certain Changes or Events.

                  Except as disclosed in the Acquiror SEC Reports, since March 31, 1999, there has not been any Material Adverse Effect on Acquiror.

         SECTION 5.9.      Absence of Litigation.

                  Except as set forth in the Acquiror SEC Reports or in Schedule
                                                                        --------
5.9, there are: (a) no claims, actions, suits, investigations, or proceedings
---
pending or, to Acquiror's knowledge, threatened against Acquiror or any of the Acquiror Subsidiaries before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that would be reasonably likely to have a Material Adverse Effect on Acquiror or that would prevent or enjoin, or delay in any material respect, consummation of the Merger or the transactions contemplated hereby or by the Option Agreement; and (b) no Orders of any Governmental Entity or arbitrator outstanding against Acquiror or any Acquiror Subsidiary that would reasonably be likely to have an Material Adverse Effect on Acquiror or that would prevent or enjoin, or delay in any material respect, consummation of the Merger or the transactions contemplated hereby or by the Option Agreement.

         SECTION 5.10.     Licenses and Permits; Compliance with Laws.

                  Except as set forth in Schedule 5.10 or disclosed in the
                                         -------------
Acquiror SEC Reports, Acquiror and Acquiror Subsidiaries hold all permits, licenses, franchises, authorizations and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all Governmental Entities (collectively, the "Acquiror Permits") necessary for
                                          ----------------
Acquiror and Acquiror Subsidiaries to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted, except where the failure to have any such permits, licenses or approvals would not have a Material Adverse Effect on Acquiror. Acquiror and Acquiror Subsidiaries are in compliance with the terms of the Acquiror Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply would not have a Material Adverse Effect on the Company.

         SECTION 5.11.     Unlawful Payments.

                  None of the Acquiror, any Acquiror Subsidiary, nor, to the knowledge of Acquiror, any stockholder, officer, director, employee, agent or representative of Acquiror or any Acquiror Subsidiary has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of Acquiror or any Acquiror Subsidiary, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

         SECTION 5.12.     Taxes.

                  Except as set forth in Schedule 5.12, Acquiror and the
                                         -------------
Acquiror Subsidiaries have prepared and filed on a timely basis with all appropriate Governmental Entities all Tax Returns required to be filed by Acquiror and the Acquiror Subsidiaries and all such Tax Returns are correct and complete in all material respects. Except as set forth in Schedule 5.12,
                                                          -------------
Acquiror and the Acquiror Subsidiaries have paid in full all Taxes due (other than Taxes, the failure of which to pay have not had and are not reasonably likely to have a Material Adverse Effect on Acquiror) and, in the case of material Taxes accruing but not due, Acquiror has made adequate provision in its books and records and financial statements for such payment. Except as set forth in Schedule 5.12, Acquiror and the Acquiror Subsidiaries have withheld from
   -------------
payments made to its present or former employees,
officers and directors all amounts required by law to be withheld, except where the liability for which has not had and would not have a Material Adverse Effect on Acquiror, and has, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. In addition, except as set forth in Schedule 5.12: (a) there are no assessments of, or claims
                -------------
against, Acquiror or the Acquiror Subsidiaries with respect to Taxes, the liability for which would have a Material Adverse Effect on Acquiror, that are outstanding; (b) to Acquiror's knowledge, no Governmental Entity is conducting an examination or audit of Acquiror or any Acquiror Subsidiary in respect of Taxes and neither Acquiror nor any Acquiror Subsidiary has received notice of any such examination or audit from any Governmental Entity; and (c) neither Acquiror nor any Acquiror Subsidiary has executed or filed any agreement extending the period of assessment or collection of any Taxes which remain in effect.

         SECTION 5.13.     Intellectual Property.

                  (a) Except as described on Schedule 5.13, Acquiror and the
                                             -------------
Acquiror Subsidiaries have good title to or the right to use all material Intellectual Property owned, utilized or licensed by Acquiror and the Acquiror Subsidiaries (all of the foregoing items collectively referred to as the "Acquiror Intellectual Property") and all material inventions, processes,
 ------------------------------
designs, formulae, trade secrets and know-how necessary for the conduct of the businesses of the Acquiror and the Acquiror Subsidiaries, as presently conducted or currently proposed to be conducted. Except as set forth on Schedule 5.13 or
                                                              -------------
where there would be no Material Adverse Effect on Acquiror, to Acquiror's knowledge, none of Acquiror or any of the Acquiror Subsidiaries are infringing on any Intellectual Property right of others, and Acquiror has no knowledge of any infringement by others of such rights owned by the Acquiror and the Acquiror Subsidiaries. Except as set forth on Schedule 5.13, with respect to each item of
                                     -------------
Acquiror Intellectual Property necessary for the conduct of the business of Acquiror and the Acquiror Subsidiaries as heretofore and as currently conducted:
(i) the owner thereof (if such owner is Acquiror or any Acquiror Subsidiary) possesses all right, title and interest in and to the item; (ii) the item is not subject to any outstanding Order or charge; (iii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the knowledge of Acquiror, is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and (iv) neither Acquiror nor any of the Acquiror Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

                  (b) Acquiror's disclosure in the Acquiror SEC Reports with respect to all of the computer software, computer firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are developed and sold by Acquiror or any of the Acquiror Subsidiaries (other than third-party software) or that are used or relied on by Acquiror or any Acquiror Subsidiary in the administration and conduct of their respective businesses does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 5.14.     Material Contracts.

                  The Acquiror has filed all contracts required to be filed as material contracts, as defined in Item 601(b)(10) of Regulation S-K under the Securities Act. Except as set forth in Schedule 5.14, all agreements filed as
                                       -------------
exhibits to Acquiror SEC Reports and each agreement that would have been required to be filed as an exhibit to Acquiror SEC Reports if such agreement had been entered into prior to the date of filing any such Acquiror SEC Report (collectively, the "Acquiror Material Contracts") are valid and in full force
                    ---------------------------
and effect on the date hereof except to the extent they have previously expired in accordance with their terms, as the same may have been amended from time to time, and neither Acquiror nor any Acquiror Subsidiary has (or has any knowledge that any other party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of any Acquiror Material Contract, except for defaults which have not had and which would not be reasonably likely to have a Material Adverse Effect on Acquiror.

         SECTION 5.15.     Employee Benefit Plans.

                  (a) Except as disclosed on Schedule 5.15, each of the Benefit
                                             -------------
Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Acquiror or any entity required to be aggregated with Acquiror which is a member of the "controlled group of corporations" which includes Acquiror within the meaning of Section 414(b) or (c) of the Code (each, an "Acquiror Commonly Controlled Entity") for the benefit of present and former
 -----------------------------------
employees or directors of Acquiror and of each Acquiror Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity (collectively, the "Acquiror Benefit Plans"),
                                                ----------------------
intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to Acquiror's knowledge, no circumstances exist that could reasonably be expected by Acquiror to result in the revocation of any such determination. Each of the Acquiror Benefit Plans is in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations the breach or violation of which could result in a Material Adverse Effect to Acquiror or any Acquiror Commonly Controlled Entity.

                  (b) No Acquiror Benefit Plan which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA (an "Acquiror
                                                                     --------
ERISA Plan"),
----------
which is a defined benefit pension plan has any "unfunded current liability", as that term is defined in Section 302(d)(8)(A) of ERISA.

                  (c) No Acquiror Benefit Plan is a Multiemployer Plan. Neither Acquiror nor any Acquiror Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by Acquiror or any Acquiror Commonly Controlled Entity.

                  (d) Acquiror has not made, is not obligated to make, nor is party to any agreement that under certain circumstances could obligate it to make, any payments that will not be deductible to Acquiror under Section 280G of the Code.

                  (e) All required reports and descriptions, if any (including Form 5500 Annual Reports, Summary Annual Reports, PBGC 1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Acquiror Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code ("COBRA"), and the Health Insurance
                                         -----
Portability and Accountability Act of 1996 ("HIPAA") have been met with respect
                                             -----
to each Acquiror Benefit Plan.

                  (f) No Acquiror Benefit Plan is an ESOP or otherwise invests in "employer securities" (as such term is defined in Section 409(l) of the Code).

                  (g) Acquiror has made all contributions and other payments required by and due under the terms of each Acquiror Benefit Plan and has taken no action (including, without limitation, actions required by law) relating to any Acquiror Benefit Plan that will increase Acquiror's or any Acquiror Commonly Controlled Entity's obligation under any Acquiror Benefit Plan.

                  (h) No Acquiror Benefit Plan is a "qualified foreign plan" (as such term is defined in Section 404A of the Code), and no Acquiror Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions.

                  (i) No Acquiror Benefit Plan promises or provides post-retirement medical life insurance or other benefits due now or in the future to current, former or retired employees of Acquiror or any Acquiror Common Controlled Entity other than benefits required pursuant to COBRA.

         SECTION 5.16.     Labor Relations.

                  Neither Acquiror nor any Acquiror Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of Acquiror or any Acquiror Subsidiary. Acquiror and each Acquiror Subsidiary are in compliance in all material respects with all laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions.

         SECTION 5.17.     Board Approval; Vote Required.

                  The Board of Directors of Acquiror has determined that the transactions contemplated by this Agreement, the Option Agreement and the Company Voting Agreement are advisable and in the best interests of Acquiror and its stockholders and has resolved to recommend to such stockholders that they vote in favor of the Stock Issuance. The affirmative vote at the Acquiror Stockholders Meeting of a majority of all outstanding shares of Acquiror Common Stock to approve the Stock Issuance is the only vote of the holders of any class or series of the Acquiror's capital stock necessary for consummation by Acquiror of the Merger and the other transactions contemplated hereby.

         SECTION 5.18.     Opinion of Financial Advisor.

                  The Board of Directors of Acquiror has received the written opinion of Raymond James Financial, Inc., Acquiror's financial advisor, addressed to the stockholders of Acquiror, to the effect that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view to the holders of Acquiror Common Stock. A copy of such opinion has been delivered to the Company and such opinion has not been withdrawn or modified in any material respect.

         SECTION 5.19.     Brokers.

                  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement and the Option Agreement based upon arrangements made by or on behalf of Acquiror.

         SECTION 5.20.     Pooling; Tax Matters.

                  Neither Acquiror nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from:

(a) being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the regulations and interpretations of the SEC; or
(b) constituting a reorganization within the meaning of Section 368(a)2(E) of the Code.

         SECTION 5.21.     Registration Statement; Proxy Statement/Prospectus.

                  The information supplied by Acquiror or required to be supplied by Acquiror (except to the extent revised or superseded by amendments or supplements) for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror or required to be supplied by Acquiror (except to the extent revised or superseded by amendments or supplements) for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to Acquiror's stockholders, at the time of the Acquiror Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of Acquiror for the Acquiror Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company which is contained in or omitted from any of the foregoing documents.

         SECTION 5.22.     Environmental Matters.

                  Except as disclosed in the Acquiror SEC Reports, (a) each of Acquiror and each Acquiror Subsidiary is in material compliance with all applicable Environmental Laws and neither Acquiror nor any Acquiror Subsidiary has violated or infringed in any material respect any Environmental Law; (b) neither Acquiror nor any Acquiror Subsidiary has received any written communication that alleges that Acquiror or any Acquiror Subsidiary is not in material compliance with any applicable Environmental Law; (c) all material Environmental Permits currently held by Acquiror and each Acquiror Subsidiary pursuant to the Environmental Laws are in full force and effect, Acquiror and each Acquiror Subsidiary are in material compliance with all of the terms of such Environmental Permits, and no other material Environmental Permits are required by Acquiror or any Acquiror Subsidiary for the conduct of their respective businesses; and (d) there is no material liability under any Environmental Law affecting Acquiror or any Acquiror Subsidiary or any of their respective properties or assets.

         SECTION 5.23.     Disclosure.

                  No representation or warranty of Acquiror or Merger Sub in this Agreement and no statement in the Acquiror's disclosure schedules contains any statement which is false or misleading with respect to any material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.



                                   ARTICLE VI.
                                    COVENANTS

         SECTION 6.1.      Affirmative Covenants of the Company.

                  The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or the Option Agreement or consented to in writing by Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each Company Subsidiary to: (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationship with its respective principal customers and suppliers; (c) use its reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (d) use its reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) prepare and file all Tax Returns required to be filed in a timely manner, and in a manner consistent with past practices and applicable laws and regulations; (f) timely file with the SEC all reports required to be filed under the Exchange Act, which reports (including the unaudited interim financial statements included in such reports) shall comply in all material respects with the Exchange Act, the rules and regulations promulgated thereunder and all applicable accounting requirements; and (g) operate its business in accordance with the terms of its licenses and in all material respects with all applicable laws.

         SECTION 6.2.      Negative Covenants of the Company.

                  Except as set forth in Schedule 6.2 or as expressly
                                         ------------
contemplated by this Agreement or the Option Agreement or otherwise consented to in writing by Acquiror (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the Effective Time the Company shall not, and shall cause each Company Subsidiary not to, do any of the following:

                  (a) (i) increase the periodic compensation payable to or to become payable to any of its directors, executive officers or any key employees listed on Schedule 6.2(a); (ii) grant any severance or termination pay (other
          ---------------
than pursuant to existing severance arrangements or policies as in effect on the date of this Agreement) to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; (iii) adopt or amend any employee benefit plan or arrangement, except as may be required by applicable law; or (iv) pay any cash bonuses; provided, however, without the
                                              --------  -------
prior written consent of Acquiror, the Company shall be permitted during each full fiscal quarter of the Company, beginning with the fiscal quarter of the Company beginning on July 1, 1999, between the date hereof and the Effective Time to pay cash bonuses and increase periodic compensation as described in clause (i) hereof as long as the aggregate amount of any such cash bonuses and the annualized effect of such compensation increases does not exceed Two Hundred Fifty Thousand Dollars ($250,000) per any fiscal quarter of the Company.

                  (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of Company Common Stock;

                  (c) (i) redeem, repurchase or otherwise reacquire any shares of Company Common Stock or any securities or obligations convertible into or exchangeable for any shares of Company Common Stock or other securities or obligations of the Company, or any options, warrants or conversion or other rights to acquire any shares of Company Common Stock or any such other securities or obligations (except in connection with the exercise of the Options, Director Options and Warrants in accordance with their terms); (ii) effect any merger, consolidation, restructuring, reorganization or recapitalization or adopt a plan of complete or partial liquidation or dissolution; or (iii) split, combine or reclassify any shares of Company Common Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of Company Common Stock or other securities;

                  (d) (i) issue, pledge, deliver, award, grant or sell, or register under the Securities Act or the Exchange Act or otherwise file any registration statement under any such statute covering, or authorize or propose the issuance, pledge, delivery, award, grant or sale of (including the grant of any Encumbrances on) or registration of or filing of any registration statement covering, any shares of any class of its capital stock (including shares of Treasury Stock) or other securities (except in connection with the Options, Director Options and Warrants), any securities convertible into or exercisable or exchangeable for any such shares or other securities, or any rights, warrants or options to acquire any such shares or other securities (except for the issuance of options to acquire shares of Company Common Stock: (A) to new employees of the Company that are hired after the date hereof; (B) to employees of the Company on a quarterly basis pursuant to the Company's performance-based equity incentive program; provided that the
                                                             --------
number of shares of Company Common Stock subject to options issued by the Company pursuant to this clause (B) shall not exceed one hundred thousand (100,000) in the aggregate per any fiscal quarter of the Company beginning with the fiscal quarter of the Company beginning on July 1, 1999; and (C) to directors of the Company (in their capacity as directors) in connection with annual grants of stock options by the Company to the members of the Company's Board of Directors; provided that the number of shares of Company Common Stock
                    --------
subject to options issued by the Company pursuant to this clause (C) shall not exceed options covering one hundred forty thousand (140,000) shares of Company Common Stock; provided, that any issuances of options by the Company pursuant to
              --------
clauses (A), (B) and (C) shall only be to the extent such issuances are in the ordinary course of business and consistent with past practice); or (ii) amend or otherwise modify the terms of any such rights, warrants or options (including, without limitation, any Option, Warrant, Director Option or Earnout Agreement);

              (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, (i) any business or any corporation, partnership, association or other business organization or any division (other than a Company Subsidiary) thereof or (ii) make or commit to make any investments or capital expenditures, other than investments or capital expenditures not exceeding in the aggregate Two Hundred Fifty Thousand Dollars ($250,000) per any fiscal quarter of the Company, beginning with the fiscal quarter of the Company beginning on July 1, 1999, and which are solely for purposes related to computer hardware and software, leaseholds, furniture and fixtures;

              (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its assets, except for dispositions in the ordinary course of business and consistent with past practice which do not exceed One Hundred Thousand Dollars ($100,000) in the aggregate;

              (g) propose or adopt any amendment to its certificate or articles of incorporation or its bylaws;

              (h) (i) make any change in any of its methods of accounting; or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed One Hundred

Thousand Dollars ($100,000)), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1998, except, in the case of clause (i) or clause (ii), as may be required by applicable law or regulations or GAAP;

                  (i) incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, or any guarantee of any obligation for borrowed money, other than purchase money indebtedness not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate, except in the ordinary course of business under existing loan agreements or capitalized leases, or prepay, before the scheduled maturity thereof, any of its long-term debt;

                  (j) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Affiliate which involves the transfer of consideration or has a financial impact on such entity, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement;

                  (k) except in the ordinary course of business, enter into any contract, agreement, commitment, arrangement, lease (including with respect to personal property), policy or other instrument which, had it been entered into as of the date hereof, would have been included as a Company Material Contract;

                  (l) adjust, split, combine or reclassify any capital stock;

                  (m) except for transactions in the ordinary course of business, terminate or amend in a material way, or waive any provision of, any Company Material Contract; provided that this provision shall not prohibit the
                           --------
Company from entering into customer and service contracts in the ordinary course of business;

                  (n) settle any material claim, action or proceeding involving money damages, except any settlement in the ordinary course of business where the amount of such settlement individually does not exceed Two Hundred Fifty Thousand Dollars ($250,000);

                  (o) take any action which would, or would be reasonably likely to, prevent the Merger from being accounted for as a "pooling of interests" in accordance with GAAP and the rules and regulations of the SEC;

                  (p) take any action that is intended or would reasonably be expected to result in any of the Company's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in

Article VIII not being satisfied or in a violation of any provision of this
------------
Agreement; or

                  (q) agree in writing or otherwise to do any of the foregoing.

         SECTION 6.3.      Affirmative Covenants of Acquiror.

                  The Acquiror hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or the Option Agreement or consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), the Acquiror shall, and shall cause each Acquiror Subsidiary to: (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationship with its respective principal customers and suppliers; (c) use its reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (d) use its reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) prepare and file all Tax Returns required to be filed in a timely manner, and in a manner consistent with past practices and applicable laws and regulations; (f) timely file with the SEC all reports required to be filed under the Exchange Act, which reports (including the unaudited interim financial statements included in such reports) shall comply in all material respects with the Exchange Act, the rules and regulations promulgated thereunder and all applicable accounting requirements; and (g) operate its business in accordance with the terms of its licenses and in all material respects with all applicable laws.


         SECTION 6.4.      Negative Covenants of Acquiror.

                  Except as expressly contemplated by this Agreement or the Option Agreement, from the date hereof until the Effective Time, without the written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned) Acquiror shall not, and shall not permit any Acquiror Subsidiary to, do any of the following:

                  (a) (i) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of Acquiror Common Stock, other than dividends or distributions by wholly-owned Subsidiaries; (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Acquiror or any Acquiror Subsidiary, other than intercompany acquisitions of stock and other than repurchases of unvested shares of Acquiror Common Stock in connection with the termination of the employment relationship with any employee pursuant to stock option or repurchase agreements in effect on the date hereof; or (iii) except to the extent not accounted for in
Section 2.5 hereof, split, combine or reclassify any shares of Acquiror Common
-----------
Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of Acquiror Common Stock or other securities;

                  (b) change in any material way any method of accounting or accounting practice, except for any such change required by GAAP, applicable law or any change by a Subsidiary to conform its accounting practices to the Acquiror's;

                  (c) take any action that is intended or would reasonably be expected to result in any of Acquiror's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this
   ------------
Agreement;

                  (d) take any action which would, or would be reasonably likely to, prevent the Merger from being accounted for as a "pooling of interests" in accordance with GAAP and the rules and regulations of the SEC;

                  (e) engage, in any material respect, in any type of business other than (i) the businesses conducted by Acquiror or any Acquiror Subsidiary on the date hereof, or (ii) in any business or businesses related thereto; provided, however, nothing in this Section 6.4(e) shall be deemed or interpreted
--------  -------                  --------------
to prevent or otherwise limit Acquiror's ability to take actions in accordance with Acquiror's business plans and objectives as set forth in the Acquiror SEC Reports; or

                  (f) agree in writing or otherwise to do any of the foregoing.



                                  ARTICLE VII.
                              ADDITIONAL AGREEMENTS

         SECTION 7.1.      Access and Information.

                  During the period from the date hereof to the Effective Time (the "Interim Period"), the Company and Acquiror shall, and shall cause the
      --------------
Company Subsidiaries and the Acquiror Subsidiaries, respectively, to, afford to each other and their respective officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) to the properties, executive personnel and all information concerning the business, properties, contracts, records and personnel of the Company and the Company Subsidiaries or Acquiror
and the Acquiror Subsidiaries, as the case may be, as such other party may reasonably request; provided that no investigation pursuant to this Section 7.1
                                                                    -----------
shall effect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger.

         SECTION 7.2.      Confidentiality.

                  Acquiror and the Company each acknowledge and agree that all information received by it (the "Receiving Party") from or on behalf of the
                                 ---------------
other party in connection with the transactions contemplated under this Agreement shall be deemed received pursuant to the confidentiality letter agreement, dated as of May 12, 1999, between the Company and Acquiror (the "Confidentiality Agreement"), and such Receiving Party shall, and shall cause
 -------------------------
its officers, directors, employees, Affiliates, financial advisors and agents to, comply with the provisions of the Confidentiality Agreement with respect to such information, and the provisions of the Confidentiality Agreements are hereby incorporated herein by reference with the same effect as if fully set forth herein, provided, however, that the term of the Confidentiality Agreement
              --------  -------
shall be and hereby is extended until the second anniversary of the later of the Closing Date or the date on which this Agreement is terminated pursuant to
Article IX.
----------

         SECTION 7.3. Joint Proxy Statement and Registration Statement; Stockholders Meetings.

                  (a) As soon as practicable following the date of this Agreement, the Company and Acquiror shall prepare and file with the SEC the Joint Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Acquiror shall use reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company's stockholders, and Acquiror shall use reasonable efforts to cause the Joint Proxy Statement to be mailed to Acquiror's stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken by the SEC, Nasdaq or under any applicable state securities laws in connection with the issuance of Acquiror Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement or the Joint Proxy Statement will be made by Acquiror without the Company's prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the Company the reasonable and adequate opportunity to review and comment thereon. Acquiror shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Acquiror, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Acquiror which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Acquiror.

                  (b) The Company shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") in accordance with Delaware Law and its
 ----------------------------
certificate of incorporation and bylaws for the purpose of obtaining the Company Stockholder Approval as required by Delaware Law and otherwise, and shall, through its Board of Directors, declare that this Agreement is advisable and recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby; provided, however, that
                                                       --------  -------
the Board of Directors of the Company shall submit this Agreement to the Company's stockholders, whether or not the Board of Directors of the Company at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it, but further provided, that nothing contained in this Section 7.3 shall prohibit
    ------- --------                                 -----------
the Company's Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Company's stockholders hereunder if the Board of Directors of the Company, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law. Unless the Board of Directors of the Company has withdrawn its recommendation of this Agreement in compliance herewith, the Company shall use reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the Merger and to secure the vote or consent of stockholders required by the Delaware Law and its certificate of incorporation and bylaws to approve and adopt this Agreement and the Merger.

                  (c) Acquiror shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "Acquiror Stockholders Meeting") in accordance with Florida Law, its articles of
 -----------------------------
incorporation and bylaws for the purpose of obtaining the Acquiror Stockholder Approval of the Stock Issuance, and shall, through its Board of Directors, declare that the Stock Issuance is advisable and recommend to its stockholders the approval of the Stock Issuance pursuant to this Agreement.

                  (d) Acquiror and the Company shall use reasonable efforts to hold the Acquiror Stockholders Meeting and the Company Stockholders Meeting on the same date and as soon as reasonably practicable after the date hereof.

         SECTION 7.4.      HSR Act Matters.

                  Acquiror, Merger Sub and the Company (as may be required pursuant to the HSR Act) promptly will complete all documents required to be filed with the Federal Trade Commission and the United States Department of Justice in order to comply with the HSR Act and, not later than fifteen (15) calendar days after the date hereof, together with the Persons, if any, who are required to join in such filings, shall file such documents with the appropriate Governmental Entities. Acquiror, Merger Sub and the Company shall promptly furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings, and shall take all reasonable actions and shall file and use all reasonable efforts to have declared effective or approved all documents and notifications with any such Governmental Entity, as may be required under the HSR Act or other federal or state antitrust laws for the consummation of the Merger and the other transactions contemplated hereby and by the Option Agreement. Acquiror and the Company shall each pay one half (1/2) of all filing fees related to compliance with the HSR Act in connection with the transactions contemplated hereby.

         SECTION 7.5.      Public Announcements.

                  Acquiror and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with Nasdaq.

         SECTION 7.6.      Indemnification.

                  (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under the certificate of incorporation or bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable law.

                  (b) From and after the Effective Time, Acquiror shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and the Company Subsidiaries (collectively, the "Indemnified Parties") against all losses,
                                 -------------------
expenses, claims, damages, liabilities or amounts that are paid, with the approval of Acquiror, in settlement of or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or
                                                     -----
in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware Law), provided, however, that no Indemnified Party shall be
                         --------  -------
entitled to any indemnification or expenses pursuant to this Section 7.6 in
                                                             -----------
respect of any Claim, issue or matter as to which such Indemnified Party shall have been adjudged to be grossly negligent or to have committed or engaged in willful misconduct. To that end, Acquiror shall maintain the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a
                                                      -------------
period of not less than six (6) years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided,
                                                                    --------
however, that Acquiror may substitute therefor policies of substantially similar
-------
coverage and amounts containing terms no less advantageous to such former directors or officers of the Company.

                  (c) In the event any Claim or Claims are asserted or made within such six-year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such claims. Any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware Law, the Company's certificate of incorporation or bylaws or such agreements, as the case may be, shall be made by any method permitted under Delaware Law. Nothing set forth herein shall impair any rights or obligations of any Indemnified Party. In the event that any Claim or Claims are brought against any Indemnified Party (whether arising before or after the Effective Time), Acquiror may select counsel for the defense of such Claim, which counsel shall be reasonably acceptable to such Indemnified Party.

                  (d) Any Indemnified Party seeking indemnification under this
Section 7.6, promptly upon learning of any such Claim, shall notify Acquiror and
-----------
the Surviving Corporation (although the failure so to notify Acquiror and the Surviving Corporation shall not relieve Acquiror and the Surviving Corporation from any liability which Acquiror and the Surviving Corporation may have under this Section 7.6, except to the extent such failure prejudices Acquiror or the
     -----------
Surviving Corporation), and shall deliver to Acquiror and the Surviving Corporation the undertaking contemplated by Section 145(e) of Delaware Law.

         SECTION 7.7.      Further Action; Commercially Reasonable Efforts.

                  (a) Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company, Acquiror or any Company Subsidiary or Acquiror Subsidiary as are necessary for the transactions contemplated herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such action. Without limiting the generality of the foregoing, Acquiror shall use all reasonable efforts to cause Merger Sub to perform its obligations under this Agreement and to effect the transactions contemplated hereby.

                  (b) During the Interim Period, each of the parties hereto shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person: (i) challenging or seeking damages in connection with the Merger or the conversion of Company Common Stock into the Merger Consideration pursuant to the Merger; or (ii) seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated by this Agreement or the

Option Agreement or otherwise to limit the right of Acquiror to own or operate all or any portion of the business or assets of the Company.

                  (c) Each of the parties hereto shall use reasonable efforts to refrain from taking any action, or entering into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or which would result in a breach of any covenant made by it in this Agreement.

         SECTION 7.8.      No Solicitation.

                  (a) From the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to the terms of this Agreement, the Company shall not and shall not permit any of its Subsidiaries, Affiliates, directors, officers, employees, agents or representatives, including, without limitation, any investment banker, attorney or accountant of the Company or any of its Subsidiaries (collectively, "Representatives"), directly or indirectly,
                                    ---------------
to: (i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to an Acquisition Proposal (as defined below); (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal; or (iii) agree to, approve, recommend or endorse any Acquisition Proposal, or authorize or permit any of its or their Subsidiaries or Representatives to take any such action, and the Company shall promptly notify Acquiror of any such inquiries and proposals received by the Company or any of its Subsidiaries or Representatives, relating to any of such matters; provided,
                                                                      --------
however, that the foregoing shall not prohibit the Board of Directors of the
-------
Company from (A) furnishing information to, or engaging in discussions or negotiations with, any Person in response to an unsolicited bona fide written Acquisition Proposal; or (B) recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if and only to the extent that: (w) the Board of Directors of the Company concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal would constitute a Superior Proposal (as hereinafter defined); (x) the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that the failure to take such action would result in a breach by the Board of Directors of the Company of its fiduciary duties to the Company's stockholders under applicable law; (y) prior to furnishing such information to, or entering into discussions or negotiations with, such Person the Company provides prompt written notice to Acquiror to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person (which notice shall identify the nature and material terms of the proposal); and (z) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of the Company receives from such Person an executed confidentiality agreement with provisions no less favorable to the Company than the Confidentiality Agreement. The Company agrees that it will immediately cease any existing activities, discussions, or negotiations with any parties regarding any Acquisition Proposal. The Company shall as promptly as practicable provide Acquiror with a copy of any written Acquisition Proposal received and a written statement with respect to any nonwritten Acquisition Proposal received, which statement shall include the identity of the Person making the Acquisition Proposal and the material terms thereof. The Company shall inform Acquiror as promptly as practicable of any change in the price, structure, form of consideration or material terms and conditions regarding the Acquisition Proposal. The Company agrees to keep Acquiror fully and timely informed of the status of any discussions, negotiations, furnishing of non-public information, or other activities relating to an Acquisition Proposal.

                  (b) Nothing contained in this Section 7.8 shall prohibit the
                                                -----------
Company from: (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act; (ii) making a recommendation in compliance with Rule 14d-9 promulgated under the Exchange Act; or (iii) making any disclosure to the Company's stockholders which, in the good faith judgment of the Board of Directors of the Company based on the advice of outside counsel, is required under applicable law; provided that in any of such
                                                   --------
cases the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal unless the Company and its Board of Directors have complied with all the provisions of this Section 7.8.
                                                           -----------

         SECTION 7.9.      Nasdaq Listing.

                  Acquiror shall, prior to the Closing Date file with Nasdaq a Notification for Additional Listing of Shares providing for inclusion for quotation on Nasdaq of the shares of Acquiror Common Stock issuable pursuant to
Section 2.1(a) and shall use reasonable efforts to cause the shares of Acquiror
--------------
Common Stock to be issued pursuant to Section 2.1(a) of this Agreement to be
                                      --------------
approved for quotation on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

         SECTION 7.10.     Blue Sky.

                  Acquiror shall use reasonable efforts to obtain prior to the Closing Date any necessary permits and approvals under all applicable state securities or blue sky laws required to permit the distribution of the shares of Acquiror Common Stock to be issued in accordance with the provisions of Section
                                                                        -------
2.1(a) of this Agreement.
------

         SECTION 7.11.     Affiliates.

                  (a) Each of the Company and Acquiror: (i) has disclosed to the other in Schedule 7.11 hereto all Persons who are, or may be, as of the date
         -------------
hereof its Affiliates; and (ii) shall use all reasonable efforts to cause each Person who is identified as an Affiliate of it in Schedule 7.11 to deliver to
                                                  -------------
the other as promptly as practicable but in no event later than thirty-one (31) days prior to the Closing Date, a signed Affiliate Agreement substantially in the form attached hereto as Exhibit A, in the case of the Company, and Exhibit
                            ---------                                  -------
B, in the case of Acquiror. The Company and Acquiror shall notify each other
-
from time to time of all other Persons who then are or may be such an Affiliate and use all reasonable efforts to cause each additional Person who is identified as an Affiliate to execute an Affiliate Agreement as set forth in this Section 7.11(a).

                  (b) Shares of Company Common Stock and shares of Acquiror Common Stock held by such Affiliates of the Company or Acquiror, as the case may be, shall not be transferable during the thirty (30) day period prior to the Effective Time, and shares of Acquiror Common Stock issued to, or as of the Effective Time held by, such Affiliates shall not be transferable until such time as financial results covering at least thirty (30) days of combined operations of the Company and Acquiror have been published within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such Affiliate has provided the signed Affiliate Agreement referred to in Section 7.11(a), except to the extent permitted by, and
                         ---------------
in accordance with, SEC Accounting Series Release 135 and SEC Staff Accounting Bulletins 65 and 76. Any Company Common Stock and any Acquiror Common Stock held by any such Affiliate shall not be transferable, regardless of whether such Affiliate has provided the applicable signed agreement referred to in Section
                                                                      -------
7.11(a), if such transfer, either alone or in the aggregate with other transfers
-------
by Affiliates, would preclude the ability of the parties hereto to have the Merger and the transactions contemplated hereby and by the Option Agreement accounted for as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all rules, regulations and policies of the SEC. Neither the Company nor Acquiror shall register the transfer of any shares of Company Common Stock or Acquiror Common Stock, as applicable, unless such transfer is made in compliance with the foregoing.

         SECTION 7.12.     Event Notices.

                  From and after the date of this Agreement until the Effective Time, each party hereto will promptly notify the other parties hereto of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement or the Option Agreement not to be satisfied and (b) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement or the Option Agreement not to be satisfied. No delivery of any notice pursuant to this Section 7.12 will cure any breach of any representation or warranty,
     ------------
covenant, condition or agreement of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

         SECTION 7.13.     Option Agreement

                  Concurrently with the execution of this Agreement, the Company shall deliver to Acquiror an executed Option Agreement. The Company agrees to perform to the fullest extent permitted under applicable law its obligations under the Option Agreement.

         SECTION 7.14.     Tax Treatment.

                  Each of Acquiror and the Company shall use all reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a)2(E) of the Code and will characterize the Merger as such a reorganization for purposes of all Tax Returns and other relevant filings. The Company and Acquiror shall cooperate and use their best efforts in obtaining the Legal Opinion. In connection therewith, each of the Company, Acquiror and Merger Sub shall deliver to Akin, Gump, Strauss, Hauer & Feld, L.L.P. (or Acquiror's legal counsel, if applicable) a representation letter (collectively, the "Representation Letters"), dated as of the Closing Date, in form and substance to be reasonably agreed upon by the Company, Acquiror and Merger Sub, on which Akin, Gump, Strauss, Hauer & Feld, L.L.P. (or Acquiror's legal counsel, if applicable) shall be entitled to rely in rendering its Legal Opinion pursuant to
Section 8.1(i); provided, however, that the failure of any of the Company,
--------------
Acquiror or Merger Sub to make any statement in a Representation Letter because of an event, or a change in facts or law, in either case outside of such party's control, shall not constitute a breach of this covenant.

         SECTION 7.15.     Pooling of Interests.

                  Each of the Company and Acquiror shall use all reasonable efforts to cause the Merger to be accounted for as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion 16 and applicable SEC rules, regulations and policies and shall take no action that would cause such accounting treatment not to be obtained.

         SECTION 7.16.     Merger Sub.

                  Acquiror shall cause Merger Sub to approve and adopt, and to perform its obligations in accordance with, this Agreement and shall take any and all steps necessary to cause Merger Sub to effect the transactions contemplated hereby.

         SECTION 7.17.     Board of Directors of  Acquiror.

                  Promptly following the Effective Time, the Board of Directors of Acquiror will take all actions necessary such that Ronald Bloom, who as of the date hereof is the Chief Executive Officer of the Company, shall be appointed to Acquiror's Board of Directors with a term expiring at the annual meeting of Acquiror's stockholders to be held in calendar year 2000 (the "Year
                                                                          ----
2000 Meeting") and shall include Ronald Bloom in the slate of nominees
------------
recommended by Acquiror's Board of Directors to the stockholders of Acquiror at the Year 2000 Meeting.

         SECTION 7.18.     Publishing Financial Results.

                  Acquiror shall prepare and publicly release, as soon as practicable following the end of the first complete accounting month ending at least thirty (30) days after the Closing Date, a report filed with the SEC on Form 8-K or any other public filing, statement or announcement which includes the combined financial results (including combined sales and net income) of the Acquiror and the Company for a period of at least thirty (30) days of combined operations of the Acquiror and the Company following the Closing Date; provided,
                                                                       --------
however, that the Acquiror shall not be obligated to make such public release if
-------
the Acquiror determines based on Acquiror's good faith business judgment that such public release would be reasonably likely to (a) limit in any material respect the Acquiror's ability to undertake a planned underwritten public offering of Acquiror's securities to be covered by a registration statement to be filed with the SEC, or (b) cause a Material Adverse Effect on Acquiror.



                                  ARTICLE VIII.
                               CLOSING CONDITIONS

         SECTION 8.1. Conditions to Obligations of the Parties to Effect the Merger.

                  The respective obligations of the parties hereto to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                  (a) Stockholder Approval. Each of the Company Stockholder
                      --------------------
Approval and Acquiror Stockholder Approval shall have been obtained.

                  (b) Effectiveness of Registration Statement. The Registration
                      ---------------------------------------
Statement shall have been declared effective by the SEC under the Securities Act prior to the mailing of the Joint Proxy Statement by each of the Company and Acquiror to their respective stockholders and no stop order suspending the effectiveness of such registration statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Acquiror or the Company, threatened by the SEC.

                  (c) No Order. No Governmental Entity or federal or state court
                      --------
of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, ordinance, regulation, executive order, decree, judgment, stipulation, injunction or other order (whether temporary, preliminary or permanent) (collectively, an "Order"), in any case which is in effect and
                                 -----
which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use
                                --------  -------
their reasonable efforts to cause any such Order to be vacated or lifted.

                  (d) Nasdaq Listing. Acquiror Common Stock issuable to the
                      --------------
holders of Company Common Stock pursuant to Section 2.1(a) of this Agreement shall have been included for quotation on Nasdaq upon official notice of issuance.

                  (e) HSR Act. Any waiting period with any extensions thereof
                      -------
under the HSR Act shall have expired or been terminated.

                  (f) Permits. Each of the Company and Acquiror shall have
                      -------
obtained such permits, authorizations, consents and approvals required to consummate the transactions contemplated hereby except for such permits, authorizations, consents and approvals the failure of which to obtain would not have a Material Adverse Effect on the Company or Acquiror.

                  (g) Company Pooling Letter. There shall have been delivered to
                      ----------------------
Acquiror and the Company a letter from the Company's independent accountants, dated as of the Closing Date and addressed to Acquiror and the Company, reasonably satisfactory in form and substance to Acquiror, setting forth the concurrence of the Company's independent accountants with the conclusion of the Company's management that the transactions contemplated herein will qualify as a "pooling of interests" and to the effect that (i) after reasonable investigation, the Company's independent accountants are not aware of any fact concerning the Company or any of the Holders or any Affiliates of the Company that could preclude Acquiror from accounting for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all rules, regulations and policies of the SEC, and (ii) the Merger is eligible to be accounted for as a

"pooling of interest" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all rules, regulations and policies of the SEC;

                  (h) Acquiror Pooling Letter. There shall have been delivered
                      -----------------------
to Acquiror and the Company a letter from Acquiror's independent accountants, dated as of the Closing Date and addressed to the Company and Acquiror, reasonably satisfactory in form and substance to Acquiror, to the effect that
(i) after reasonable investigation, Acquiror's independent accountants are not aware of any fact concerning Acquiror or any of its Affiliates that could preclude Acquiror from accounting for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC, and (ii) the Merger is eligible to be accounted for as a "pooling of interest" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all rules, regulations and policies of the SEC; and

                  (i) Legal Opinion. The Company and the Holders shall have
                      -------------
received a legal opinion addressed to the Company and the Holders from Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Company, dated as of the Closing Date, on the basis of facts, representations and assumptions set forth in such opinion and the Representation Letters, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)2(E) of the Code (it being understood that, if such counsel to the Company does not render such opinion, the condition set forth in this Section shall nonetheless be deemed to be satisfied if Acquiror's legal counsel renders such an opinion to the Company and the Holders). The legal opinion to be delivered by Akin, Gump, Strauss, Hauer & Feld, L.L.P. or Acquiror's legal counsel pursuant to this
Section 8.1(i) shall be referred to herein as the "Legal Opinion."
--------------                                     -------------

         SECTION 8.2. Additional Conditions to Obligations of Acquiror and Merger Sub.

                  The obligations of Acquiror and Merger Sub to effect the Merger and the other transactions contemplated in this Agreement (except the transactions contemplated in the Acquiror Voting Agreement) shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Acquiror, in whole or in part, to the extent permitted by applicable law:

                  (a) Representations and Warranties. The representations and
                      ------------------------------
warranties of the Company made in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all material respects as of such date or time); provided, however, that, notwithstanding the foregoing, the representations and
--------  -------
warranties of
the Company set forth in Section 3.3(d) shall be true and correct in all
                         --------------
respects. Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to such effect.

                  (b) Agreements and Covenants. The agreements and covenants of
                      ------------------------
the Company required to be performed on or before the Effective Time shall have been performed in all material respects. Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to such effect.

                  (c) No Material Adverse Changes.
                      ---------------------------

                      (i) There shall have been no Material Adverse Effect on the Company since the date of this Agreement (it being understood that a decline in the price of a share of Company Common Stock shall not constitute a Material Adverse Effect on the Company for purposes of any provision of this Agreement).

                      (ii) There shall have been no development, change, event or effect with respect to the Securities Litigation that individually or in the aggregate (taking into account all other such developments, changes, events or effects with respect to the Securities Litigation) which has increased, or would be reasonably likely to increase, the likelihood in any material respect that either the Company or any of the officers or directors of the Company will be found or determined to be liable for damages or other losses, or to have engaged in any fraudulent or other actions not otherwise covered under the Company's insurance policies, in each case with respect to the Securities Litigation.

                  (d) No Litigation. There shall not be pending or threatened
                      -------------
any suit, action, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Acquiror or any Acquiror Subsidiary any damages that may be material to Acquiror, (iii) seeking to prohibit or limit in any material respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iv) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of the Company; or (v) which, if adversely determined, could have a Material Adverse Effect on the Company or Acquiror.

                  (e) Directors and Officer's Insurance. There shall be evidence
                      ---------------------------------
that the current policies of the directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters occurring prior the Effective Time shall have been extended and shall remain in full force and effect.

         SECTION 8.3.      Additional Conditions to Obligations of the Company.

                  The obligations of the Company to effect the Merger and the other transactions contemplated in this Agreement (except the transactions contemplated in the Company Voting Agreement or the Option Agreement) are also subject to the following conditions any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable law:

                  (a) Representations and Warranties. The representations and
                      ------------------------------
warranties of Acquiror and Merger Sub made in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct in all material respects as of such date and time). The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to such effect.

                  (b) Agreements and Covenants. The agreements and covenants of
                      ------------------------
Acquiror and Merger Sub required to be performed on or before the Effective Time shall have been performed in all material respects. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to such effect.

                  (c) No Material Adverse Change. There shall have been no
                      --------------------------
Material Adverse Effect on Acquiror since the date of this Agreement (it being understood that a decline in the price of a share of Acquiror Common Stock shall not constitute a Material Adverse Effect on Acquiror for purposes of any provision of this Agreement).

                                   ARTICLE IX.
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 9.1.      Termination.

                  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company or the stockholders of Acquiror:

                  (a) by mutual written consent of Acquiror and the Company;

                  (b) by Acquiror, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b)
                                                --------------    --------------
would not be satisfied (a "Terminating Company Breach"); provided, that, if such
                           --------------------------
Terminating Company Breach is curable by the Company through the exercise of reasonable efforts and for so long as the Company continues to exercise such reasonable efforts, Acquiror may not terminate this Agreement under this Section
                                                                         -------
9.1(b);
------

                  (c) by the Company, upon material breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement such that the conditions set forth in Section 8.3(a) or
                                                              --------------
Section 8.3(b) would not be satisfied (a "Terminating Acquiror Breach");
--------------                            ---------------------------
provided, that, if such Terminating Acquiror Breach is curable by Acquiror through the exercise of their reasonable efforts and for so long as Acquiror continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 9.1(c);
                          --------------

                  (d) by either Acquiror or the Company, if there shall be any Order which is final and nonappealable preventing the consummation of the Merger; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(d) shall have used reasonable efforts to cause any such Order
     --------------
to be vacated or lifted;

                  (e) by either Acquiror or the Company, if the Merger shall not have been consummated on or before that date which is two hundred seventy (270) calendar days after the date hereof (the "Outside Date"); provided, however,
                                          ------------
that the right to terminate this Agreement under this Section 9.1(e) shall not
                                                      --------------
be available to any party whose material breach of its obligations under this Agreement has been the cause of the failure of the Merger to occur on or before the Outside Date; and provided further, that in the event that the failure of
                      ----------------
the Merger to have been consummated on or before the Outside Date is the result of the failure of the Company to timely fulfill any obligation of the Company under this Agreement and Acquiror has notified the Company in writing that it intends to terminate this Agreement pursuant to this Section 9.1(e) as a result
                                                     --------------
of such failure by the Company (which termination will result in the occurrence of a Triggering Event (as defined in the Option Agreement) pursuant to Section 2(b)(iii) of the Option Agreement), then the Company may, by providing written notice to Acquiror within five (5) days after receipt of such notice from Acquiror, extend the Outside Date to that date which is no more than ninety (90) days after the Outside Date (so long as such obligation is capable of being satisfied and fulfilled by such date);

                  (f) by either Acquiror or the Company, if the requisite vote of the stockholders of the Company or of Acquiror required by this Agreement shall not have been obtained at the Company Stockholders Meeting or the Acquiror Stockholders Meeting, as the case may be (including any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to any party who has not
           --------------
complied with its obligations under Section 7.3(b) or Section 7.3(c), as the
                                    --------------    --------------
case may be;

                  (g) by Acquiror, if: (i) the Board of Directors of the Company withdraws or modifies its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved or publicly announced or disclosed to any third party its intention to do any of the foregoing or the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal or resolved to do so; (ii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of Company Common Stock is commenced or a registration statement with respect thereto shall have been filed and, in each such case, the Board of Directors of the Company, within ten (10) Business Days after such tender offer or exchange offer is so commenced or such registration statement is so filed, as the case may be, either fails to recommend against acceptance of such tender or exchange offer by its stockholders or takes no position with respect to the acceptance of such tender or exchange offer by its stockholders; or (iii) the Company breaches in any material respect the Option Agreement;

                  (h) by the Company, if the Board of Directors of the Company shall have determined to recommend an Acquisition Proposal to its stockholders after determining, pursuant to Section 7.8, that such Acquisition Proposal
                               -----------
constitutes a Superior Proposal, and the Company gives Acquiror at least three
(3) Business Days prior notice of its intention to effect such termination pursuant to this Section 9.1(h), and the Company makes the payment required
                 --------------
pursuant to Section 9.6(a) of this Agreement and pays the expenses for which the
            --------------
Company is responsible under Section 9.5 of this Agreement; or
                             -----------

                  (i) by Acquiror, if any Person (other than Acquiror or any Affiliate of Acquiror pursuant to the Option Agreement) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the regulations promulgated thereunder), other than a "group" comprised of all of the Persons listed on the signature pages to the Company Voting Agreement, shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, fifty percent (50%) or more of the then outstanding shares of capital stock of the Company.

                  The right of any party hereto to terminate this Agreement pursuant to this Section 9.1 shall remain operative and in full force and effect
                 -----------
regardless of any investigation made by or on behalf of any party hereto, any Affiliate of such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

         SECTION 9.2.      Effect of Termination.

                  Except as provided in Section 9.5 and Section 9.6 of this
                                        -----------     -----------
Agreement, in the event of the termination of this Agreement pursuant to Section
                                                                         -------
9.1, this
---

Agreement shall forthwith become void, there shall be no liability on the part of Acquiror or the Company or any of their respective officers, directors, stockholders or Affiliates to the other, and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from liability for any willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement; and provided that the Option Agreement and the provisions of Section 7.2, Section 9.5 and Section 9.6
                                       -----------  -----------     -----------
of this Agreement will remain in full force and effect and survive any termination of this Agreement.

         SECTION 9.3.      Amendment.

                  This Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the
                    -----------------
stockholders of the Company or stockholders of Acquiror, no amendment may be made which by law or rule of Nasdaq requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         SECTION 9.4.      Extension; Waiver.

                  At any time prior to the Effective Time, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bond thereby.

         SECTION 9.5       Transaction Fees, Expenses and Other Payments.

                  Except as otherwise set forth in this Section 9.5, all costs
                                                        -----------
and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses, whether or not the Merger is consummated; provided, however, that in the event that the
                       --------  -------
transactions hereby are not consummated, Acquiror and the Company shall share equally all costs and expenses (other than attorney's and accountants' fees and expenses) incurred in relation to printing and filing and, as applicable, mailing the Registration Statement and the Joint Proxy Statement and any amendments or supplements thereto and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement and the fees required under the HSR Act and applicable foreign laws, if any, incurred in connection with the transactions contemplated under this Agreement.

         SECTION 9.6       Termination Fees.

                  (a) If this Agreement is terminated (i) by Acquiror pursuant to Section 9.1(g), or (ii) by the Company pursuant to Section 9.1(h), the
   --------------                                     --------------
Company shall pay to Acquiror a termination fee of Six Million Dollars ($6,000,000) in cash (the "Termination Fee"), within two (2) Business Days after any such termination.

                  (b) If this Agreement is terminated pursuant to Section 9.1(e)
                                                                  --------------
as a result of the failure of the Company to timely fulfill any obligation under this Agreement, and if an Acquisition Proposal involving the Company is thereafter consummated or the Company enters into a definitive agreement with respect to an Acquisition Proposal, in either case, within twelve (12) months after such termination of this Agreement, the Company shall pay to Acquiror the Termination Fee, at or prior to the consummation of such Acquisition Proposal, or within two (2) Business Day following the date of execution of such definitive agreement, whichever is earlier.

                  (c) If this Agreement is terminated (i) by either Acquiror or the Company pursuant to Section 9.1(f) as a result of the failure to receive the
                        --------------
requisite vote for approval of this Agreement and the Merger by the Stockholders of the Company at the Company Stockholders Meeting, or (ii) by Acquiror pursuant to Section 9.1(b) as a result of a Terminating Company Breach that has not been
   --------------
cured by the Company pursuant to Section 9.1(b), then, in either such case, the
                                 --------------
Company shall pay to Acquiror a termination fee of Three Million Dollars ($3,000,000) in cash, within thirty (30) days after such termination. If an Acquisition Proposal involving the Company is thereafter consummated or the Company enters into a definitive agreement with respect to an Acquisition Proposal, in either case, within twelve (12) months after any such termination of this Agreement, the Company shall pay to Acquiror an additional termination fee of Three Million Dollars ($3,000,000) in cash, at or prior to the consummation of such Acquisition Proposal, or within two (2) Business Day following the date of execution of such definitive agreement, whichever is earlier.

                  (d) If this Agreement is terminated by the Company pursuant to
Section 9.1(c) as a result of a Terminating Acquiror Breach that has not been
--------------
cured by Acquiror pursuant to Section 9.1(c), then Acquiror shall pay to the
                              --------------
Company a termination fee of Three Million Dollars ($3,000,000) in cash, within thirty (30) days after such termination.

                  (e) Any payment required to be made by the Company pursuant to
Section 9.6 of this Agreement shall be made by wire transfer of immediately
-----------
available funds to an account designated by Acquiror. Any payment required to be made by Acquiror pursuant to Section 9.6(d) of this Agreement shall be made by
                             --------------
wire transfer of immediately available funds to an account designated by the Company.

                                   ARTICLE X.
                               GENERAL PROVISIONS

         SECTION 10.1      Effectiveness of Representations, Warranties and
                           Agreements.

                  (a) Except as set forth in Section 10.1(b) of this Agreement,
                                             ---------------
the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect up to the Effective Time regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement.

                  (b) The representations and warranties in this Agreement will terminate at the Effective Time; provided, however, that the covenants and
                                 --------  -------
agreements of the parties which by their respective terms contemplate performance after the Effective Time or after the termination of this Agreement pursuant to Article IX shall survive the Effective Time or the termination, as applicable.

         SECTION 10.2.     Notices.

                  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

                  (a)      If to Acquiror or Merger Sub:

                           ANSWERTHINK CONSULTING GROUP, INC.
                           1001 Brickell Bay Drive
                           Suite 3000
                           Miami, Florida  33131
                           Telecopier No.: (305) 379-8810
                           Attention:  Ted A. Fernandez

                           With a copy (which shall not constitute notice) to:

                           Hogan & Hartson L.L.P.
                           Columbia Square
                           555 Thirteenth Street, N.W.
                           Washington, DC  20004
                           Telecopier No.:  (202) 637-5910
                           Attention:  J. Hovey Kemp, Esq.

                  (b)      If to the Company:

                           THINK NEW IDEAS, INC.
                           45 West 36th Street
                           12th Floor
                           New York, NY  10018
                           Telecopier No.: (212) 629-6850
                           Attention: Ronald Bloom

                           With a copy (which shall not constitute notice) to:

                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           1333 New Hampshire Avenue
                           Suite 400
                           Washington, DC  20036
                           Telecopier No.: (202) 887-4288
                           Attention: Victoria A. Baylin, Esq.

         SECTION 10.3.     Certain Definitions.

                  For purposes of this Agreement, the term:

                  "Acquisition Proposal" means an inquiry, offer or proposal
                   --------------------
regarding any of the following (other than the transactions contemplated by this Agreement or the Option Agreement) involving the Company or its Subsidiaries:
(a) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or ten percent (10%) or more of the equity securities of, the Company or any of its Subsidiaries, in a single transaction or series of related transactions which could reasonably be expected to interfere with the completion of the Merger; (b) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of capital stock of the Company or any Company Subsidiary or the filing of a registration statement under the Securities Act in connection therewith; or (c) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

                  "Affiliate" of any Person means: (a) a Person that directly or
                   ---------
indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; and (b) as the context requires (including, without limitation, for purposes of Section 7.11 hereof),
                                                         ------------
any Person who is or may be an "affiliate" of such Person for purposes of Rule 145 under the Securities Act or SEC Accounting Series Release 135;

                  "beneficial owner" (including the terms "beneficial ownership"
                   ----------------                        --------------------
and "beneficially own") means with respect to any shares of capital stock, a
     ----------------
Person who shall be deemed to be the beneficial owner or have beneficial ownership of such shares (a) which such Person or any of its Affiliates or associates beneficially owns, directly or indirectly, (b) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, (c) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing of any such shares or (d) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

                  "Business Day" means any day other than a day on which banks
                   ------------
in the State of New York are authorized or obligated to be closed;

                  "Commonwealth Associates Warrants" means (a) that certain
                   --------------------------------
Warrant to Purchase Common Stock of THINK NEW IDEAS, INC. dated November 26, 1996, granted to Commonwealth Associates pursuant to an underwriting agreement by and between Commonwealth Associates and the Company, which warrant is exercisable for 215,000 share of Company Common Stock, and (b) each and every other warrant to purchase Company Common Stock into or for which said warrant has been or will be transferred, exchanged or divided pursuant to the terms and provisions of said warrant;

                  "control" (including the terms "controlled by" and "under
                   -------                        -------------       -----
common control with") means the possession, directly or indirectly or as trustee
-------------------
or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

                  "Earnout Agreements" means (a) that certain Agreement and Plan
                   ------------------
of Merger dated November 3, 1997, by and between, inter alia, the Company and
                                                  ----- ----
BBG New Media, Inc., (b) that certain Agreement and Plan of Merger dated June 27, 1998, by and between the Company and UbiCube Group, Inc., and (c) that certain Asset Purchase Agreement, dated as of March 10, 1999, by and between, inter alia, Envision Group and the Company;

                  "Encumbrance" means any lien, pledge, charge, security
                   -----------
interest or other Encumbrance of any nature;

                  "Environmental Laws" means all applicable foreign, federal,
                   ------------------
state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings;

                  "Hazardous Materials" means wastes, substances, or materials
                   -------------------
(whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants under any Environmental Laws, including, without limitation, substances defined as "hazardous substances", "toxic substances", "radioactive materials, including sources of ionizing and nonionizing radiation", "petroleum products or wastes" or other similar designations in, or otherwise subject to regulation under, any Environmental Law;

                  "Intellectual Property" means all (a) trademarks, service
                   ---------------------
marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (b) copyrights and registrations and applications for registration thereof, (c) computer software, data, and documentation, (d) trade secrets and confidential business information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, (e) other proprietary rights, and (f) copies and tangible embodiments thereof (in whatever form or medium);

                  "March 1999 Financing" means the transactions contemplated by
                   --------------------
that certain Securities Purchase Agreement dated March 4, 1999, by and among the Company, Capital Ventures International and Marshall Capital Management and the documents and instruments delivered in connection therewith;

                  "Material Adverse Effect" means, with respect to a specified
                   -----------------------
Person, any event, change, circumstance, condition, development, effect or occurrence that individually or in the aggregate (taking into account all other such events, changes, circumstances, conditions, developments, effects or occurrences) has had, caused or resulted in (or with the passage of time would be reasonably likely to have, cause, or result in) a material adverse effect on the business, operations, earnings, assets, properties, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, if any, taken as a whole, except to the extent that any such event, change, circumstance, condition, development, effect or occurrence is directly caused by: (a) conditions generally affecting national, regional or world economics;
(b) conditions generally affecting the industry of such Person; (c) the announcement, pendency or process of effectuating the Merger or the transactions contemplated hereby which directly results in a delay of, reduction in or cancellation or change in the terms of customer engagements, projects or relationships; or (d) a change in the market price or trading volume of the securities of such Person; which conditions (in the case of clauses (a) and (b) do not affect such Person in a disproportionate manner as compared with other Persons in such Person's industry). For purposes of this Agreement, the parties acknowledge and agree that (i) the industry of the Company is the interactive marketing industry, and (ii) the industry of Acquiror is the information technology services industry.

                  "Person" means an individual, corporation, partnership,
                   ------
association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

                  "reasonable efforts" means, as to a party hereto, an
                   ------------------
undertaking by such party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such party shall not be required to (a) expend funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such party in connection with the performance or satisfaction of such obligation or duty or other action or (b) institute litigation or arbitration as a part of its reasonable efforts;

                  "Securities Litigation" means any and all actions, suits,
                   ---------------------
proceedings, claims, arbitrations or investigations relating to any matters alleged in connection with the shareholders litigation involving the Company filed in the U.S. District Court for the Southern District of New York (In re
                                                                        -----
Think New Ideas, Inc., Consolidated Securities Litigation, No. 98 Civ. 6809
---------------------------------------------------------
(SHS));

                  "Subsidiary" of any Person means any corporation, partnership,
                   ----------
joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary of such Person) (a) owns, directly or indirectly, fifty percent (50%) or more of the capital stock, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity; or (b) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise);

                  "Superior Proposal" means a bona fide Acquisition Proposal
                   -----------------
made by any Person that the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company's stockholders than the Merger (based on the written opinion, with only customary qualifications, of the Company's independent financial advisor that the value of the consideration to the Company's stockholders provided for in such proposal exceeds the value of the consideration to the Company's stockholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company (based on the written advice of the Company's independent financial advisor), is reasonably capable of being obtained by such Person;

                  "Tax" (including, with correlative meaning, the terms "Taxes"
                   ---                                                   -----
and "Taxable") shall include, except where the context otherwise requires, all
     -------
federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments or claims of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

         SECTION 10.4.     Headings.

                  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.5.     Severability.

                  If any term or other provision of this Agreement is deemed invalid, illegal or incapable of being enforced pursuant to any rule of law or public policy or other Order by a court of competent jurisdiction or otherwise, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 10.6.     Entire Agreement.

                  This Agreement (together with the Exhibits, the disclosure schedules of the parties and the other documents specified herein and delivered pursuant hereto) and the Option Agreement and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the subject matter contained herein and therein and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

         SECTION 10.7.     Specific Performance.

                  The transactions contemplated by this Agreement are unique. Accordingly, the parties acknowledge and agree that, in addition to all other remedies to which they may be entitled, each shall be entitled to a decree of specific performance.

         SECTION 10.8.     Assignment.

                  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

         SECTION 10.9.     Third Party Beneficiaries.

                  Subject to Section 10.8, this Agreement shall be binding upon
                             ------------
and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (a) the Indemnified Parties under Section 7.6, and
                                                               -----------
(b) the rights of the Holders to receive the Merger Consideration and any cash in lieu of fractional shares payable in the Merger pursuant to Sections 2.1(a)
                                                               ---------------
and (d).
-------

         SECTION 10.10.    Governing Law.

                  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

         SECTION 10.11.    Counterparts.

                  This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.



             [The remainder of this page intentionally left blank.]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of the date first written above.

                               THINK NEW IDEAS, INC.

                               By: /s/ Ronald Bloom
                                   ---------------------------------------------
                                   Name:   Ronald Bloom
                                   Title:  Chief Executive Officer


                               ANSWERTHINK CONSULTING GROUP, INC.

                               By: /s/ Ted A. Fernandez
                                   ---------------------------------------------
                                   Name:   Ted A. Fernandez
                                   Title:  Chairman of the Board, President
                                           and Chief Executive Officer


                               DARWIN ACQUISITION CORP.

                               By: /s/ Ted A. Fernandez
                                   ---------------------------------------------
                                   Name:   Ted A. Fernandez
                                   Title:  Chairperson of the Board
                                           and President

                                                                         ANNEX B



                            STOCK OPTION AGREEMENT

          STOCK OPTION AGREEMENT (this "Agreement"), dated as of June 24, 1999,
                                        ---------
between THINK NEW IDEAS, INC., a Delaware corporation (the "Company"), and
                                                            -------
ANSWERTHINK CONSULTING GROUP, INC., a Florida corporation ("Grantee").
                                                            -------

          WHEREAS, the Company, Grantee and Darwin Acquisition Corp., a Delaware corporation and a newly-formed wholly-owned direct subsidiary of Grantee

("Merger Sub"), have contemporaneously with the execution of this Agreement
------------
entered into an Agreement and Plan of Merger dated as of the date hereof (the

"Merger Agreement") which provides, among other things, that Merger Sub shall be
-----------------
merged with and into the Company pursuant to the terms and conditions thereof;
and

          WHEREAS, as an essential condition and inducement to Grantee's entering into the Merger Agreement and in consideration therefor, the Company has agreed to grant Grantee the Option (as hereinafter defined).

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

          1.  Grant of Option.  The Company hereby grants to Grantee an
              ---------------
irrevocable option (the "Option") to purchase up to two million eight thousand
                         ------
two hundred eighty eight (2,008,288) validly issued, fully paid and non-assessable shares of Company Common Stock (such shares being referred to herein as the "Option Shares"), at a purchase price of eighteen dollars and fifty cents
        -------------
($18.50) per share, as adjusted in accordance with the provisions of Section 7
                                                                     ---------
of this Agreement (such price, as adjusted if applicable, the "Option Price");
                                                               ------------
provided, however, in no event shall the number of Option Shares for which this
--------  -------
Option is exercisable exceed nineteen and nine-tenths percent (19.9%) of the number of shares of Company Common Stock issued and outstanding (before giving effect to the exercise of the Option) at the time this Option is exercised.

          2.  Certain Terms of the Option.
              ---------------------------

              (a) Exercise of Option. Grantee may exercise the Option, in whole
                  ------------------
or part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined), provided that Grantee shall have sent the written notice of such exercise (as provided in Section 2(e) hereof) on
                                                         ------------
or prior to
the last date of the eighteen (18) month period following such Triggering
Event (the "Option Expiration Date"); provided, however, if a Triggering Event
            ----------------------    --------  -------
arises from a termination of the Merger Agreement pursuant to Section 9.1(e)
                                                              --------------
thereof, the Option Expiration Date hereunder shall be the last date of the twelve (12) month period following such Triggering Event. The right to exercise the Option shall terminate upon the first to occur of the Option Expiration Date or an Option Termination Event.

          (b) Triggering  Events.  The term "Triggering Event" shall mean the
              ------------------             ----------------
occurrence of any of the following:

              (i) a termination of the Merger Agreement pursuant to which a Break-Up Fee (as hereinafter defined) becomes or will become payable to Grantee pursuant to Section 9.6(a) of the Merger Agreement;
            --------------

              (ii) a termination of the Merger Agreement pursuant to which an initial Break-Up Fee pursuant to Section 9.6(c) of the Merger Agreement becomes
                                 --------------
or will become payable to Grantee;

              (iii) the termination of the Merger Agreement by Grantee pursuant to Section 9.1(e) of the Merger Agreement as a result of the failure of the
   --------------
Company to timely fulfill any obligation of the Company under the Merger Agreement.

              The term "Break-Up Fee" shall mean any amount (including, without
                        ------------
limitation, the Termination Fee) payable by the Company to Grantee pursuant to

Section 9.6 of the Merger Agreement.
-----------

          (c) Option Termination Events.  The term "Option Termination Event"
              -------------------------             ------------------------
shall mean any of the following events:

              (i)  the Effective Time; or

              (ii) the termination of the Merger Agreement other than under circumstances which constitute a Triggering Event under this Agreement.

          (d) Notice of Triggering Event.  The Company shall notify Grantee in
              --------------------------
writing as promptly as practicable following its becoming aware of the occurrence of any Triggering Event, it being understood that the giving of such notice by the Company shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

          (e) Notice of Exercise; Closing.  In the event that Grantee is
              ---------------------------
entitled to and desires to exercise the Option (in whole or in part), it shall send to the Company a written notice (such notice being herein referred to as an "Exercise Notice" and the date of issuance of an Exercise Notice being herein
 ---------------
referred to as the "Notice Date") specifying (i) the total number of shares (or
                    -----------
other Option Securities (as hereinafter defined)) it will purchase pursuant to such exercise and (ii) a place and date not earlier than three (3) Business Days nor later than sixty (60) Business Days from the Notice Date for the closing of such purchase (the "Option Closing Date"); provided, that if the closing of the
                    -------------------    --------
purchase and sale pursuant to the Option (the "Option Closing") cannot be
                                               --------------
consummated, by reason of any applicable Order, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; provided,
                                                                       --------
further, without limiting the foregoing, that if, in the reasonable opinion of
-------
Grantee, prior notification to or approval of any Governmental Entity is required in connection with such purchase, the Company or Grantee, as the case may be, shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed.

          (f) Purchase Price.  Subject to Section 2(k), at any Option Closing,
              --------------              ------------
Grantee shall pay to the Company the aggregate Option Price for the number of Option Shares and Option Securities to be issued at such Option Closing, in immediately available funds by wire transfer to a bank account designated by the Company; provided that failure or refusal of the Company to designate such a
         --------
bank account shall not preclude Grantee from exercising the Option.

          (g) Issuance of Company Common Stock.  Subject to Section 2(k), at any
              --------------------------------              ------------
Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 2(f) hereof, the Company shall deliver to Grantee a
               ------------
certificate or certificates representing the number of shares of Company Common Stock (or other Option Securities) purchased by Grantee at such Option Closing and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the Option Shares (or other Option Securities) purchasable hereunder. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, the Company shall have issued any rights or other securities which are attached to or otherwise associated with Company Common Stock, then each Option Share issued pursuant to such exercise shall also represent such rights or other securities with terms substantially the same as and at least as favorable to Grantee as are provided under any shareholder rights agreement or similar agreement of the Company then in effect.

          (h) Legend.  Certificates for Company Common Stock (or other Option
              ------
Securities) delivered at an Option Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

It is understood and agreed that the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel, reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Securities Act.

          (i) Record Grantee; Expenses.  Upon the delivery by Grantee to the
              ------------------------
Company of the Exercise Notice and the tender of the applicable Option Price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Company Common Stock (or other Option Securities) issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Company Common Stock (or other Option Securities) shall not then be actually delivered to Grantee or that the Company shall have failed or refused to designate the bank account described in Section 2(f). The Company shall pay all expenses that
                          ------------
may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee. Grantee shall
                              ---------
pay all expenses that may be payable in connection with the issuance and delivery of stock certificates or a substitute option agreement in the name of any assignee, transferee or designee of Grantee.

          (j) Consents.  The obligation of the Company to issue Option Shares
              --------
(or other Option Securities) to Grantee hereunder is subject to the conditions that (i) any waiting period under the HSR Act applicable to the issuance of the Option Shares (or other Option Securities) hereunder shall have expired or been terminated; (ii) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity, if any, required in connection with the issuance of the Option Shares (or other Option Securities) hereunder shall have been obtained or made, as the case may be; and
(iii) no preliminary or permanent injunction or other Order prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which the Option is exercisable, the parties will use their respective best efforts to satisfy all such conditions to closing, so that an Option Closing may take place as promptly as practicable.

          (k) Cancellation Amount.  If prior to an Option Termination Event, any
              -------------------
Person or group (other than Grantee or its Affiliates) (i) shall have made a bona fide proposal with respect to (A) a tender offer or exchange offer for fifty percent (50%) or more of the then outstanding shares of Company Common Stock (a "Share Proposal"), (B) a merger, consolidation or other business
          --------------
combination with the Company (a "Merger Proposal") or (C) any acquisition of a
                                 ---------------
material portion of the assets of the Company (an "Asset Proposal"), or (ii)
                                                   --------------
shall have acquired fifty percent (50%) or more of the then outstanding shares of Company Common Stock (a "Share Acquisition"), then Grantee, in lieu of
                            -----------------
exercising the Option, shall have the right at any time thereafter (for so long as the Option is exercisable under Section 2(a)) to request in writing (a
                                   ------------
"Cancellation Notice") that the Company pay, and promptly (but in any event not
--------------------
more than five (5) Business Days) after the giving by Grantee of such Cancellation Notice, the Company shall pay to Grantee, in cancellation of the Option, an amount in cash equal to the Cancellation Amount (as defined below);

provided, however, the Cancellation Amount shall not be payable by the Company
--------  -------
if either Grantee or the Company shall have terminated the Merger Agreement pursuant to Section 9.1(f) as a result of the failure to receive the requisite
            --------------
vote for approval of the Merger Agreement and the Merger by the Stockholders of the Company at the Company Stockholders Meeting; provided, further, if after any
                                                 --------  -------
such termination pursuant to Section 9.1(f) of the Merger Agreement, an
                             --------------
Acquisition Proposal involving Grantee is thereafter consummated or the Company enters into a definitive agreement with respect to an Acquisition Proposal within twelve (12) months after any such termination of the Merger Agreement, the Cancellation Amount shall become payable in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, in the event of any closing involving the payment of a Cancellation Amount, Grantee shall deliver to the Company for cancellation the Option, and the Company shall make payment to Grantee of the Cancellation Amount by wire transfer of immediately available funds pursuant to Grantee's instructions.

          As used herein, the "Cancellation Amount" shall mean an amount equal
                               -------------------
to:

          (i) the excess over the Option Price of the greater of (A) the last sale price of a share of Company Common Stock as reported on the Nasdaq on the last trading day prior to the date of the Cancellation Notice, or
     (B)(x) the highest price per share of Company Common Stock offered or proposed to be paid or paid by any such Person or group pursuant to or in connection with a Share Proposal, a Share Acquisition or a Merger Proposal or (y) the aggregate consideration offered to be paid or paid in any transaction or proposed transaction in connection with an Asset Proposal, divided by the number of shares of Company Common Stock then outstanding, multiplied by (ii) the number of Option Shares then covered by the Option.
     -------------
     The parties acknowledge and agree that the Cancellation Amount payable hereunder shall be reduced by the Offset Amount (as defined below). If all or a portion of the price per share of Company Common Stock offered, paid or payable or the aggregate consideration offered, paid or payable for the assets of the Company, each as contemplated by this Section 2(k), consists
                                                         ------------
     of non-cash consideration, such price or aggregate consideration shall be the cash consideration, if any, plus the fair market value of the non-cash consideration as determined by the investment bankers of the Company and the investment bankers of Grantee (or, if such investment bankers cannot agree within ten (10) Business Days of such question being submitted for such determination, then promptly by an independent investment banker chosen by Grantee's investment bankers and reasonably acceptable to the Company's investment bankers).

          As used herein, the "Offset Amount" shall mean an amount equal to (i)
                               -------------
any amount actually paid to Grantee by the Company as a Break-Up Fee under the Merger Agreement less (ii) any amount remitted to the Company by Grantee pursuant to Section 2(l).
            ------------

              (l) Termination Fee Reduction. Following exercise of the Option
                  -------------------------
(in whole or in part) by Grantee, in each event that Grantee sells or otherwise disposes of (including, without limitation, by merger or exchange) any of the Option Shares (a "Sale"), then Grantee shall immediately remit to the Company
                  ----
any Option Share Profit (as hereinafter defined) from such Sale until Grantee shall have reimbursed the Company for the amount of any Break-Up Fee(s) previously paid by the Company to Grantee pursuant to Section 9.6 of the Merger
                                                      -----------
Agreement.

              As used herein, the term "Option Share Profit" shall mean an
                                        -------------------
amount equal to (x) the amount received by Grantee in a Sale (less customary brokerage commissions), less (y) the aggregate Option Price paid by Grantee for the Option Shares sold in such Sale.

          3.  Evaluation of Investments.  Grantee, by reason of its knowledge
              -------------------------
and experience in financial and business matters, believes itself capable of evaluating the merits and risks of an investment in the Option and the securities to be purchased/sold pursuant to this Agreement (collectively, the

"Option Securities").
------------------

          4.  Investment Intent.  Grantee represents and warrants that it is
              -----------------
entering into this Agreement and is acquiring and/or will acquire the Option Securities for its own account and not with a view to resale or distribution of all or any part of the Option Securities in violation of applicable law.

          5.  Reservation of Shares.  The Company agrees (a) that it shall at
              ---------------------
all times maintain, free from preemptive rights, sufficient authorized but unissued shares of Company Common Stock (and other Option Securities) issuable pursuant to this Agreement so that the Option may be exercised without additional authorization of Company Common Stock (or such other Option Securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Company Common Stock (or such other Option Securities); (b) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants to be observed or performed hereunder by the Company; and (c) promptly to take all action as may from time to time be required in order to permit Grantee to exercise the Option and the Company to duly and effectively issue shares of Company Common Stock (or other Option Securities) pursuant hereto.

          6.  Division of Option; Lost Options.  This Agreement (and the Option
              --------------------------------
granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of the Company, for other agreements providing for Options of different denominations entitling the holder(s) thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Company Common Stock purchasable hereunder. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date.

          7.  Adjustment Upon Changes in Capitalization.  The number of shares
              -----------------------------------------
of Company Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 7.
                                                            ---------

              (a) Transaction Adjustment.  In the event of any change in Company
                  ----------------------
Common Stock by reason of stock dividends, splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or other similar transactions, then the Option Shares that are then purchasable upon exercise of the Option shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property (including cash) that Grantee would have owned or been entitled to receive after the happening of any of the events described in this Section 7(a) if the Option had been exercised
                                ------------
immediately prior to such event, or the record date therefor, as applicable.

              (b) Option Price Adjustment. Whenever the number of shares of
                  -----------------------
Company Common Stock subject to this Option are adjusted pursuant to Section
                                                                     -------
7(a), the Option Price shall be appropriately adjusted, if applicable, by
----
multiplying the Option Price by a fraction, the numerator of which shall be equal to the aggregate number of shares of Company Common Stock purchasable under the Option prior to the adjustment and the denominator of which shall be equal to the aggregate number of shares of Company Common Stock purchasable under the Option immediately after the adjustment.

          8.  Registration Rights.
              -------------------

              (a) If requested by Grantee at any time and from time to time within two (2) years of a Triggering Event, the Company agrees to use its best efforts to effect as promptly as possible upon the request of Grantee and cause to become and remain effective for a period of not less than six (6) months (or such shorter period as may be necessary to effect the distribution of such shares), the registration under the Securities Act, and any applicable state securities laws, of all or any part of the Option Shares as may be specified in such request; provided, however, that (i) Grantee shall have the right to select
              --------  -------
the managing underwriter for any underwritten offering of such Option Shares after consultation with the Company, (ii) the number of Option Shares requested to be included in each such registration shall not be less than one percent (1%) of the then outstanding shares of Company Common Stock and (iii) Grantee shall be limited to two (2) such demand registrations pursuant to this Section 8(a). A requested demand registration pursuant to this Section 8(a) may be rescinded by written notice to the Company by Grantee and such rescinded registration shall not count as a registration statement initiated pursuant to this Section
                                                                       -------
8(a), if, notwithstanding Section 8(d) below, Grantee shall agree to reimburse
----                      ------------
the Company for all out-of-pocket expenses incurred by the Company in connection with such rescinded registration.

              (b) The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding ninety (90) days in the aggregate if the Board of Directors of the Company shall have determined in good faith after having consulted with outside counsel that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company or the Company is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement.

          (c) In addition to such demand registrations, if the Company proposes to effect a registration of Company Common Stock (other than a registration statement on Form S-4 or S-8 or any successor thereto) for its own account (a "Company Registration") or for the account of any other stockholder
            --------------------
of the Company (a "Stockholder Registration"), the Company shall give prompt
                   ------------------------
written notice to all holders of Options or Option Shares of its intention to do so and shall use its best efforts to include therein all Option Shares requested by Grantee to be so included. No registration effected under this Section 8(c)
                                                                  ------------
shall relieve the Company of its obligations to effect demand registrations under Section 8(a) hereof, and nothing in this Section 8(c) shall apply to a
      ------------
demand registration pursuant to Section 8(a). If (i) a registration pursuant to
                                ------------
this Section 8(c) involves an underwritten offering of the securities so being
     ------------
registered to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction, and (ii) the managing underwriter of such underwritten offering shall advise the Company in writing of its belief that the number of securities requested to be included in such registration exceeds the number which can be sold in (or during the time of) such offering without materially adversely affecting the price to be received thereon, then the Company shall include in such registration, to the extent of the number which the Company is so advised by the managing underwriter can be sold in (or during the time of) such offering, first, in the case of a Company Registration, all securities proposed by the Company to be sold for its own account or, in the case of a Stockholder Registration, the securities to be sold for the account of the stockholders thereof; second, such Option Shares requested to be included in such registration pro rata on the basis of the number of Option Shares so proposed to be sold and so requested to be included; and third, other securities requested to be included in such registration.

          (d) Registrations effected under this Section 8 shall be effected at
                                                ---------
the Company's expense, including the fees and expenses of counsel to the holder of Options or Option Shares, but excluding underwriting discounts and commissions to brokers or dealers. In connection with each registration under this Section 8, the Company shall indemnify and hold each holder of Options or
     ---------
Option Shares participating in such offering (a "Holder"), its underwriters and
                                                 ------
each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which such Holder, its underwriters and each of their respective Affiliates may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (including any prospectus therein), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such losses, claims, damages, liabilities or expenses (or actions in respect thereof) which arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by a Holder to the Company expressly for use in such registration statement.

          (e) In connection with any registration statement pursuant to this

Section 8, each Holder agrees to furnish the Company with such information
---------
concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Securities Act. In addition, each Holder shall indemnify and hold the Company, its underwriters and each of their respective Affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including without limitation investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which the Company, its underwriters and each of their respective Affiliates may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by such Holder to the Company expressly for use in such registration statement. In no event shall the liability of any Holder or any Affiliate thereof under this Section 8 be greater in amount than the dollar amount of the
                   ---------
proceeds (net of payment of all expenses) received by such Holder upon the sale of the Option Shares giving rise to such indemnification obligation.

          (f) Upon the issuance of Option Shares hereunder, Grantee shall promptly file a Notification for Additional Listing of Shares providing for inclusion for quotation on Nasdaq of the Option Shares and shall use reasonable efforts to cause the Option Shares to be approved for quotation on Nasdaq.

      9.  Extension of Time for Regulatory Approvals.  The periods related
          ------------------------------------------
to exercise of the Option and the other rights of Grantee hereunder shall be extended (a) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods and (b) to the extent necessary to avoid liability under Section 10(b) of the Exchange Act by reason of such exercise; provided, however, in no event shall
                                        ---------  -------
any of the periods hereunder be extended for more than an additional six (6) month period in the aggregate.

      10.  Representations and Warranties of the Company.  The Company
           ---------------------------------------------
hereby represents and warrants to Grantee as follows:

           (a) Authority.  The Company has the necessary corporate power and
               ---------
authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Grantee, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

          (b) Corporate Action.  The Company has taken all necessary corporate
              ----------------
action to authorize and reserve and to permit the Company to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Company Common Stock equal to the maximum number of shares of Company Common Stock at any time and from time to time issuable hereunder, and all such shares of Company Common Stock, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, non-assessable, and will be delivered free and clear of all Encumbrances and not subject to any preemptive rights.

          (c) No Conflict.  The execution and delivery of this Agreement by the
              -----------
Company do not, and the performance by the Company of its obligations under this Agreement will not (i) conflict with or violate the certificate or articles of incorporation, bylaws or partnership agreement of the Company or any Company Subsidiary, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not have a Material Adverse Effect on the Company.

          (d) Anti-Takeover  Statutes.  The provisions of Section 203 of the
              -----------------------
General Corporation Law of the State of Delaware will not, prior to the termination of this Agreement, apply to this Agreement or the transactions contemplated hereby and thereby. The Company has taken, and will in the future take, all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any other applicable state takeover law and from any applicable charter provision containing change of control or anti-takeover provisions.

          11.  Assignment.  The Company may not assign any of its rights or
               ----------
obligations under this Agreement or the Option created hereunder to any other Person, without the express written consent of Grantee. Grantee may not assign any of its rights or obligations under this Agreement or the Option created hereunder to any other Person.

          12.  Application for Regulatory Approval.  Each of Grantee and the
               -----------------------------------
Company will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Company Common Stock issuable hereunder on the Nasdaq upon official notice of issuance.

          13.  Specific Performance.  The Company acknowledges and agrees that
               --------------------
damages would be an inadequate remedy for a breach of this Agreement by the Company and that the obligations of the Company shall be enforceable by Grantee through injunctive or other equitable relief.

          14.  Severability.  If any term or other provision of this Agreement
               ------------
is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          15.  Notices.  All notices, claims, demands and other communications
               -------
hereunder shall be deemed to have been duly given or made when delivered in person, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

          16.  Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          17.  Counterparts.  This Agreement may be executed and delivered in
               ------------
one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          18.  Definitions.  Capitalized terms used and not defined herein shall
               -----------
have the meanings set forth in the Merger Agreement.

          19.  Expenses.  Except as otherwise expressly provided herein or in
               --------
the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          20.  Entire Agreement.  This Agreement, the Merger Agreement, the
               ----------------
Confidentiality Agreement and any documents and instruments referred to herein and therein constitute the entire agreement of the parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          21.  Further Assurances.  In the event of any exercise of the Option
               ------------------
by Grantee, the Company and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary to the fullest extent permitted by law in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize the Company or Grantee to breach any provision of the Merger Agreement.

             [The remainder of this page intentionally left blank.]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Stock Option Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                              THINK NEW IDEAS, INC.

                              By:  /s/ Ronald Bloom
                                   -----------------------------------
                                   Name:  Ronald Bloom
                                   Title: Chief Executive Officer


                              ANSWERTHINK CONSULTING GROUP, INC.

                              By:  /s/ Ted A. Fernandez
                                   -----------------------------------
                                   Name:  Ted A. Fernandez
                                   Title: Chairman of the Board, President
                                          and Chief Executive Officer

                                                                         ANNEX C


Private and Confidential
------------------------

June 24, 1999

Board of Directors
AnswerThink Consulting Group, Inc.
1001 Brickell Bay Drive
Suite 3000
Miami, Florida  33131

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of AnswerThink Consulting Group, Inc. ("AnswerThink" or the "Company") of the consideration to be paid by AnswerThink in connection with the proposed acquisition (the "Merger") of all of the outstanding common stock of THINK New Ideas, Inc. ("THINK"). The Merger will be made pursuant and subject to the Agreement and Plan of Merger dated June 24, 1999 (the "Agreement") between the Company and THINK. The consideration offered by the Company in the Merger will be 0.70 shares of AnswerThink Common Stock for each issued and outstanding share of THINK New Ideas Common Stock (the "Exchange Ratio"). We have assumed, with your consent, that the Merger will qualify for pooling-of-interests accounting treatment and as a tax-free reorganization. You have requested our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the shareholders of AnswerThink.

Raymond James & Associates, Inc. ("Raymond James") has been engaged by the Company to review the Merger and to deliver to the Board of Directors of the Company our opinion regarding the fairness, from a financial point of view, of the Merger to the shareholders of the Company. In connection with our review of the Merger, and in arriving at our opinion, we have among other things:

    1.  reviewed the Agreement and associated schedules;

    2. reviewed THINK's audited financial statements, as filed on Form 10-K with the Securities and Exchange Commission (the "Commission"), as of and for the years ended June 30, 1998 and 1997;

    3. reviewed THINK's quarterly financial statements, as filed on Form 10-Q with the Commission, as of and for the quarters ended September 30, 1998, December 31, 1998, and March 31, 1999;

    4. reviewed other THINK financial and operating information requested from and/or provided by THINK;

    5. reviewed THINK's projected financial statements for the calendar years ended December 31, 1999 and 2000;

    6. discussed with the management of AnswerThink and THINK the financial projections and anticipated growth rates and margins of THINK through the year ended December 31, 2003;

    7. discussed with the management of THINK certain information relating to the business, cash flow, earnings, assets, financial condition and prospects of THINK, including management's forecasts for the calendar years ended December 31, 1999 and 2000 and the prospects of the AnswerThink-THINK combined company after the Merger;

Board of Directors
June 24, 1999
Page 2


    8. discussed with THINK's auditors the audited annual financial statements as of and for the year ended June 30, 1998 and the unaudited quarterly financial statements as of and for the quarters ended September 30, 1998, December 31, 1998, and March 31, 1999;

    9.  discussed with the Company's legal counsel the Merger;

    10. reviewed AnswerThink's audited financial statements, as filed on Form 10-K with the Commission, as of and for the year ended January 1, 1999;

    11. reviewed AnswerThink's unaudited quarterly financial statements, as filed with the Commission, as of and for the quarter ended April 2, 1999;

    12. reviewed AnswerThink's initial public offering prospectus, as filed on Form S-1 with the Commission, for the Company's offering on May 28, 1998;

    13. discussed with management of AnswerThink certain information relating to the business, cash flow, earnings, assets, financial condition and prospects of AnswerThink, including management's forecasts for the years ended December 31, 1999 and 2000, and the prospects of the AnswerThink-THINK combined company after the Merger;

    14. reviewed publicly available information concerning companies in industries considered by Raymond James to be most comparable to AnswerThink or THINK;

    15. reviewed financial and other information concerning selected completed business combinations deemed to be generally comparable to the Merger or otherwise relevant to this opinion, in whole or in part, involving AnswerThink and THINK;

    16. reviewed the pro forma effect of the Merger on the projected results of AnswerThink;

    17. conducted other such financial studies and analyses, including a relative contribution analysis, as Raymond James deemed relevant and necessary for the purposes of this opinion.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by AnswerThink and THINK or any other third party and have not independently verified any such information. With regard to the information provided to us by AnswerThink or THINK, we have been assured by management of AnswerThink and THINK respectively, that all such information is complete and accurate in all material respects and that they are unaware of any facts or circumstances that would make such information incomplete or misleading. We have not made an independent evaluation or appraisal of the assets or liabilities of either AnswerThink or THINK, and we have not been furnished with any such evaluation or appraisal.

With respect to the financial projections and pro forma financial statements provided to us by AnswerThink and THINK (including, without limitation, cost savings and synergies projected to result from, and pro forma financial statements with respect to, the Merger), we have assumed that such projections and pro forma financial statements were prepared in good faith on reasonable bases reflecting management's current best estimates and judgments of AnswerThink's and THINK's future financial performance as independent

Board of Directors
June 24, 1999
Page 3


companies and as a combined company. This opinion is based substantially upon the aforedescribed financial projections and estimates. Further, without limiting the foregoing, we have assumed, without independent verification, that the unconsolidated historical, projected and pro forma historical and projected financial information provided to us by AnswerThink and THINK accurately reflects the independent historical and projected operations, as the case may be, of the respective operations of AnswerThink and THINK. We have assumed that the transaction will receive pooling of interests accounting treatment and will qualify as a tax-free reorganization. We have made no independent investigation of any legal matters involving AnswerThink or THINK, and we have assumed the correctness of all legal advice given to you and us by your or THINK's counsel.

Our opinion is based on market, economic, financial and other circumstances and conditions as they exist and can be evaluated as of the date of this letter, and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision of the Company to effect the Merger, the structure or tax consequences of the Agreement or the availability or the advisability of any alternatives to the Merger. Raymond James did not structure the Merger or negotiate the terms of the Merger. Further, we express no opinion as to the value of AnswerThink Common Stock upon the consummation of the Merger or the price at which AnswerThink Common Stock will trade at any time. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the Company. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.

We have been engaged by AnswerThink in connection with the Merger, and, for our rendering of this opinion, AnswerThink will pay us a fee, a substantial portion
of which is contingent upon the consummation of this Merger.   In addition,
AnswerThink has agreed to indemnify us against certain liabilities arising out of our engagement including the rendering of this opinion and other matters, all as more fully described in the engagement and indemnity agreement dated June 16, 1999. In the ordinary course of business, Raymond James may trade the common stock of AnswerThink for its own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the AnswerThink Board in evaluating the proposed Merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposed Merger, nor is this letter intended to confer rights or remedies upon THINK or the shareholders of the Company or THINK. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which shall not be unreasonably withheld. We have consented to the inclusion of this letter in the proxy statement to shareholders to be filed by the Company with the Commission.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of AnswerThink.

Very truly yours,

/s/ RAYMOND JAMES & ASSOCIATES, INC.

                                                                         ANNEX D

[Salomon Smith Barney Letterhead]




June 23, 1999

Board of Directors
Think New Ideas, Inc.
45 West 36th Street, 12th Floor
New York, New York  10012

Ladies and Gentlemen:

          You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of common stock, par value $0.0001 per share (the "Company Common Stock"), of Think New Ideas, Inc. (the "Company"), of the Exchange Ratio (as defined below) in connection with the proposed merger (the "Proposed Merger") of Darwin Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of AnswerThink Consulting Group, Inc. ("AnswerThink"), with and into the Company, pursuant to the Agreement and Plan of Merger (the "Agreement") to be entered into among AnswerThink, Merger Sub and the Company.

          As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, Merger Sub will merge with and into the Company, and each issued and outstanding share of Company Common Stock will be converted in the Proposed Merger into the right to receive 0.70 (the "Exchange Ratio") of a share of common stock, par value $0.001 per share (the "AnswerThink Common Stock"), of AnswerThink.

          In connection with rendering our opinion we have reviewed and analyzed, among other things, the following: (i) a draft dated June 22, 1999 of the Agreement; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-KSB of the Company for each of its fiscal years in the two-year period ended June 30, 1998, and the Quarterly Reports on Form 10-QSB of the Company for the quarters ending September 30, 1998, December 31, 1998 and March 31, 1999; (iii) certain other internal information, primarily financial in nature, including projections, concerning the business, assets and operations of the Company, furnished to us by the Company for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, Company Common Stock; (v) certain publicly available information concerning AnswerThink, including the Annual Report on Form 10-K of AnswerThink for the fiscal year ended January 1, 1999 and the Quarterly Report on Form 10-Q of AnswerThink for the quarter ended April 2, 1999; (vi) certain other internal information, primarily financial in nature, including projections, concerning the business, assets and operations of AnswerThink, furnished to us by AnswerThink for the purposes of our analysis; (vii) certain publicly available information concerning the trading of, and the trading market for, AnswerThink Common Stock;
(viii) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company or AnswerThink and the trading markets for certain of such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We also have considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We also have met with certain officers and employees of the Company and AnswerThink to discuss the foregoing, as well as other matters we believe relevant to our inquiry.

          In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. We have not conducted a physical inspection of any of the properties or facilities of the Company or AnswerThink, nor have we made or obtained, or assumed any responsibility for making or obtaining, any independent evaluations or appraisals of any of such properties or facilities or any intellectual property owned, licensed or used by the Company or AnswerThink. With respect to projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or AnswerThink, as the case may be, as to the future financial performance of the Company or AnswerThink, as the case may be, and we express no view with respect to such projections or the assumptions on which they were based. We also have assumed that the Proposed Merger will be consummated in a timely manner and in accordance with the terms of the Agreement, without waiver of any of the conditions precedent to the Proposed Merger contained in the Agreement. We understand, and have assumed, that the Proposed Merger will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and that the Proposed Merger will be accounted for as a pooling of interests for financial reporting purposes.

          In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company and AnswerThink; (ii) the business prospects of the Company and AnswerThink; (iii) the historical and current market for Company Common Stock, AnswerThink Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Company or AnswerThink; and
(iv) the nature and terms of certain other transactions that we believe to be relevant. We have not been asked to consider, and our opinion does not address, the relative merits of the Proposed Merger as compared to any alternative business strategy that might exist for the Company. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock and does not address the Company's underlying business decision to effect the Proposed Merger. Nor does this opinion constitute a recommendation of the Proposed Merger to the Company or a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Proposed Merger. Nor does our opinion constitute an opinion or imply any conclusion as to the likely trading range for AnswerThink Common Stock following consummation of the Proposed Merger.

          As you are aware, Salomon Smith Barney Inc. ("Salomon Smith Barney") is acting as financial advisor to the Company in connection with the Proposed Merger and will receive certain fees for our services, a substantial portion of which is contingent on consummation of the Proposed Merger. In addition, in the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade the securities of the Company and AnswerThink for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We or our predecessors or affiliates previously have rendered certain investment banking and financial advisory services to the Company and AnswerThink, for which we or such predecessors or affiliates received customary compensation. Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) may have other business and financial relationships with the Company and AnswerThink.

          This opinion is intended for the benefit and use of the Company (including its management and directors) in considering the transaction to which it relates and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Salomon Smith Barney, except that this opinion may be reproduced in full in, and references to the opinion and to Salomon Smith Barney and its relationship with the Company (in each case in such form as Salomon Smith Barney may approve) may be included in any proxy statement or prospectus relating to the Proposed Merger that the Company files with the U.S. Securities and Exchange Commission and distributes to holders of Company Common Stock in connection with the Proposed Merger.

          Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

                                       Very truly yours,

                                       /s/ Salomon Smith Barney Inc.

                                       SALOMON SMITH BARNEY INC.

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.
          ------------------------------------------

     To the fullest extent permitted by the Florida Business Corporation Act (the "Florida Act"), AnswerThink Consulting Group, Inc.'s ("AnswerThink's") Articles of Incorporation provide that directors of AnswerThink shall not be personally liable to AnswerThink or its shareholders for monetary damages for breach of fiduciary duty as a director. Generally, the Florida Act permits indemnification of a director or officer upon a determination that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Articles of Incorporation and Bylaws of AnswerThink provide for the indemnification of AnswerThink's directors and officers and any person who is or was serving at the request of AnswerThink as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan to the fullest extent authorized by, and subject to the conditions set forth in, the Florida Act against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA taxes, excise taxes, or penalties, charges, expenses and amounts paid or to be paid in settlement), except that AnswerThink will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by AnswerThink's Board of Directors.

     The indemnification provided under the Bylaws includes the right to be paid by AnswerThink the expenses (including attorneys' fees) of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of such expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to AnswerThink of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it is ultimately determined that such director or officer is not entitled to be indemnified. Pursuant to the Bylaws, if a claim for indemnification is not paid by AnswerThink within 60 days after a written claim has been received by AnswerThink, the claimant may at any time thereafter bring an action against AnswerThink to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such action. Under the Articles of Incorporation, AnswerThink has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of AnswerThink, or is or was serving at the request of AnswerThink as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person's status as such, whether or not AnswerThink would have the power to indemnify such person against such liability under the provisions of the Florida Act. AnswerThink maintains director and officer liability insurance on behalf of its directors and officers.

     The foregoing indemnity and insurance provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of AnswerThink pursuant to the foregoing provisions, or otherwise, AnswerThink has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by AnswerThink of expenses incurred or paid by a director, officer or controlling person of AnswerThink in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, AnswerThink will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 21.    Exhibits and Financial Statement Schedules.
            -------------------------------------------

(a)  Exhibits.

  Exhibit
    No.                                   Exhibit
    ---                                   -------

     2.1 Agreement and Plan of Merger by and among AnswerThink Consulting Group, Inc., Think New Ideas, Inc. and Darwin Acquisition Corp., dated as of June 24, 1999.*

     2.2 Company Voting Agreement by and among AnswerThink Consulting Group, Inc., Darwin Acquisition Corp. and certain shareholders of Think New Ideas, Inc., dated as of June 24, 1999.*

     2.3 Acquiror Voting Agreement by and among Think New Ideas, Inc. and certain shareholders of AnswerThink Consulting Group, Inc., dated as of June 24, 1999.*

     2.4 Stock Option Agreement by and between AnswerThink Consulting Group, Inc. and Think New Ideas, Inc., dated as of June 24, 1999.*

     5 Opinion of Frank A. Zomerfeld, Esq. as to the validity of the securities registered hereunder, including the consent of Mr. Zomerfeld.

     8 Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to certain tax matters, including the consent of that firm.

    23.1     Consent of Frank A. Zomerfeld, Esq. (included as part of Exhibit
             5).

    23.2 Consent of Akin, Gump, Strauss, Hauer & Feld LLP (included as part of Exhibit 8).

    23.3     Consent of PricewaterhouseCoopers LLP.

    23.4     Consent of Ernst & Young, L.L.P.

    23.5     Consent of Arthur Andersen LLP.

    23.6     Consent of Eaton Honick Pellegrino & McFarland, P.A.

    23.7     Consent of Raymond James & Associates, Inc.

    23.8     Consent of Salomon Smith Barney Inc.

    24       Power of Attorney.

    99.1     Form of AnswerThink Consulting Group, Inc. proxy card.

    99.2     Form of Think New Ideas, Inc. proxy card.

    99.3     Consent of Ronald Bloom.

------------

* Incorporated by reference to AnswerThink's current report on Form 8-K filed with the SEC on July 1, 1999.

(b)  Not required.

(c)  See Appendices C and D to the Joint Proxy Statement/Prospectus.
         ------------------

Item 22.  Undertakings.
          -------------

     (a)  AnswerThink hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) ((S) 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) AnswerThink hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of AnswerThink's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) AnswerThink hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), AnswerThink undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) AnswerThink undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 ((S) 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undertaking concerning indemnification is included as part of the response to Item 20.

     (f) AnswerThink hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) AnswerThink hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on September 17, 1999.

                                 ANSWERTHINK CONSULTING GROUP, INC.

                                 By:   /s/ Ted A. Fernandez
                                    ------------------------------------------
                                    Ted A. Fernandez
                                    Chairman of the Board, President and Chief
                                    Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 17, 1999.

     Name:                                Title:
     ----                                 -----

/s/ Ted A. Fernandez                  Chairman of the Board, President and
-------------------------------       Chief Executive Officer
Ted A. Fernandez                      (Principal Executive Officer)


/s/ John F. Brennan                   Executive Vice President, Chief Financial
-------------------------------       Officer (Principal Accounting
John F. Brennan                       and Financial Officer)


               *                      Executive Vice President, Chief
-------------------------------       Technology Officer and Director
Allan R. Frank


               *                      Executive Vice President, Sales and
-------------------------------       Marketing and Director
Ulysses S. Knotts, III


               *                      Director
-------------------------------
Robert J. Bahash


               *                      Director
-------------------------------
Fernando Montero


               *                      Director
-------------------------------
Edmund R. Miller

               *                      Director
-------------------------------
Bruce V. Rauner


               *                      Director
-------------------------------
William C. Kessinger


               *                      Director
-------------------------------
Jeffrey E. Keisling


               *                      Director
-------------------------------
Alan T.G. Wix


* By: /s/ John F. Brennan
     --------------------------
     John F. Brennan
     Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit
  No.         Exhibit
  ---         -------

  2.1 Agreement and Plan of Merger by and among AnswerThink Consulting Group, Inc., Think New Ideas, Inc. and Darwin Acquisition Corp., dated as of June 24, 1999.*

  2.2 Company Voting Agreement by and among AnswerThink Consulting Group, Inc., Darwin Acquisition Corp. and certain shareholders of Think New Ideas, Inc., dated as of June 24 1999.*

  2.3 Acquiror Voting Agreement by and among Think New Ideas, Inc. and certain shareholders of AnswerThink Consulting Group, Inc., dated as of June 24, 1999.*

  2.4 Stock Option Agreement by and between AnswerThink Consulting Group, Inc. and Think New Ideas, Inc., dated as of June 24, 1999.*

  5 Opinion of Frank A. Zomerfeld, Esq. as to the validity of the securities registered hereunder, including the consent of Mr. Zomerfeld.

  8 Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to certain tax matters, including the consent of that firm.

  23.1        Consent of Frank A. Zomerfeld, Esq. (included as part of Exhibit
              5).

  23.2 Consent of Akin, Gump, Strauss, Hauer & Feld LLP (included as part of Exhibit 8).

  23.3        Consent of PricewaterhouseCoopers LLP.

  23.4        Consent of Ernst & Young, L.L.P.

  23.5        Consent of Arthur Andersen LLP.

  23.6        Consent of Eaton Honick Pellegrino & McFarland, P.A.

  23.7        Consent of Raymond James & Associates, Inc.

  23.8        Consent of Salomon Smith Barney Inc.

  24          Power of Attorney.

  99.1        Form of AnswerThink Consulting Group, Inc. proxy card.

  99.2        Form of Think New Ideas, Inc. proxy card.

  99.3        Consent of Ronald Bloom.

* Incorporated by reference to AnswerThink's current report on Form 8-K filed with the SEC on July 1, 1999.